Exhibit (b)(3)

Execution Version

AMENDMENT NO. 7 TO AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

This AMENDMENT NO. 7 TO AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT, dated as of May 19, 2026 (this “Seventh Amendment”), is entered into among MISTER CAR WASH HOLDINGS, INC., a Delaware corporation (the “Borrower”), HOTSHINE INTERMEDIATECO, INC., a Delaware corporation (“Holdings”), the other Guarantors party hereto, BANK OF AMERICA, N.A., as resigning administrative agent and collateral agent (in such capacity, the “Resigning Agent”), JEFFERIES FINANCE LLC (“Jefferies”), as the successor administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Successor Administrative Agent” or “Administrative Agent”) and collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Successor Collateral Agent” or “Collateral Agent”) under the Credit Agreement referred to below, the 2026 Lenders (as defined below), and the other parties party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, Holdings, the Resigning Agent, the Lenders from time to time party thereto (such Lenders party thereto prior to giving effect to this Seventh Amendment, collectively, the “Existing Lenders”) and the other parties from time to time party thereto have entered into that certain Amended and Restated First Lien Credit Agreement, dated as of May 14, 2019 (as amended by that certain Amendment No. 1 to Amended and Restated First Lien Credit Agreement, dated as of February 5, 2020, that certain Amendment No. 2 to Amended and Restated First Lien Credit Agreement, dated as of June 4, 2021, that certain Amendment No. 3 to Amended and Restated First Lien Credit Agreement, dated as of December 8, 2021, that certain Amendment No. 4 to Amended and Restated First Lien Credit Agreement, dated as of December 12, 2022, that certain Amendment No. 5 to Amended and Restated First Lien Credit Agreement, dated as of March 27, 2024, and that certain Amendment No. 6 to Amended and Restated First Lien Credit Agreement, dated as of November 26, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Seventh Amendment, the “Credit Agreement”);

WHEREAS, (a) pursuant to Section 2.16 of the Existing Credit Agreement, the Borrower may obtain Incremental Term Facilities and Incremental Revolving Facilities by entering into one or more Incremental Amendments in accordance with the terms and conditions of the Existing Credit Agreement and (b) pursuant to Section 2.17 of the Existing Credit Agreement, the Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Commitments in the form of Refinancing Commitments and/or Refinancing Loans by entering into one or more Refinancing Amendments in accordance with the terms and conditions of the Existing Credit Agreement;

WHEREAS, pursuant to, and in accordance with Section 2.16 of the Existing Credit Agreement, the Borrower desires to incur Incremental Term Loans to be provided by each Lender set forth on Schedule I hereto (each, a “2026 Incremental Term Lender”) as set forth opposite the name of such Lender in the column under the heading “2026 Incremental Term Commitment” in the table on Schedule I hereto in an aggregate principal amount of $900,000,000 (the “2026 Incremental Term Commitments” and, upon the funding thereof, the “2026 Incremental Term Loans”);

WHEREAS, pursuant to, and in accordance with, Section 2.17 of the Existing Credit Agreement, the Borrower desires to establish Credit Agreement Refinancing Indebtedness in the form of Refinancing Revolving Commitments to be provided by each Lender set forth on Schedule II hereto (each, a “2026 Refinancing Revolving Lender”) as set forth opposite the name of such Lender in the column under the heading “2026 Refinancing Revolving Commitment” in the table on Schedule II hereto in an aggregate principal amount of $300,000,000 (the “2026 Refinancing Revolving Commitments” and, upon the funding thereof, the “2026 Refinancing Revolving Loans”), which 2026 Refinancing Revolving Commitments will become available on and after the Seventh Amendment Effective Date (as defined below) to replace all Revolving Commitments outstanding under the Existing Credit Agreement held by the Existing Lenders that are Revolving Lenders (such Revolving Commitments as so replaced, the “2026 Refinanced Revolving Commitments”);

WHEREAS, pursuant to, and in accordance with, Section 2.16 of the Existing Credit Agreement, the Borrower desires to increase to the 2026 Refinancing Revolving Commitments to be provided by each Lender set forth on Schedule II hereto (each in such capacity, an “2026 Incremental Revolving Lender” and collectively, together with the 2026 Refinancing Revolving Lenders, the “2026 Revolving Lenders” and, collectively, together with the 2026 Incremental Term Lenders, the “2026 Lenders”) as set forth opposite the name of such Lender in the column under the heading “2026 Incremental Revolving Commitment” in the table on Schedule II hereto in an aggregate principal amount equal to $75,000,000 (such increased commitments, the “2026 Incremental Revolving Commitments” and, together with the 2026 Refinancing Revolving Commitments, collectively, the “2026 Revolving Commitments”);

WHEREAS, pursuant to Sections 2.16(e) and 2.17(b) of the Existing Credit Agreement, the Existing Credit Agreement is amended as set forth herein;

WHEREAS, on the applicable terms and conditions set forth herein and in the Existing Credit Agreement, (a) each 2026 Incremental Term Lender is willing to provide the 2026 Incremental Term Loans to the Borrower on the terms and conditions set forth herein, (b) each 2026 Refinancing Revolving Lender is willing to make available the 2026 Refinancing Revolving Commitments to the Borrower on the terms and conditions set forth herein, (c) each 2026 Incremental Revolving Lender is willing to provide the 2026 Incremental Revolving Commitments to the Borrower on the terms and conditions set forth herein and (d) this Seventh Amendment shall constitute a Refinancing Amendment, and an Incremental Amendment;

WHEREAS, as contemplated by Section 10.09 of the Existing Credit Agreement, this Seventh Amendment shall constitute notice of the resignation of the Resigning Agent to the Lenders and the Borrower and, on and subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 8 hereof, the Lenders party hereto (consisting of at least the Required Lenders immediately after making of the 2026 Incremental Term Loans and the establishment of 2026 Revolving Commitments ), have agreed to appoint Jefferies Finance LLC as successor to the Resigning Agent (such resignation and appointment, the “Administrative Agent and Collateral Agent Replacement”);

WHEREAS, each of Jefferies, Deutsche Bank Securities Inc., U.S. Bank National Association, Truist Securities, Inc., Natixis, New York Branch, Fifth Third Bank, National Association, BMO Capital Markets Corp., Citizens Bank, N.A. and Banco Santander, S.A., New York Branch have agreed to act as a joint lead arranger (the “Seventh Amendment Incremental Term Lead Arrangers”) in arranging the 2026 Incremental Term Commitments pursuant to that certain Second Amended and Restated Commitment Letter dated March 13, 2026 (the “Term Loan Commitment Letter”) by and among the Seventh Amendment Incremental Term Lead Arrangers and the Buyer (as defined below), which the Borrower and Holdings acknowledge hereby;

WHEREAS, each of Jefferies, Deutsche Bank Securities Inc., U.S. Bank National Association, Truist Securities, Inc., Natixis, New York Branch, Fifth Third Bank, National Association, BMO Capital Markets Corp., Citizens Bank, N.A. and Banco Santander, S.A., New York Branch have agreed to act as a joint bookrunner (the “Seventh Amendment Incremental Term Joint Bookrunners”) in connection with the 2026 Incremntal Term Commitments, which the Borrower and Holdings acknowledge hereby;

WHEREAS, each of Jefferies, BofA Securities, Inc., Goldman Sachs Bank USA, Wells Fargo Bank, National Association, BMO Capital Markets Corp., Deutsche Bank Securities Inc., Fifth Third Bank, National Association, MUFG Bank, Ltd., Royal Bank of Canada, U.S. Bank National Association, Truist Securities, Inc., Citizens Bank, N.A., Natixis, New York Branch, Keybanc Capital Markets Inc. and Banco Santander, S.A., New York Branch have agreed to act as a joint lead arranger (the “Seventh Amendment Revolving Commitment Lead Arrangers” and, together with the Seventh Amendment Incremental Term Lead Arrangers, the “Seventh Amendment Lead Arrangers”) in arranging the 2026 Revolving Commitments pursuant to that certain Commitment Letter dated March 13, 2026 (the “Revolving Commitment Letter” and, together with the Term Loan Commitment Letter, the “Commitment Letters”) by and among the Seventh Amendment Revolving Commitment Lead Arrangers and the Buyer, which the Borrower and Holdings acknowledge hereby; and

WHEREAS, each of Jefferies, BofA Securities, Inc., Goldman Sachs Bank USA, Wells Fargo Bank, National Association, BMO Capital Markets Corp., Deutsche Bank Securities Inc., Fifth Third Bank, National Association, MUFG Bank, Ltd., Royal Bank of Canada, U.S. Bank National Association, Truist Securities, Inc., Citizens Bank, N.A., Natixis, New York Branch, Keybanc Capital Markets Inc. and Banco Santander, S.A., New York Branch have agreed to act as a joint bookrunner (the “Seventh Amendment Revolving Commitment Joint Bookrunners” and, together with the Seventh Amendment Incremental Term Joint Bookrunners, the “Seventh Amendment Joint Bookrunners”) in connection with the 2026 Revolving Commitments, which the Borrower and Holdings acknowledge hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged by each party hereto, it is agreed that:

SECTION 1. RULES OF CONSTRUCTION.

The rules of construction specified in Sections 1.02 through 1.12 of the Credit Agreement shall apply to this Seventh Amendment, mutatis mutandis, including the terms defined in the preamble and recitals hereto.

SECTION 2. 2026 INCREMENTAL TERM LOANS.

(a) Incremental Term Commitments. Subject to the terms and conditions set forth herein, each 2026 Incremental Term Lender severally agrees to provide, on the Seventh Amendment Effective Date, the 2026 Incremental Term Commitments in an amount equal to the 2026 Incremental Term Commitment set forth opposite the name of such Lender in Schedule I hereto. The aggregate amount of the 2026 Incremental Term Commitments on the Seventh Amendment Effective Date (prior to the funding of the 2026 Incremental Term Loans on such date) is $900,000,000. On of the Seventh Amendment Effective Date, $900,000,000 of the 2026 Incremental Term Commitments shall be incurred pursuant to the Ratio Amount.

(b) Borrowings. The full amount of the 2026 Incremental Term Commitments shall be drawn by the Borrower in a single drawing on the Seventh Amendment Effective Date, subject solely to the satisfaction or waiver of the conditions precedent set forth in Section 8 hereof. Immediately after the funding thereof on the Seventh Amendment Effective Date, the 2026 Incremental Term Commitments shall terminate without further action by any Person. Amounts repaid or prepaid on or after the Seventh Amendment Effective Date in respect of 2026 Incremental Term Loans may not be reborrowed.

(c) Terms.

(i) The 2026 Incremental Term Commitments and the 2026 Incremental Term Loans shall be treated as a separate and distinct Class and Facility from the 2024-2 Refinancing Term Loans. The 2026 Incremental Term Loans shall be assigned a different CUSIP from the 2024-2 Refinancing Term Loans.

(ii) The 2026 Incremental Term Loans shall have a Maturity Date of March 27, 2031.

(iii) The 2026 Incremental Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the 2026 Incremental Term Loans (such payments subject to reduction as provided in the Credit Agreement) commencing at the end of the second full fiscal quarter ending after the Seventh Amendment Effective Date.

(iv) The 2026 Incremental Term Loans shall bear interest as provided for in the Credit Agreement and shall initially be subject to the Interest Period specified in the applicable Committed Loan Notice.

(d) Use of Proceeds. The Borrower will use the proceeds of the 2026 Incremental Term Loans to pay (or to make one or more distributions to permit the applicable parent entity of the Borrower to pay) the consideration payable by MCW Parent, LP, a Delaware limited partnership (the “Buyer”) and/or the Borrower pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 17, 2026, by and among, inter alios, the Buyer and the Borrower (including all schedules, annexes and exhibits thereto, and as amended or modified from time to time, the “Acquisition Agreement”), in connection with the Buyer’s acquisition (the “Acquisition”), directly or indirectly, of certain issued and outstanding equity interests of Mister Car Wash, Inc., a Delaware corporation (the “Target”), and to pay fees, costs and expenses in connection therewith and the transactions related thereto, and thereafter for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries.

(e) Lenders. Each of the Borrower and the Administrative Agent agrees that each 2026 Incremental Term Lender (with respect to the Borrower, identified to it prior to the Seventh Amendment Effective Date) (x) is reasonably satisfactory to it and (y) to the extent not an existing Lender, satisfies the provisos set forth in the definition of “Additional Lender” of the Credit Agreement.

SECTION 3. 2026 REVOLVING COMMITMENTS

(a) Refinancing of Existing Revolving Commitments.

(i) 2026 Refinancing Revolving Commitments. Subject to the terms and conditions set forth herein, each 2026 Refinancing Revolving Lender severally agrees to provide, on the Seventh Amendment Effective Date, 2026 Refinancing Revolving Commitments in an amount equal to the 2026 Refinancing Revolving Commitment set forth next to its name on Schedule II hereto. The aggregate amount of the 2026 Refinancing Revolving Commitments on the Seventh Amendment Effective Date is $300,000,000.

(ii) Terms. The 2026 Refinancing Revolving Commitments shall have the same terms as the Existing Revolving Commitments, except as modified by this Seventh Amendment and set forth in the Credit Agreement, including that the 2026 Refinancing Revolving Commitments shall have an extended maturity date as set forth in the Credit Agreement.

(b) 2026 Incremental Revolving Commitments.

(i) Commitments. Subject to the terms and conditions set forth herein, each 2026 Incremental Revolving Lender severally agrees to provide, on the Seventh Amendment Effective Date, 2026 Incremental Revolving Commitments in an amount equal to the 2026 Incremental Revolving Commitment set forth next to its name on Schedule II hereto. The aggregate amount of the 2026 Incremental Revolving Commitments on the Seventh Amendment Effective Date is $75,000,000, and the aggregate amount of all 2026 Revolving Commitments on the Seventh Amendment Effective Date is $375,000,000. On the Seventh Amendment Effective Date, $75,000,000 of the 2026 Incremental Revolving Commitments shall be incurred pursuant to the Ratio Amount.

(ii) Terms. In accordance with Section 2.16(g) of the Existing Credit Agreement, the terms of the 2026 Incremental Revolving Commitments shall be identical to those of the 2026 Refinancing Revolving Commitments after giving effect to this Seventh Amendment, including that the 2026 Incremental Revolving Commitments shall have an extended maturity date as set forth in the Credit Agreement.

(iii) Adjustments to Utilization of Revolving Commitments for Participations in Outstanding Letters of Credit. In accordance with Section 2.16(i)(i) of the Existing Credit Agreement, on the Seventh Amendment Effective Date, each Revolving Lender shall be deemed to have assigned to each 2026 Incremental Revolving Lender a portion of such Revolving Lender’s participations under the Existing Credit Agreement in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations under the Credit Agreement in Letters of Credit held by each Revolving Lender will equal the percentage of the aggregate 2026 Revolving Commitments of all Lenders represented by such Revolving Lender’s 2026 Revolving Commitments.

(c) Lenders. Each of the Borrower, the Administrative Agent and each Issuing Bank agrees that each 2026 Refinancing Revolving Lender and each 2026 Incremental Revolving Lender (with respect to the Borrower, identified to it prior to the Seventh Amendment Effective Date) (x) is reasonably satisfactory to it and (y) satisfies the provisos set forth in the definition of “Additional Lender” of the Existing Credit Agreement.

SECTION 4. EFFECTIVE DATE AMENDMENTS TO EXISTING CREDIT AGREEMENT.

In furtherance of Sections 2 and 3 of this Seventh Amendment, subject to the satisfaction of the conditions set forth in Section 8 hereof:

(a) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ ) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the Credit Agreement attached as Exhibit A hereto;

(b) Schedule 2.01 (Commitments) to the Existing Credit Agreement is hereby amended and restated in the form attached as Schedule III hereto.

(c) Schedule 2.04 (Existing Letters of Credit) to the Existing Credit Agreement is hereby amended and restated in the form attached as Schedule IV hereto.

(d) Schedule 5.08 (Material Real Property) to the Existing Credit Agreement is hereby amended and restated in the form attached as Schedule V hereto.

(e) Schedule 11.02 (Administrative Agent’s Office, Certain Addresses for Notices) to the Existing Credit Agreement is hereby amended and restated in the form attached as Schedule VI hereto.

(f) The Exhibits to the Existing Credit Agreement are hereby amended and restated in the form attached as Exhibit B hereto.

SECTION 5. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT. On and after the Seventh Amendment Effective Date:

(a) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or text of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” in the other Loan Documents shall mean and be a reference to the Existing Credit Agreement as amended by this Seventh Amendment;

(b) this Seventh Amendment shall for all purposes constitute a “Loan Document” under and as defined in the Credit Agreement and the other Loan Documents, and shall also constitute the following:

(i) a “Refinancing Amendment” pursuant to and in accordance with Section 2.17 of the Existing Credit Agreement with respect to establishment of the 2026 Refinancing Revolving Commitments; and

(ii) an “Incremental Amendment” pursuant to and in accordance with Section 2.16 of the Existing Credit Agreement with respect to establishment of the 2026 Incremental Term Commitments and the 2026 Incremental Revolving Commitments;

(c) (A) each 2026 Incremental Term Lender shall constitute a “Term Lender” and a “Lender” and (B) each 2026 Revolving Lender shall constitute a “Revolving Lender” and a “Lender”, in each case of the foregoing, under and as defined in the Credit Agreement and the other Loan Documents;

(d) (A) the 2026 Incremental Term Commitments shall constitute “Incremental Term Loan Commitments” and “Term Loan Commitments” and (B) the 2026 Incremental Term Loans shall constitute “Incremental Term Loans” and “Term Loans”, in each case of the foregoing, under and as defined in the Credit Agreement;

(e) (A) the 2026 Refinancing Revolving Commitments shall constitute “Refinancing Revolving Commitments”, “Refinancing Commitments” and “Revolving Commitments” and (B) the 2026 Incremental Revolving Commitments shall constitute “Incremental Revolving Commitments” and “Revolving Commitments”, in each case of the foregoing, under and as defined in the Credit Agreement;

(f) each reference in the Credit Agreement and each of the other Loan Documents to the “Administrative Agent” or the “Collateral Agent” shall mean and be a reference to Jefferies Finance LLC, as successor to the Resigning Agent. On and after the Seventh Amendment Effective Date, the Resigning Agent’s powers, rights, privileges and duties (other than such rights and duties otherwise agreed to in writing and other than such rights to survive pursuant to the terms of the Loan Documents) as “Administrative Agent” and “Collateral Agent” shall be terminated without any further act or deed on the part of the Resigning Agent or any of the parties to the Credit Agreement or the Lenders; and

(g) each of the parties hereto acknowledges and agrees that the Resigning Agent is executing this Amendment at the direction of the Lenders party hereto, and makes no representations as to the validity or sufficiency of this Seventh Amendment. In connection with the foregoing, the parties hereto acknowledge and agree that the terms of Article X and Section 11.05 of the Credit Agreement shall apply to the execution and delivery by the Resigning Agent of this Seventh Amendment, and any related action taken or inaction by the Resigning Agent.

SECTION 6. AUTHORIZATION. Subject to the satisfaction of the conditions to effectiveness set forth in Section 8 hereof, each of the parties hereto consents to the Administrative Agent and Collateral Agent Replacement and waives any notice or other requirement of Section 10.09 of the Existing Credit Agreement as a result of the Administrative Agent and Collateral Agent Replacement. Each 2026 Lender authorizes the Loan Parties, the Resigning Agent and the Administrative Agent to enter into an agency transfer agreement (the “Agency Assignment Agreement”) in form and substance reasonably satisfactory to the Loan Parties, the Resigning Agent and the Administrative Agent to be effective as of the Seventh Amendment Effective Date. In addition, each 2026 Lender hereby authorizes the Loan Parties, the Resigning Agent and the Administrative Agent to make any filings and enter into any documentation or amendments to the existing Loan Documents with respect to the Administrative Agent and Collateral Agent Replacement deemed reasonably necessary or desirable by the Administrative Agent and/or the Resigning Agent without the consent of any Lender. The parties hereto agree that (i) Bank of America, N.A., in its individual capacity or in its capacity as the Resigning Agent, or any of its Affiliates, shall not bear any responsibility or liability for any actions taken or omitted to be taken by the Administrative Agent under the Agency Assignment Agreement, the Credit Agreement and this Seventh Amendment (with respect to actions take or omitted to be taken after giving effect to the Administrative Agent and Collateral Agent Replacement) or any other Loans Documents or the transactions contemplated by any of the foregoing and (ii) Jefferies Finance LLC, in its individual capacity as the Administrative Agent and Collateral Agent, or any of its Affiliates, shall not bear any responsibility or liability for any actions taken or omitted to be taken by the Resigning Agent under the Agency Assignment Agreement, the Credit Agreement, this Seventh Amendment (with respect to actions taken or omitted to be taken prior to giving effect to the Administrative Agent and Collateral Agent Replacement) or any other Loan Documents or the transactions contemplated by any of the foregoing.

SECTION 7. REPRESENTATIONS & WARRANTIES. The Borrower hereby represents and warrants to the 2026 Lenders and the Administrative Agent on and as of the Seventh Amendment Effective Date, that:

(a) the Seventh Amendment Specified Representations (as defined below) are true and correct in all material respects as of the Seventh Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; and

(b) the Seventh Amendment Acquisition Agreement Representations (as defined below) are true and correct in all material respects as of the Seventh Amendment Effective Date.

For purposes hereof, (i) “Seventh Amendment Specified Representations” shall mean the representations and warranties of the Borrower and Holdings set forth in Sections 5.01(a) (only as to organizational existence), 5.01(b)(ii) (only as to execution, delivery and performance of this Seventh Amendment and the extensions of credit hereunder), 5.02(a) (only as to execution, delivery and performance of this Seventh Amendment), 5.02(b)(i) (only as to execution, delivery and performance of this Seventh Amendment not contravening the terms of any of their respective Organizational Documents as in effect upon consummation of, or immediately after consummation of, the Acquisition), 5.04 (only as to enforceability of this Seventh Amendment against them), 5.13, 5.16, 5.17(a)(b) (only as to the USA PATRIOT Act), 5.17(b) and (c) (in each case, only as to the use of proceeds of the 2026 Incremental Term Loans not violating OFAC, FCPA and applicable sanctions and anti-money laundering laws) and 5.18 (only as to the attachment and perfection of security interests in the Collateral (in each case, subject to Permitted Liens and the Certain Funds Provisions (as defined below)) of the Credit Agreement and (ii) “Seventh Amendment Acquisition Agreement Representations” shall mean the representations and warranties made by the Acquired Business (as defined in the Acquisition Agreement) with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the 2026 Lenders (in their capacities as such).

SECTION 8. Conditions Precedent to effectiveness. This Seventh Amendment shall become effective as of the first date (the “Seventh Amendment Effective Date”) when the conditions set forth in this Section 8 shall have been satisfied (or waived by the 2026 Lenders) in accordance with the Existing Credit Agreement, in each case subject to the Certain Funds Provisions:

(a) The Administrative Agent shall have received the following, in each case in form and substance reasonably satisfactory to the Administrative Agent and the 2026 Lenders:

(i) counterparts of this Seventh Amendment executed by the Borrower, Guarantors, the Administrative Agent and the 2026 Lenders;

(ii) an executed Committed Loan Notice with respect to the 2026 Incremental Term Loans in accordance with the requirements in the Credit Agreement;

(iii) a customary opinion from Simpson Thacher Bartlett LLP, as special counsel to the Loan Parties, with respect to matters of New York, Delaware and California law;

(iv) a certificate attesting to the Solvency of the Borrower and its Subsidiaries, on a consolidated basis, from the chief financial officer (or officer with equivalent duties) of the Borrower, substantially in the form of the Solvency Certificate furnished on the Closing Date;

(v) the following:

i. a customary certificate of a Responsible Officer of each Loan Party dated the Seventh Amendment Effective Date and certifying (A) that either (x) attached thereto is a copy of the Organization Documents of each Loan Party or (y) certifying that there has been no change to such Organization Documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions or other action authorizing the execution, delivery and performance of this Seventh Amendment and any other document delivered in connection herewith, (C) to the extent not previously delivered to the Administrative Agent (and unchanged since such delivery), as to the incumbency of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Seventh Amendment or any other document delivered in connection herewith on behalf of such Loan Party and (D) good standing certificates for each Loan Party from such Loan Party’s jurisdiction of formation or organization; and

ii. a customary certificate of another Responsible Officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate delivered pursuant to clause (i) above;

(b) The Administrative Agent’s receipt of a certificate of a Responsible Officer of the Borrower confirming that:

(i) The Acquisition either (x) has been consummated or (y) will be consummated in accordance with the terms of the Acquisition Agreement substantially concurrently with the funding of the 2026 Incremental Term Loans;

(ii) Since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms in a manner that in the aggregate (when taken as a whole) is materially adverse to the Seventh Amendment Lead Arrangers, in their capacities as such, without the written consent of the Seventh Amendment Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Seventh Amendment Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three business days of being notified or otherwise becoming aware of such amendment, waiver or modification; provided further

(A) an amendment, supplement, waiver or modification of the Acquisition Agreement that does not increase the cash purchase price thereunder to be paid on the Seventh Amendment Effective Date or that has the effect of reducing the purchase price thereunder, will, in each case, be deemed not to be materially adverse to the interests of the Seventh Amendment Lead Arrangers;

(B) an amendment, supplement, waiver or modification of the Acquisition Agreement that has the effect of increasing the purchase price thereunder will be deemed not to be materially adverse to the Seventh Amendment Lead Arrangers if such increase is not funded with indebtedness for borrowed money incurred on the Seventh Amendment Effective Date (other than indebtedness in the form of borrowings under the Target’s existing revolving credit facility);

(C) an amendment, supplement, waiver or modification of the Acquisition Agreement to a provision requiring that the Acquisition not be consummated prior to a particular date or prior to consummation of a period of time, notwithstanding the satisfaction of conditions to the consummation of the Acquisition set forth therein will be deemed not to be materially adverse to the interests of the Seventh Amendment Lead Arrangers; and

(D) any change to, or waiver with respect to, the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement will be deemed to be materially adverse to the interests of the Seventh Amendment Lead Arrangers;

(c) Since the Balance Sheet Date (as defined in the Acquisition Agreement as in effect on the date of the Acquisition Agreement) there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to the Buyer or a subsidiary of the Buyer’s obligation to consummate the Acquisition under the Acquisition Agreement or that would give the Buyer or a subsidiary of the Buyer’s party to the Acquisition Agreement the right (taking into account any notice and cure provisions) to terminate the Buyer’s or such subsidiary of the Buyer’s obligations pursuant to the terms of the Acquisition Agreement;

(d) The representations and warranties in Section 7 hereof, in each case, shall be true and correct as of the Seventh Amendment Effective Date, and the Administrative Agent (or its counsel) shall have received a certificate, in form reasonably satisfactory to the Administrative Agent and 2026 Lenders, dated as of the Seventh Amendment Effective Date and signed by a Responsible Officer of the Borrower, certifying that the representations set forth in Section 7 are true and correct as of the Seventh Amendment Effective Date;

(e) The 2026 Lenders shall have received, at least three (3) Business Days (as defined in the Acquisition Agreement) prior to the Seventh Amendment Effective Date, (i) all outstanding documentation and other information about the Borrower and the other Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate as required by the Beneficial Ownership Regulation with respect to the Borrower (or, to the extent that the Borrower has previously provided such certificate to the 2026 Lenders, confirmation in writing to the Administrative Agent that no change to its beneficial ownership has occurred since the date of such previously provided certificate), in each case of the foregoing, to the extent requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Seventh Amendment Effective Date; and

(f) Each Seventh Amendment Lead Arranger shall have received (or, substantially concurrently with the funding of the 2026 Incremental Term Loans and the initial availability of the 2026 Revolving Commitments, will receive) payment of fees and expenses due to such Seventh Amendment Lead Arranger under the Commitment Papers (as defined in the Commitment Letters), to the extent such expenses are invoiced in reasonable detail at least two Business Days prior to the Seventh Amendment Effective Date (except as otherwise reasonably agreed to by the Borrower) and required to be paid on the Seventh Amendment Effective Date, it being agreed that such fees and expenses may be paid with the proceeds of the borrowing of the 2026 Incremental Term Loans.

For purposes of determining compliance with the conditions specified in this Section 8, each 2026 Lender that has signed this Seventh Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 8 to be consented to or approved by or acceptable or satisfactory to such Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Seventh Amendment Effective Date specifying its objection thereto.

For purposes hereof, “Certain Funds Provision” means, with respect to satisfaction of any condition set forth in this Section 8 that:

(a) the only representations and warranties that will be made on the Seventh Amendment Effective Date and the making and accuracy of which will be a condition to the initial availability and/or funding of the 2026 Revolving Commitments and the 2026 Incremental Term Loans on the Seventh Amendment Effective Date will be the Seventh Amendment Acquisition Agreement Representations and the Seventh Amendment Specified Representations; provided that (i) a failure of a Seventh Amendment Acquisition Agreement Representation to be accurate will not result in a failure of a condition set forth in this Section 8, unless such failure results in a failure of a condition precedent to the

Buyer or the Borrower’s obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives the Buyer or the Borrower or their applicable affiliates the right (taking into account any notice and cure provisions) to terminate their obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement, and (ii) the only representations and warranties made in connection with the Seventh Amendment Transactions on the Seventh Amendment Effective Date the inaccuracy of which could result in a Default or Event of Default are the Seventh Amendment Specified Representations;

(b) the terms of this Seventh Amendment or other Loan Documents will contain no conditions to the initial availability and/or funding of (or provision of commitments with respect to) the 2026 Revolving Commitments and the 2026 Incremental Term Loans other than the conditions set forth in this Section 8, and in any event will be in a form such that they do not impair the availability of the 2026 Revolving Commitments and the 2026 Incremental Term Loans on the Seventh Amendment Effective Date if such conditions are satisfied (or waived by the Seventh Amendment Lead Arrangers) (it being understood that (i) the attachment and perfection of any lien on Collateral (other than Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC) securing the 2026 Revolving Commitments and the 2026 Incremental Term Loans is not a condition precedent to the availability of the 2026 Revolving Commitments and the 2026 Incremental Term Loans, will not affect the size of the 2026 Revolving Commitments and the 2026 Incremental Term Loans and the failure of any lien on the Collateral to attach or be perfected on the Seventh Amendment Effective Date will not result in a Default or Event of Default (whether as a result of the inaccuracy of the representation set forth in Section 5.18 of the Credit Agreement or otherwise) and (ii) if any lien on Collateral securing the 2026 Revolving Commitments and the 2026 Incremental Term Loans does not attach or become perfected on the Seventh Amendment Effective Date after the Borrower’s use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the availability of the 2026 Revolving Commitments and the 2026 Incremental Term Loans and will not affect the size of the 2026 Revolving Commitments and the 2026 Incremental Term Loans and will not result in a Default or Event of Default (whether as a result of the inaccuracy of the representation set forth in Section 5.18 of the Credit Agreement or otherwise), but will be required within 90 days after the Seventh Amendment Effective Date);

(c) there are no conditions (implied or otherwise) to the initial funding or effectiveness of (or provision or commitments under) the 2026 Incremental Term Loans or the 2026 Revolving Commitments, respectively (including compliance with the terms of the Commitment Letters or the Loan Documents), other than the conditions set forth in this Section 8; and

(d) the execution and delivery by the Borrower and each Guarantor of this Amendment shall be accomplished under escrow arrangements pursuant to which the Borrower’s and each Guarantor’s signature pages are provided to the Administrative Agent before (or coincident with) the time the Acquisition is consummated in accordance with the Acquisition Agreement (the “Acquisition Effective Time”), and such signature pages (and this Amendment and related deliverables to which the Borrower and Guarantors are party) shall be automatically released from escrow to the Administrative Agent concurrently with the consummation of the merger of Boson Merger Sub, Inc. with and into Mister Car Wash, Inc., a Delaware corporation (the “Upstream Merger”), which such Upstream Merger shall occur after the Acquisition Effective Time, and the adoption of related authorizing resolutions. The Borrower’s and Guarantors’ signature pages may be executed by individuals that will be officers and/or directors of the Borrower upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

SECTION 9. REAFFIRMATION.

By executing and delivering this Seventh Amendment, (i) the Borrower and each other Loan Party hereby agrees that all Loans (including, without limitation, the 2026 Incremental Term Loans made available on the Seventh Amendment Effective Date) shall be guaranteed pursuant to the Guaranty in accordance with the terms and provisions thereof and shall be secured pursuant to the Collateral Documents in accordance with the terms and provisions thereof, and (ii) the Borrower and each other Loan Party hereby (A) reaffirms its prior grant and the validity of the Liens granted by it pursuant to the Collateral Documents, (B) agrees that after giving effect to this Seventh Amendment and the Seventh Amendment Effective Date, the Guaranty and the Liens created pursuant to the Collateral Documents for the benefit of the Secured Parties (including, without limitation, the 2026 Incremental Term Lenders and 2026 Refinancing Lenders) continue to be in full force and effect, and (C) affirms, acknowledges and confirms its guarantee of obligations and liabilities under the Credit Agreement and each other Loan Document to which it is a party and the pledge of and/or grant of security interest in its assets as Collateral to secure the Obligations under the Credit Agreement, in each case after giving effect to this Seventh Amendment and the Seventh Amendment Effective Date, all as provided in such Loan Documents, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement and the other Loan Documents, each as amended hereby, including the 2026 Incremental Term Loans and the 2026 Revolving Commitments, in each case after giving effect to this Seventh Amendment and the Seventh Amendment Effective Date.

SECTION 10. MISCELLANEOUS PROVISIONS.

(a) Amendments. No amendment or waiver of any provision of this Seventh Amendment shall be effective unless in writing signed by each party hereto and as otherwise required by Section 11.01 of the Credit Agreement.

(b) Ratification. This Seventh Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Existing Credit Agreement or any other Loan Document. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or any other Loan Document or instruments securing the same, which shall remain in full force and effect as modified hereby or by instruments executed concurrently herewith.

(c) No Novation; Effect of this Seventh Amendment. This Seventh Amendment does not extinguish the Obligations for the payment of money outstanding under the Credit Agreement or discharge or release the lien or priority of any Loan Document or any other security therefor or any guarantee thereof, and the liens and security interests existing immediately prior to the Seventh Amendment Effective Date in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations outstanding under the Credit Agreement or instruments guaranteeing or securing the same or a novation of the Loan Documents, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Seventh Amendment or any other document contemplated hereby shall be construed as a release or other discharge of Holdings or the Borrower under the Credit Agreement or the Borrower or any other Loan Party under any Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided herein, such obligations are in all respects continuing with only the terms being modified as provided in this Seventh Amendment. The Credit Agreement and each of the other Loan Documents shall remain in full force and effect, until and except as modified. Except as expressly set forth herein, this Seventh Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Seventh Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. Each Guarantor further agrees that nothing in the Credit Agreement, this Seventh Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment to the Credit Agreement. This Seventh Amendment constitutes a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(d) Governing Law; Submission to Jurisdiction, Etc. THIS SEVENTH AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, INCLUDING FOR PURPOSES OF THE CONDITIONS SPECIFIED IN SECTION 8 HERETO), (B) THE DETERMINATION OF THE ACCURACY OF ANY SEVENTH AMENDMENT ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY SEVENTH AMENDMENT ACQUISITION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION SPECIFIED IN SECTION 8 HERETO AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS OR OTHER RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTES OF LIMITATIONS OF A DIFFERENT JURISDICTION. A DETERMINATION BY ANY COURT OF COMPETENT JURISDICTION (INCLUDING ANY COURT OR ARBITRATION BODY CONTEMPLATED BY THE ACQUISITION AGREEMENT) WITH RESPECT TO ANY OF THE FOREGOING MATTERS DESCRIBED IN CLAUSES (A) THROUGH (C) OF THE PROVISO OF THE IMMEDIATELY PRECEDING SENTENCE SHALL BE CONCLUSIVE FOR ALL PURPOSES HEREUNDER. SECTIONS 11.15 AND 11.16 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF SUCH SECTIONS APPEARED HEREIN, MUTATIS MUTANDIS.

(e) Severability. Section 11.14 of the Credit Agreement is incorporated by reference herein as if such Section appeared herein, mutatis mutandis.

(f) Counterparts; Headings. This Seventh Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Seventh Amendment by telecopy or other electronic imaging (including in pdf. or .tif format) means shall be effective as delivery of a manually executed counterpart of this Seventh Amendment. The Administrative Agent may also require that signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Seventh Amendment.

(g) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Seventh Amendment or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11. POST-CLOSING REQUIREMENTS. Within ninety (90) days of the Seventh Amendment Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Administrative Agent shall have received, with respect to each Mortgaged Property, either:

(a) written or e-mail confirmation from local counsel in the jurisdiction in which such Mortgaged Property is located substantially to the effect that: (i) the recording of the existing Mortgage (and any related fixture filing) is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Parties, and (ii) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Agreement and the other documents executed in connection herewith, for the benefit of the Secured Parties, unless any such mortgage recording taxes are payable in connection with the transactions contemplated by this Agreement, in which case such written confirmation shall so state; or

(b) the following:

(i) an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(ii) a date down, modification and/or non-impairment endorsement (each, a “Title Endorsement,” collectively, the “Title Endorsements”) to the existing mortgage title insurance policies relating to the Mortgage encumbering such Mortgaged Property subject to such Mortgage assuring the Collateral Agent that such Mortgage, as amended by such Mortgage Amendment is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all Liens except for Permitted Liens, and such Title Endorsement shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

[Remainder of page intentionally blank; signatures begin next page]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Seventh Amendment as of the date first above written.

MISTER CAR WASH HOLDINGS, INC., as the Borrower

By:	/s/ John L. Lai
Name: John L. Lai
Title: President

HOTSHINE INTERMEDIATECO, INC., as Holdings

By:	/s/ John L. Lai
Name: John L. Lai
Title: President

CAR WASH PARTNERS, LLC

By:	/s/ John L. Lai
Name: John L. Lai
Title: President

CWP ASSET CORP.

By:	/s/ John L. Lai
Name: John L. Lai
Title: President

CWPS CORP.

By:	/s/ John L. Lai
Name: John L. Lai
Title: President

[Signature Page to MCW Seventh Amendment]

CWP WEST, LLC

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

CWPU CORP.

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

CWP MANAGEMENT CORP.

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

CAR WASH HEADQUARTERS, LLC

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

MCW GC, LLC

By: CAR WASH PARTNERS, INC., its manager

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

[Signature Page to MCW Seventh Amendment]

CWP CALIFORNIA CORP.

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

PS ACQUISITION SUB CORP.

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

PRIME SHINE, LLC

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

SUNSHINE ACQUISITION SUB CORP.

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

MDKMH PARTNERS, INC.

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

CLEAN STREAK VENTURES, LLC

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

[Signature Page to MCW Seventh Amendment]

CFCW PROPCO NONA, LLC

By:	/s/ John L. Lai
Name:	John L. Lai
Title:	President

[Signature Page to MCW Seventh Amendment]

BANK OF AMERICA, N.A., as Resigning Agent

By:	/s/ Melanie Brichant
Name: Melanie Brichant
Title: AVP

[Signature Page to MCW Seventh Amendment]

JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent

By:	/s/ John Koehler
Name: John Koehler
Title: Managing Director

[Signature Page to MCW Seventh Amendment]

JEFFERIES FINANCE LLC, as a 2026 Incremental Term Lender, 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ John Koehler
Name: John Koehler
Title: Managing Director

[Signature Page to MCW Seventh Amendment]

BANK OF AMERICA, N.A., as a 2026 Incremental Term Lender, 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Patrick Clifford
Name: Patrick Clifford
Title: Vice President

[Signature Page to MCW Seventh Amendment]

GOLDMAN SACHS BANK USA, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[Signature Page to MCW Seventh Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Anthony J. Pusateri
Name: Anthony J. Pusateri
Title: Executive Director

[Signature Page to MCW Seventh Amendment]

BANK OF MONTREAL, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Maggie Donahue
Name: Maggie Donahue
Title: Director

[Signature Page to MCW Seventh Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Director

[Signature Page to MCW Seventh Amendment]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Nate Calloway
Name: Nate Calloway
Title: Vice President

[Signature Page to MCW Seventh Amendment]

MUFG BANK, LTD., as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Richard Zhang
Name: Richard Zhang
Title: Vice President

[Signature Page to MCW Seventh Amendment]

ROYAL BANK OF CANADA, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Michael Santana-Mondo
Name: Michael Santana-Mondo
Title: Authorized Signatory

[Signature Page to MCW Seventh Amendment]

U.S. BANK NATIONAL ASSOCIATION, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Robert Perez
Name: Robert Perez
Title: Assistant Vice President

[Signature Page to MCW Seventh Amendment]

TRUIST BANK, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Alysa Trakas
Name: Alysa Trakas
Title: Director

[Signature Page to MCW Seventh Amendment]

CITIZENS BANK, N.A., as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Stephen Justus
Name: Stephen Justus
Title: Vice President

[Signature Page to MCW Seventh Amendment]

NATIXIS, NEW YORK BRANCH, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Sumeet Sagoo
Name: Sumeet Sagoo
Title: Executive Director

By:	/s/ Aaron Lazarus
Name: Aaron Lazarus
Title: Director

[Signature Page to MCW Seventh Amendment]

KEYBANK NATIONAL ASSOCIATION, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ Jef Fowler
Name: Jef Fowler
Title: Managing Director

[Signature Page to MCW Seventh Amendment]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a 2026 Refinancing Revolving Lender, 2026 Incremental Revolving Lender and Issuing Bank

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

By:	/s/ Heesu Sin
Name: Heesu Sin
Title: Authorized Signatory

[Signature Page to MCW Seventh Amendment]

Schedule I

2026 Incremental Term Commitments

2026 Incremental Term Lender	2026 Incremental Term Commitment
Jefferies Finance LLC	$900,000,000

Total	$900,000,000

Schedule II

2026 Revolving Commitments

2026 Revolving Lender	2026 Refinancing Revolving Commitment	2026 Incremental Revolving Commitment	2026 Revolving Commitment	Applicable Percentage
Jefferies Finance LLC	$32,000,000	$8,000,000	$40,000,000	10.6667%
Bank of America, N.A.	$32,000,000	$8,000,000	$40,000,000	10.6667%
Goldman Sachs Bank USA	$28,000,000	$7,000,000	$35,000,000	9.3333%
Wells Fargo Bank, National Association	$28,000,000	$7,000,000	$35,000,000	9.3333%
Bank of Montreal	$18,400,000	$4,600,000	$23,000,000	6.1333%
Deutsche Bank AG New York Branch	$18,400,000	$4,600,000	$23,000,000	6.1333%
Fifth Third Bank, National Association	$18,400,000	$4,600,000	$23,000,000	6.1333%
MUFG Bank, Ltd.	$18,400,000	$4,600,000	$23,000,000	6.1333%
Royal Bank of Canada	$18,400,000	$4,600,000	$23,000,000	6.1333%
U.S. Bank National Association	$18,400,000	$4,600,000	$23,000,000	6.1333%
Truist Bank	$16,400,000	$4,100,000	$20,500,000	5.4668%
Citizens Bank, N.A.	$14,400,000	$3,600,000	$18,000,000	4.8000%
Natixis, New York Branch	$14,400,000	$3,600,000	$18,000,000	4.8000%

Keybank National Association	$12,200,000	$3,050,000	$15,250,000	4.0667%
Banco Santander, S.A., New York Branch	$12,200,000	$3,050,000	$15,250,000	4.0667%

Total	$300,000,000	$75,000,000	$375,000,000	100.0000%

Schedule III

[See attached.]

Schedule IV

[See attached.]

Schedule V

[See attached.]

Schedule VI

[See attached.]

Exhibit A

[See attached.]

Exhibit A to Amendment No. ~~6~~7

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

dated as of May 14, 2019,

as amended or otherwise modified by Amendment No. 1 to Amended and Restated First Lien Credit Agreement dated as of February 5, 2021, Amendment No. 2 to Amended and Restated First Lien Credit Agreement, dated as of June 4, 2021, Amendment No. 3 to Amended and Restated First Lien Credit Agreement, dated as of December 8, 2021, Amendment No. 4 to Amended and Restated First Lien Credit Agreement, dated as of December 12, 2022, Amendment No. 5 to Amended and Restated First Lien Credit Agreement dated as of March 27, 2024, ~~and~~ Amendment No. 6 to Amended and Restated First Lien Credit Agreement dated as of November 26, 2024 and Amendment No. 7 to Amended and Restated First Lien Credit Agreement dated as of May 19, 2026 by and among

MISTER CAR WASH HOLDINGS, INC.,

as Borrower

HOTSHINE INTERMEDIATECO, INC.,

as Holdings

~~BANK OF AMERICA, N.A~~JEFFERIES FINANCE LLC.,

as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO

Bank of America, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets1, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch, and U.S. Bank National Association,

as Joint Lead Arrangers

Bank of America, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC,

as Joint Bookrunners

Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch, and U.S. Bank National Association,

as Syndication Agents

[1]	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01	Defined Terms	~~1~~2
SECTION 1.02	Other Interpretive Provisions	~~81~~84
SECTION 1.03	Accounting Terms; Accounting Periods; Unrestricted Subsidiaries; Determination of Fair Market Value	~~82~~86
SECTION 1.04	Rounding	~~83~~86
SECTION 1.05	References to Agreements, Laws, Etc.	~~83~~86
SECTION 1.06	Times of Day	~~83~~86
SECTION 1.07	Available Amount Transactions	~~83~~87
SECTION 1.08	Pro Forma Calculations; GAAP; Limited Condition Transactions; Basket and Ratio Compliance	~~83~~87
SECTION 1.09	Additional Alternative Currencies	~~88~~91
SECTION 1.10	Currency Equivalents Generally	~~88~~92
SECTION 1.11	Co-Borrowers	~~89~~93
SECTION 1.12	Cashless Rollovers; Permitted Debt Exchanges	~~90~~93
SECTION 1.13	Amendment and Restatement	~~90~~94
SECTION 1.14	Rates	95

ARTICLE II
THE COMMITMENTS AND BORROWINGS

SECTION 2.01	Term Loans	~~91~~95
SECTION 2.02	Revolving Loans	~~93~~97
SECTION 2.03	[Reserved]	~~94~~98
SECTION 2.04	Issuance of Letters of Credit and Purchase of Participations Therein	~~94~~98
SECTION 2.05	Conversion/Continuation	~~103~~107
SECTION 2.06	Availability	~~104~~108
SECTION 2.07	Prepayments	~~104~~108
SECTION 2.08	Termination or Reduction of Commitments	~~112~~116
SECTION 2.09	Repayment of Loans	~~112~~117
SECTION 2.10	Interest	~~113~~118
SECTION 2.11	Fees	~~114~~119
SECTION 2.12	Computation of Interest and Fees	~~116~~120
SECTION 2.13	Evidence of Indebtedness	~~116~~121
SECTION 2.14	Payments Generally	~~116~~121
SECTION 2.15	Sharing of Payments, Etc.	~~118~~123
SECTION 2.16	Incremental Borrowings	~~118~~123
SECTION 2.17	Refinancing Amendments	~~122~~127
SECTION 2.18	Extensions of Loans	~~123~~128
SECTION 2.19	Defaulting Lenders	~~126~~130
SECTION 2.20	Currency Equivalents	~~128~~133
SECTION 2.21	Judgment Currency	~~129~~134

ARTICLE III TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01	Taxes	~~129~~134
SECTION 3.02	Illegality	~~133~~138
SECTION 3.03	Inability to Determine Rates	~~134~~139
SECTION 3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on	~~137~~142
SECTION 3.05	Funding Losses	~~138~~143
SECTION 3.06	Matters Applicable to All Requests for Compensation	~~139~~144
SECTION 3.07	Replacement of Lenders Under Certain Circumstances	~~140~~145
SECTION 3.08	Survival	~~141~~146

ARTICLE IV CONDITIONS PRECEDENT TO BORROWINGS

SECTION 4.01	Conditions to Initial Borrowing	~~141~~146
SECTION 4.02	Conditions to All Borrowings After the Closing Date	~~143~~148

ARTICLE V REPRESENTATIONS AND WARRANTIES

SECTION 5.01	Existence, Qualification and Power; Compliance with Laws	~~144~~149
SECTION 5.02	Authorization; No Contravention	~~144~~149
SECTION 5.03	Governmental Authorization	~~145~~150
SECTION 5.04	Binding Effect	~~145~~150
SECTION 5.05	Financial Statements; No Material Adverse Effect	~~145~~150
SECTION 5.06	Litigation	~~145~~150
SECTION 5.07	Labor Matters	~~146~~151
SECTION 5.08	Ownership of Property; Liens	~~146~~151
SECTION 5.09	Environmental Matters	~~146~~151
SECTION 5.10	Taxes	~~146~~151
SECTION 5.11	ERISA Compliance	~~146~~151
SECTION 5.12	Subsidiaries	~~146~~152
SECTION 5.13	Margin Regulations; Investment Company Act	~~147~~152
SECTION 5.14	Disclosure	~~147~~152
SECTION 5.15	Intellectual Property; Licenses, Etc.	~~148~~153
SECTION 5.16	Solvency	~~148~~153
SECTION 5.17	USA PATRIOT Act, FCPA and OFAC	~~148~~153
SECTION 5.18	Collateral Documents	~~149~~153
SECTION 5.19	Use of Proceeds	~~149~~154

ARTICLE VI AFFIRMATIVE COVENANTS

SECTION 6.01	Financial Statements	~~149~~154
SECTION 6.02	Certificates; Other Information	~~150~~155
SECTION 6.03	Notices	~~152~~157
SECTION 6.04	Payment of Certain Taxes	~~152~~157
SECTION 6.05	Preservation of Existence, Etc.	~~152~~157
SECTION 6.06	Maintenance of Properties	~~152~~158
SECTION 6.07	Maintenance of Insurance	~~152~~158
SECTION 6.08	Compliance with Laws	~~153~~158
SECTION 6.09	Books and Records	~~153~~158
SECTION 6.10	Inspection Rights	~~153~~158

SECTION 6.11	Covenant to Guarantee Obligations and Give Security	~~154~~159
SECTION 6.12	Further Assurances	~~156~~161
SECTION 6.13	Designation of Subsidiaries	~~157~~162
SECTION 6.14	Maintenance of Ratings	~~157~~162
SECTION 6.15	Post-Closing Matters	~~157~~162
SECTION 6.16	Use of Proceeds	~~158~~162

ARTICLE VII NEGATIVE COVENANTS

SECTION 7.01	Liens	~~158~~163
SECTION 7.02	Investments	~~163~~168
SECTION 7.03	Indebtedness	~~167~~172
SECTION 7.04	Fundamental Changes	~~172~~177
SECTION 7.05	Dispositions	~~174~~179
SECTION 7.06	Restricted Payments	~~176~~182
SECTION 7.07	Change in Nature of Business	~~181~~185
SECTION 7.08	Transactions with Affiliates	~~181~~186
SECTION 7.09	Burdensome Agreements	~~183~~188
SECTION 7.10	Prepayments, Etc. of Junior Financing; Amendments to Junior Financing Documents and Organizational Documents	~~185~~190
SECTION 7.11	Passive Holding Company	~~187~~192

ARTICLE VIII FINANCIAL COVENANT

SECTION 8.01	~~Rent Adjusted Total~~First Lien Net Leverage Ratio	~~188~~193
SECTION 8.02	Borrower’s Right to Cure	~~189~~194

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES

SECTION 9.01	Events of Default	~~189~~195
SECTION 9.02	Remedies upon Event of Default	~~192~~197
SECTION 9.03	Application of Funds	~~194~~199

ARTICLE X ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 10.01	Appointment and Authority of the Administrative Agent	~~195~~200
SECTION 10.02	Rights as a Lender	~~196~~201
SECTION 10.03	Exculpatory Provisions	~~196~~201
SECTION 10.04	Reliance by the Agents	~~197~~202
SECTION 10.05	Delegation of Duties	~~198~~203
SECTION 10.06	Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents	~~198~~203
SECTION 10.07	Indemnification of Agents	~~199~~204
SECTION 10.08	No Other Duties; Other Agents, Lead Arrangers, Lead Bookrunners, Managers, Etc.	~~200~~205
SECTION 10.09	Resignation of Administrative Agent or Collateral Agent	~~200~~206
SECTION 10.10	Administrative Agent May File Proofs of Claim; Credit Bidding	~~201~~207

SECTION 10.11	Collateral and Guaranty Matters	~~203~~208
SECTION 10.12	Appointment of Supplemental Administrative Agents	~~208~~214
SECTION 10.13	Intercreditor Agreements	~~209~~214
SECTION 10.14	Secured Cash Management Agreements and Secured Hedge Agreements	~~210~~215
SECTION 10.15	Withholding Taxes	~~210~~215
SECTION 10.16	Certain ERISA Matters	~~210~~215
SECTION 10.17	Recovery of Erroneous Payments	~~211~~216

ARTICLE XI MISCELLANEOUS

SECTION 11.01	Amendments, Waivers, Etc.	~~212~~217
SECTION 11.02	Notices and Other Communications; Facsimile Copies	~~217~~222
SECTION 11.03	No Waiver; Cumulative Remedies	~~219~~224
SECTION 11.04	Attorney Costs and Expenses	~~220~~225
SECTION 11.05	Indemnification by the Borrower	~~220~~226
SECTION 11.06	Marshaling; Payments Set Aside	~~222~~227
SECTION 11.07	Successors and Assigns	~~222~~227
SECTION 11.08	Confidentiality	~~230~~236
SECTION 11.09	Set-off	~~232~~237
SECTION 11.10	Interest Rate Limitation	~~233~~238
SECTION 11.11	Counterparts; Integration; Effectiveness	~~233~~238
SECTION 11.12	Electronic Execution; Electronic Records; Counterparts	~~233~~238
SECTION 11.13	Survival	~~233~~239
SECTION 11.14	Severability	~~234~~239
SECTION 11.15	GOVERNING LAW	~~234~~239
SECTION 11.16	WAIVER OF RIGHT TO TRIAL BY JURY	~~235~~240
SECTION 11.17	Limitation of Liability	~~236~~241
SECTION 11.18	Use of Name, Logo, Etc.	~~236~~241
SECTION 11.19	USA PATRIOT Act Notice	~~236~~241
SECTION 11.20	Service of Process	~~236~~241
SECTION 11.21	No Advisory or Fiduciary Responsibility	~~236~~241
SECTION 11.22	Binding Effect	~~237~~242
SECTION 11.23	Obligations Several; Independent Nature of Lender’s Rights	~~237~~242
SECTION 11.24	Headings	~~237~~242
SECTION 11.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~237~~242
SECTION 11.26	Acknowledgment Regarding Any Supported QFCs	~~238~~243
SECTION 11.27	Disqualified Lenders and Net Short Positions	~~239~~244

SCHEDULES

2.01	Commitments
2.04	Existing Letters of Credit
5.06	Litigation
5.07	Labor Matters
5.08	Material Real Property
5.11(a)	ERISA Compliance
5.11(b)	ERISA Compliance
5.12	Subsidiaries
6.15	Post-Closing Matters
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Issuance Notice
A-3	Conversion/Continuation Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliate Assignment Notice
E	Guaranty
F	Security Agreement
G-1	Non-Bank Certificate (For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-2	Non-Bank Certificate (For Foreign Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-3	Non-Bank Certificate (For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-4	Non-Bank Certificate (For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
H	Global Intercompany Note
I	Solvency Certificate
J	Prepayment Notice
K-1	Junior Lien Intercreditor Agreement
K-2	Equal Priority Intercreditor Agreement
L	Auction Procedures

- v -

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

This AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT is entered into as of May 14, 2019, by and among MISTER CAR WASH HOLDINGS, INC., a Delaware corporation (the “Borrower”), HOTSHINE INTERMEDIATECO, INC., a Delaware corporation (“Holdings”), JEFFERIES FINANCE LLC (“Jefferies Finance”), as successor to BANK OF AMERICA, N.A. (“BofA”), ~~as successor to JEFFERIES FINANCE LLC (“Jefferies Finance”),~~ as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, each Issuing Bank from time to time party hereto and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower, the Administrative Agent and certain lenders are party to that certain First Lien Credit Agreement, dated as of August 21, 2014 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of September 25, 2014, as amended by that certain Incremental Amendment No. 1, dated as of June 30, 2016, as amended by that certain Second Incremental Amendment, dated as of December 14, 2016, as amended by the that certain Third Incremental Amendment to Credit Agreement, dated as of June 15, 2017, as amended by that certain Fourth Incremental Amendment, dated as of December 18, 2017, as amended by that certain Fifth Incremental Amendment, dated as of December 7, 2018, and as amended by that certain Sixth Incremental Amendment, dated as of March 29, 2019, the “Existing Credit Agreement”).

The parties hereto wish to completely amend, restate and modify (but not extinguish) the Existing Credit Agreement through the execution of this Agreement.

On the Fifth Amendment Effective Date, the Borrower has requested that (a) the 2024 Term Loan Lenders extend credit to the Borrower in the form of $925,000,000 of 2024 Term Loans and (b) the Revolving Lenders make Revolving Loans, and the Issuing Banks issue Letters of Credit, pursuant to the terms of this Agreement.

The proceeds of the 2024 Term Loans were used on the Fifth Amendment Effective Date (a) to repay the Existing Debt, (b) to pay the Transaction Expenses and (c) for other purposes permitted by this Agreement.

On the Sixth Amendment Effective Date, the Borrower has requested that the 2024-2 Refinancing Term Loan Lenders extend credit to the Borrower in the form of $922,687,500 of 2024-2 Refinancing Term Loans.

The proceeds of the 2024-2 Refinancing Term Loans ~~will be~~were used on the Sixth Amendment Effective Date to repay the Existing Term Loans.

On the Seventh Amendment Effective Date, the Borrower has requested that (a) the 2026 Incremental Term Loan Lenders extend credit to the Borrower in the form of $900,000,000 of 2026 Incremental Term Loans and (b) the Revolving Lenders make Revolving Loans, and the Issuing Banks issue Letters of Credit, pursuant to the terms of this Agreement.

The proceeds of the 2026 Incremental Term Loans will be used on the Seventh Amendment Effective Date (a) to finance the Seventh Amendment Transactions and (b) for other purposes permitted by this Agreement.

The applicable Lenders have indicated their willingness to lend, and each Issuing Bank has indicated its willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“2021 Incremental Revolving Lenders” has the meaning provided in the Second Amendment.

“2021 Incremental Term Lenders” has the meaning provided in the Third Amendment.

“2021 Incremental Term Loans” has the meaning provided in the Third Amendment.

“2021 Incremental Term Loan Commitments” has the meaning provided in the Third Amendment.

“2021 Refinancing Revolving Lenders” has the meaning provided in the Second Amendment.

“2024 Incremental Term Commitments” has the meaning provided in the Fifth Amendment.

“2024 Incremental Term Lenders” has the meaning provided in the Fifth Amendment.

“2024 Incremental Term Loans” has the meaning provided in the Fifth Amendment. For the avoidance of doubt, all 2024 Incremental Term Loans were refinanced in full by the 2024-2 Refinancing Term Loans on the Sixth Amendment Effective Date.

“2024 Lenders” has the meaning provided in the Fifth Amendment.

“2024 Refinancing Term Loan Commitments” has the meaning provided in the Fifth Amendment.

“2024 Refinancing Term Loan Lenders” has the meaning provided in the Fifth Amendment.

“2024 Refinancing Term Loans” has the meaning provided in the Fifth Amendment.

“2024 Term Loans” has the meaning provided in the Fifth Amendment. For the avoidance of doubt, all 2024 Term Loans were refinanced in full by the 2024-2 Refinancing Term Loans on the Sixth Amendment Effective Date.

“2024-2 Refinancing Term Commitments” has the meaning provided in the Sixth Amendment. The aggregate amount of the 2024-2 Refinancing Term Commitments as of the Seventh Amendment Effective Date was $0.

“2024-2 Refinancing Term Loan Lenders” has the meaning provided in the Sixth Amendment.

“2024-2 Refinancing Term Loans” has the meaning provided in the Sixth Amendment.

“2026 Incremental Term Commitments” has the meaning provided in the Seventh Amendment.

“2026 Incremental Term Lenders” has the meaning provided in the Seventh Amendment.

“2026 Incremental Term Loans” has the meaning provided in the Seventh Amendment.

“2026 Lenders” has the meaning provided in the Seventh Amendment.

“2026 Revolving Commitments” has the meaning provided in the Seventh Amendment.

“Accounting Change” means any change in GAAP, any change in the application of GAAP or the adoption of another internationally recognized accounting standard including the adoption of IFRS.

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) by the Borrower or any Restricted Subsidiary of all or substantially all of the property, assets or business of another Person, or assets constituting a business unit, line of business or division or, any Person, or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in any Joint Venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such Joint Venture or other Person).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.16 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and/or the Issuing Banks (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent and/or the Issuing Banks under Section 11.07(b)(iii)(B), (C), and/or (D), respectively, for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Agents or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Debt Fund” means (a) any Affiliate of a Sponsor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments and (b) any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments, in each case of clauses (a) and (b), with respect to which neither the Sponsor, nor any other Permitted Investor, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” means, at any time, any Lender that is either the Sponsor or an Affiliate of the Sponsor, at such time, excluding in any case, (a) Holdings, (b) the Borrower, (c) any Subsidiary of the Borrower and (d) any natural person.

“Affiliated Lender Term Loan Cap” has the meaning specified in Section 11.07(h)(iii).

“Agency Fee Letter” means (a) prior to the Fifth Amendment Effective Date, the Agency Fee Letter, dated May 14, 2019, among the Borrower, Holdings and Jefferies Finance, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof prior to the Fifth Amendment Effective Date ~~and~~, (b) on and after the Fifth Amendment Effective Date but prior to the Seventh Amendment Effective Date, the Agency Fee Letter, dated as of March 27, 2024, among the Borrower, Holdings and BofA, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof~~.~~ prior to the Seventh Amendment Effective Date and (c) on and after the Seventh Amendment Effective Date, the Agency Fee Letter, dated May 19, 2026, among the Borrower, Holdings and Jefferies Finance, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

“Agent Parties” has the meaning specified in Section 11.02(e).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, shareholders, employees, agents, attorney-in-fact, partners, trustees, advisors and other representatives of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Joint Bookrunners, the Syndication Agents, the Supplemental Administrative Agents (if any) and the Lead Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this First Lien Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 2.21(b).

“All-In Yield” means, as to any Indebtedness (or Loans of any Class), as of any date of determination, the yield thereof, whether in the form of interest rate, margin, OID incurred by the Borrower, upfront fees incurred by the Borrower or an interest rate floor (such as a Term SOFR floor or Base Rate floor) as of such date as determined by the Borrower in good faith; provided that when determining the All-In Yield,

(a) (i) if such Indebtedness (or Loans of any Class) is, by its terms, capable of being priced with reference to three month SOFR for Dollar denominated loans, then All-In Yield shall be measured with reference to such SOFR rate, and (ii) if such Indebtedness (or Loans of any Class) is not, by its terms, capable of being priced with reference to such SOFR rate, including if such Indebtedness (or Loans of any Class) is priced with reference to a fixed rate of interest, then for purpose of determining the All-In Yield, such Indebtedness (or Loans of any Class) shall be deemed to be swapped so that would effectively be priced with reference to such SOFR rate on a customary matched maturity basis in a customary manner;

(b) (i) if such Indebtedness (or Loans of any Class) is, by its terms, capable of being priced with reference to three month Eurocurrency Rate for Euro denominated loans, then All-In Yield shall be measured with reference to such Eurocurrency Rate, and (ii) if such Indebtedness (or Loans of any Class) is not, by its terms, capable of being priced with reference to such Eurocurrency Rate, including if such Indebtedness (or Loans of any Class) is priced with reference to a fixed rate of interest, then for purpose of determining the All-In Yield, such Indebtedness (or Loans of any Class) shall be deemed to be swapped so that would effectively be priced with reference to such Eurocurrency Rate on a customary matched maturity basis in a customary manner;

(c) if such Indebtedness (or Loans of any Class) is priced with reference to a margin that is subject to a leverage-based or other pricing grid, then for purpose of determining the All-In Yield the margin applicable to such Indebtedness (or Loans of any Class) shall be determined with reference to such grid as of such date of measurement;

(d) OID and similar upfront fees shall be equated to interest rate assuming a 3-year (if such indebtedness is denominated in Euros) life to maturity or 4-year (if such indebtedness is denominated in Dollars or an Alternative Currency (other than Euros)) life to maturity (or, in each case, if less, the stated life to maturity of the applicable Indebtedness as of such time);

(e) “All-In Yield” shall not include any arrangement fees, structuring fees, underwriting fees, commitment fees, amendment fees, consent fees, ticking fees or any other fees similar to the foregoing (regardless of how such fees are computed or to whom paid), fees not paid by a Loan Party, interest payable in kind, prepayment (or repayment) premiums applicable to such Indebtedness, or the pricing (or other terms) applicable to any assignments or participations of such Indebtedness (or Loans of any Class) following the initial incurrence thereof.

When comparing the All-In Yield of any Indebtedness (or Loans of any Class) to the All-In Yield of the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans (or any other applicable Indebtedness), as of any date,

(i) if such Indebtedness (or Loans of any Class) includes an interest rate floor that is greater than the corresponding interest rate floor applicable to the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans (or such other applicable Indebtedness), as applicable, the amount of such differential will increase the applicable margin with respect to such Indebtedness (or Loans of such Class) for purposes of determining All-In Yield, but only to the extent an increase in the interest rate floor applicable to the 2024-2 Refinancing Term Loans (or such other applicable Indebtedness) as of such date would cause an increase in the interest rate applicable to the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans (or such other applicable

Indebtedness), as applicable, at such time, and in such case, for purposes of applying the provisions of Section 2.16(h), the interest rate floor (but not the interest rate margin) applicable to the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans (or such other applicable Indebtedness), as applicable, shall be increased to the extent of such differential between interest rate floors; and

(ii) if such Indebtedness (or Loans of any Class) includes an interest rate floor that is lower than the corresponding interest rate floor applicable to the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans (or such other applicable Indebtedness), as applicable, or does not include an interest rate floor, and, as of the date such date of determination, the applicable interest rate floor with respect to such 2024-2 Refinancing Term Loans or such 2026 Incremental Term Loans (or such other applicable Indebtedness), as applicable, is the basis for determining its margin, then the amount of such differential (which shall be deemed to be 0.00% in the case of Indebtedness without an interest rate floor) shall reduce the applicable margin with respect to such Indebtedness (or Loans of such Class) for purposes of determining All-In Yield.

“Alternative Currencies” means, (a) in the case of Revolving Loans and Letters of Credit, Euros, Pounds Sterling and any other currency agreed to by the Administrative Agent, the Borrower and each Revolving Lender (and, solely in the case of Letters of Credit, the applicable Issuing Bank); provided that in the case of any Revolving Loan or Letter of Credit not denominated in Dollars, such other currency is approved in accordance with Section 1.09 and (b) in the case of any Incremental Term Facility, Incremental Term Loans, Refinancing Term Commitments or Refinancing Term Loans, any currency agreed to by the Administrative Agent, the Borrower and each Lender providing such Incremental Term Facility, Incremental Term Loans, Refinancing Term Commitments or Refinancing Term Loans; provided that, in each case, each such other currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Alternative Currency Daily Rate” means, for any date, with respect to any credit extension:

(a) denominated in Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof;

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders;

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any credit extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders;

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Borrower for the fiscal years (or partial fiscal years) then ended.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Commitment Fee” means a percentage per annum that shall be equal to,

(a) from the ~~Fifth~~Seventh Amendment Effective Date until the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the ~~Fifth~~Seventh Amendment Effective Date, ~~0.25~~0.400% per annum, and

(b) thereafter, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee” based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Net Leverage Ratio	Applicable Commitment Fee
~~Equal to or above 3.75 to~~Above 4.00 to 1.00	0.400%
Equal to or below ~~3.75~~4.00 to 1.00, but above ~~or equal~~3.50 to ~~3.25 to~~ 1.00	0.325%
Equal to or below ~~3.25~~3.50 to 1.00, but above ~~or equal~~3.00 to ~~2.50 to~~ 1.00	0.250%
~~Below 2.50 to~~ Equal to or below 3.00 to 1.00	0.200%

No change in the Applicable Commitment Fee shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a), the Applicable Commitment Fee shall be determined as if the First Lien Net Leverage Ratio were in excess of ~~3.75~~4.00 to 1.00. Within one Business Day of receipt of the applicable information under Section 6.02(a), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Commitment Fee in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 6.02 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee for any period (an “Applicable Period”) than the Applicable Commitment Fee applied for such Applicable Period, then (a) the Borrower shall promptly (and in any event within five Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 6.02 for such Applicable Period, (b) the Applicable Commitment Fee for such Applicable Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional amounts owing as a result of such increased Applicable Commitment Fee for such Applicable Period. Notwithstanding anything to the contrary set forth herein, the provisions of this paragraph may be amended or waived with the consent of only the Borrower and the Required Revolving Lenders.

“Applicable Creditor” has the meaning specified in Section 2.21(b). “Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Law” means, as to any Person, all Applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Period” has the meaning specified in the definition of “Applicable Commitment Fee.”

“Applicable Rate” means:

(a) with respect to 2024-2 Refinancing Term Loans, a percentage per annum equal to (i) for SOFR Loans 2.75% and (ii) for Base Rate Loans, 1.75%; provided that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the Sixth Amendment Effective Date, the “Applicable Rate” for 2024-2 Refinancing Term Loans shall be the applicable rate per annum set forth below under the caption “Alternate Base Rate Spread” or “SOFR Spread,” respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Net Leverage Ratio	Alternate Base Rate Spread	SOFR Spread
Above 2.75 to 1.00	1.75%	2.75%
Equal to or below 2.75 to 1.00, but above 2.25 to 1.00	1.50%	2.50%
Equal to or below 2.25 to 1.00	1.25%	2.25%

(b) with respect to 2026 Incremental Term Loans, a percentage per annum equal to (i) for SOFR Loans 3.00% and (ii) for Base Rate Loans, 2.00%; provided that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the Seventh Amendment Effective Date, the “Applicable Rate” for 2026 Incremental Term Loans shall be the applicable rate per annum set forth below under the caption “Alternate Base Rate Spread” or “SOFR Spread,” respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Net Leverage Ratio	Alternate Base Rate Spread	SOFR Spread
Above 4.00 to 1.00	2.00%	3.00%
Equal to or below 4.00 to 1.00	1.75%	2.75%

(c)  ~~(b)~~ with respect to Revolving Loans, from and after the ~~Sixth~~Seventh Amendment Effective Date, a percentage per annum equal to, (i) for SOFR Loans and Alternative Currency Loans, ~~2.50~~2.75% and (ii) for Base Rate Loans, ~~1.50~~1.75%; provided that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio in respect of the first full fiscal quarter ending after the ~~Sixth~~Seventh Amendment Effective Date, the “Applicable Rate” for Revolving Loans shall be the applicable rate per annum set forth below under the caption “Alternate Base Rate Spread” or “SOFR/Alternative Currency Spread,” respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

First Lien Net Leverage Ratio	Alternate Base Rate Spread	SOFR/Alternative Currency Spread
~~Equal to or above 3.75 to~~Above 4.00 to 1.00	1.75%	2.75%
~~Below 3.75~~Equal to or below 4.00 to 1.00, but above ~~or equal~~3.50 to ~~3.25 to~~ 1.00	1.50%	2.50%
~~Below 3.25~~Equal to ~~1.00, but above~~ or ~~equal~~below 3.50 to ~~2.50 to~~ 1.00	1.25%	2.25%
~~Below 2.50 to 1.00~~	~~1.00~~ %	~~2.00~~ %

(d)  ~~(c)~~ with respect any Term Loans (other than 2024-2 Refinancing Term Loans and 2026 Incremental Term Loans), as specified in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

No change in the Applicable Rate for Revolving Loans ~~or~~, 2024-2 Refinancing Term Loans or 2026 Incremental Term Loans, as applicable, shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the First Lien Net Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a), the Applicable Rate for (x) Revolving Loans and 2026 Incremental Term Loans shall be determined as if the First Lien Net Leverage Ratio were in excess of 4.00 to 1.00 and (y) 2024-2 Refinancing Term Loans shall be determined as if the First Lien Net Leverage Ratio were in excess of 3.75 to 1.00, as applicable. Within one Business Day of receipt of the applicable information under Section 6.02(a), the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 6.02 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (a) the Borrower shall promptly (and in any event within five Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 6.02 for such Applicable Period, (b) the Applicable Rate for such Applicable Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period. Notwithstanding anything to the contrary set forth herein, the provisions of this paragraph may be amended or waived with respect to any Class with the consent of only the Borrower and the Required Lenders of such Class (or in the case of the rate specified in the preceding sentence, all affected Lenders of such Class).

Notwithstanding the foregoing, at all times following the consummation of a Qualifying IPO, the rates otherwise applicable pursuant to the preceding provisions (other than clause (a)) shall be reduced by 0.25%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale Prepayment Percentage” means (a) 100%, if the Borrower’s First Lien Net Leverage Ratio at the end of the immediately preceding fiscal year equals or exceeds the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00, (b) 50%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00, but equals or exceeds the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00, and (c) 0%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any auction in accordance with the auction procedures set forth on Exhibit L; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Available Amount” means, at any time (the “Reference Date”) with respect to the applicable Available Amount Reference Period, a cumulative amount equal to the sum of, without duplication:

(a) the greater of (A) 50% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; plus

(b) an amount equal to, at the option of the Borrower at the time of determination, either:

(i) the sum of (x) the cumulative amount of Excess Cash Flow for such Available Amount Reference Period; provided that when measuring such amount (A) Excess Cash Flow will be deemed not to be less than zero in any fiscal year and (B) Excess Cash Flow for any fiscal year will be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a) for such fiscal year, have been received by the Administrative Agent, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.07(b)(i); or

(ii) 50% of cumulative Consolidated Net Income for such Available Amount Reference Period; provided that when measuring such amount (A) Consolidated Net Income will be deemed not to be less than zero in any fiscal year and (B) Consolidated Net Income for any fiscal year will be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a) for such fiscal year, have been received by the Administrative Agent; plus

(c) new public or private Permitted Equity Issuances made in return for cash or other assets and cash and Cash Equivalents to the Borrower (with non-cash contributions and Permitted Equity Issuances in exchange for assets other than cash measured at the fair market value of such non-cash contributions and Permitted Equity Issuances at the time they were made), or Net Cash Proceeds from Permitted Equity Issuances received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and, in each case, to the extent Not Otherwise Applied; plus

(d) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of Investments in such Unrestricted Subsidiary or Minority Investments made by the Borrower or any Restricted Subsidiary made in reliance on the Available Amount; plus

(e) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value of such investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of such investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time they were made); plus

(f) to the extent not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or required to be applied to prepay Term Loans in accordance with Section 2.07(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Minority Investments were made in reliance on the Available Amount; plus

(g) to the extent (i) not reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment and (ii) not in excess of the fair market value of such Investment at the time it was made, the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made by the Borrower or any Restricted Subsidiary in reliance on the Available Amount; plus

(h) any amount of mandatory prepayments required to be prepaid pursuant to Section 2.07(b) that have been declined by Lenders and retained by the Borrower in accordance with Section 2.07(b)(vii) (but only to the extent also declined by lenders of (i) any other senior secured Indebtedness of the Borrower, and (ii) any Permitted Refinancing in respect of the foregoing, in each case to the extent required to be applied to offer to repurchase or otherwise prepay such Indebtedness); plus

(i) any amount of Net Cash Proceeds from Dispositions or Casualty Events not required to be applied to a mandatory prepayment pursuant to Section 2.07(b)(ii); minus

(j) the aggregate amount of any Investments made pursuant to Section 7.02(e)(ii), any Restricted Payments made pursuant to Section 7.06(o)(ii) and any payment made pursuant to Section 7.10(a)(v)(B) during the period commencing on the ~~Closing~~Seventh Amendment Effective Date and ending on the Reference Date (and, for purposes of this clause (j), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

Notwithstanding anything to the contrary, to the extent any Excess Cash Flow is not applied to make a prepayment pursuant to Section 2.07(b)(i) by virtue of the application of Section 2.07(b)(vi), such Excess Cash Flow shall not under any circumstances increase the Available Amount.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on (i) with respect to the calculation of clause (b) of the definition of “Available Amount,” the first Business Day of fiscal year 2020 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 6.01(a), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent and (ii) with respect to the calculation of “Available Amount” (other than clause (b) of the definition thereof) the day after the Closing Date through and including the Reference Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Secured Overnight Financing Rate published on such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source) plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans and Alternative Currency Term Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Pounds Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro or Pounds Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all capital and finance leases that have been or are required to be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Closing Date.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent or an Issuing Bank, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars and each Alternative Currency;

(b) local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (h) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with Applicable Law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above in foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) or (b) above; provided that such amounts, except amounts used to pay obligations of the Borrower or any Restricted Subsidiary denominated in any currency other than Dollars or an Alternative Currency in the ordinary course of business, are converted into Dollars or an Alternative Currency as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or Agent or an Affiliate of a Lender or Agent (a) on the ~~Fifth~~Seventh Amendment Effective Date (with respect to any Cash Management Services entered into prior to the ~~Closing~~Seventh Amendment Effective Date), (b) at the time it initially provides any Cash Management Services to the Borrower or any Restricted Subsidiary, or (c) at the time that the Person to whom the Cash Management Services are provided is merged with the Borrower or becomes or is merged with a Restricted Subsidiary (with respect to any Cash Management Services entered into prior to the date of such merger or such Person becoming a Restricted Subsidiary), in each case whether or not such Person subsequently ceases to be a Lender or Agent or an Affiliate of a Lender or Agent.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, cross-claims, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, whether arising before, on, or after the ~~Fifth~~Seventh Amendment Effective Date, in contract or in tort, in law (whether local, state, or federal U.S. or non-U.S. law) or in equity, or pursuant to any other theory of local, state, or federal U.S. or non-U.S. law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, fraudulent transfer or fraudulent conveyance or voidable transaction law, violation of local. state, or federal or non-U.S. law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any claim pursuant to section 362 or chapter 5 of the title 11 of the United States Code or similar local, state, or federal U.S. or non-U.S. law; (d) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of title 11 of the United States Code; (e) any state or foreign law pertaining to actual or constructive fraudulent transfer, fraudulent conveyance, or similar claim; and (f) any “lender liability” or equitable subordination claims or defenses.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement);

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or

(c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or relating thereto and (ii) all requests, rules, guidelines, requirements or directives issued by any United States or foreign regulatory authority in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the earliest to occur of:

(a) any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent of the aggregate ordinary voting power represented by the then issued and outstanding Equity Interests of Holdings (or Successor Holdings, if applicable) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings (or Successor Holdings, if applicable) beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate by the Permitted Holders, unless, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election 50% or more of the Board of Directors of Holdings or Successor Holdings, if applicable; and

(b) after giving effect to the Transactions on the Closing Date, the Borrower ceasing to be a direct wholly owned Subsidiary of Holdings (or Successor Holdings, if applicable).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are ~~Term Loans (including Initial Term Loans and~~ 2024-2 Refinancing Term Loans~~)~~, 2026 Incremental Term Loans, Revolving Loans, Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans or Extended Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of ~~Term Loans (including Initial Term Loans and~~ 2024-2 Refinancing Term Loans~~)~~ made to the Borrower pursuant to Section 2.01(a), 2026 Incremental Term Loans made to the Borrower pursuant to Section 2.01(a), Revolving Loans, Refinancing Term Commitment (and, in the case of a Refinancing Term Commitment, the Class of Loans to which such commitment relates), Refinancing Revolving Commitment (and, in the case of a Refinancing Revolving Commitment, the Class of Loans to which such commitment relates) or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment or an Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Refinancing Term Commitments, Refinancing Revolving Commitments, Refinancing Term Loans, Refinancing Revolving Loans, Incremental Term Loans and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01 and the Term Loans are made to the Borrower pursuant to the first sentence of Section 2.01(a).

“Closing Date First Lien Net Leverage Ratio” means 5.33 to 1.00.

“Closing Date Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, dated as of the Closing Date, by and among Jefferies Finance LLC, as the initial first priority representative, the Second Lien Collateral Agent, as the initial second priority representative, and each additional representative from time to time party thereto, as acknowledged by the Loan Parties, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Closing Date Refinancing” means the repayment of the Existing Debt, the termination of any related commitments thereunder and the termination, release or authorization to terminate or release all contractual Liens related thereto, in each case on or about the Closing Date.

“Closing Date Secured Net Leverage Ratio” means 7.00 to 1.00.

“Closing Date Total Net Leverage Ratio” means 7.25 to 1.00.

“Closing Fee” has the meaning specified in Section 2.11(e).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document, the Mortgaged Properties and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01(a)(iii), 6.11, 6.12 or 6.15 or pursuant to the Existing Credit Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of an Alternative Currency Term Rate Loan pursuant to Article II, which, shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower, any Subsidiary, Holdings or any parent entity of Holdings.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR,” “SONIA,” “EURIBOR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(a) increased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP:

(i) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discount, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (y) contingent obligations in respect of Indebtedness; provided that that such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements, and (I) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents; plus

(ii) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated funds; plus

(iii) depreciation expense and amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv) non-cash items (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (x) the Borrower may determine not to add back such non-cash item in the current Test Period and (y) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) non-cash expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) non-cash currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net non-cash loss resulting from hedge agreements for currency exchange risk), (C) non-cash losses, expenses, charges or negative adjustments attributable to the movement in the mark-to-market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) non-cash charges for deferred tax asset valuation allowances, (E) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) any non-cash charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments, (G) all non-cash losses from Investments recorded using the equity method, (H) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight rent for GAAP purposes, and (I) any non-cash interest expense; plus

(v) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under GAAP; plus

(vi) charges, costs, losses, expenses, reserves or other items related to or incurred in connection with the following: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic initiatives; business optimization (including costs and expenses relating to business optimization programs); retention, severance and similar items; systems establishment, conversion and integration;

contract termination, recruiting and relocation; curtailments or modifications to pension and post-retirement employee benefits plans; start-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, offices and facilities including in connection with any Permitted Investment, any acquisition or other Investment; new systems design and implementation; and consulting fees and any expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) public company registration, listing, compliance, reporting and related activities, (G) litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (H) casualty events or asset sales outside the ordinary course of business; plus

(vii) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, Acquisition Transactions, including acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clauses (x) and (y), including transactions considered or proposed but not consummated), including equity issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(viii) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance to the extent actually paid or reasonably expected to be paid, (B) paid or payable (directly or indirectly) by a third party that is not a Loan Party or a Restricted Subsidiary (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person by a third party that is not a Loan Party or a Restricted Subsidiary or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(ix) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(x) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xi) proceeds of business interruption insurance actually received; plus

(xii) minority interest expense, including consisting of income attributable to Equity Interests held by third parties in any non-wholly owned Restricted Subsidiary; plus

(xiii) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, including (A) payments made to compensate such holders as though they were equity holders at the time of, and entitled to share in, such distribution, and (B) all dividend equivalent rights owed pursuant to any compensation or equity arrangement; plus

(xiv) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs and contingent consideration obligations, bonuses and other compensation paid to employees, directors or consultants, payments in respect of dissenting shares, and purchase price adjustments, in each case, made in connection with a permitted Investment, acquisition or other transactions disclosed in the documents referred to in clause (xxii) below; plus

(xv) any losses from disposed or discontinued operations; plus

(xvi) (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan, any long-term incentive plan (including any related cash payments) or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any Parent Entity, the Borrower and/or any Restricted Subsidiary); plus

(xvii) the amount of loss or discount on, or other expenses incurred in connection with, sales of receivables, Securitization Assets and related assets in connection with a receivables financing or securitization (including a Qualified Securitization Financing); plus

(xviii) the cumulative effect of a change in accounting principles; plus

(xix) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xx) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Holdings or any other Parent Entity; plus

(xxi) payments made pursuant to Earnouts; plus

(xxii) adjustments of the type reflected in (A) the financial model for the Borrower and its Subsidiaries prepared by Sponsor and delivered to the Lead Arrangers prior to May 14, 2019 or in connection with the Fifth Amendment or (B) any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent, in connection with the Transactions or a Permitted Acquisition or other Investment consummated after the Closing Date or the Fifth Amendment; plus

(xxiii) the amount of “run rate” savings, operating expense reductions, operating improvements (including the entry into, amendment, renegotiation or renewal of any contract or arrangement) and other cost or revenue synergies that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; plus

(xxiv) (A) the aggregate amount of “run rate” incremental contract value of the Borrower and its Restricted Subsidiaries pursuant to Long Term New Contracts (including, for the avoidance of doubt, “run rate” profits) entered into on or after the first date of the relevant Test Period projected by the Borrower, in good faith, that would have been realized or achieved as Consolidated Adjusted EBITDA from the entry into (and performance under) Long Term New Contracts during the relevant period had the Long Term New Contracts been effective and had performance thereunder commenced as of the beginning of the relevant period (which such incremental contract value shall be calculated on a pro forma basis as though the full run rate effect of such incremental contract value had been realized as Consolidated Adjusted EBITDA on the first day of such period), including, without limitation, such incremental contract value attributable to Long Term New Contracts that are in excess of (but without duplication of) contract value attributable to Long Term New Contracts that has been actually realized as Consolidated Adjusted EBITDA during such period and (B) the aggregate amount of incremental contract value of the Borrower and its Restricted Subsidiaries pursuant to Short Term New Contracts that have been effective during the relevant Test Period (which such incremental contract value shall be calculated on a pro forma basis as though the full effect of such incremental contract value had been realized as Consolidated    Adjusted EBITDA on the first day of such Short Term New Contract), including, without limitation, such incremental contract value attributable to Short Term New Contracts that are in excess of (but without duplication of) contract value attributable to Short Term New Contracts that has been actually realized as Consolidated Adjusted EBITDA during such period; and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP (solely to the extent increasing Consolidated Net Income):

(i) any non-cash items increasing Consolidated Net Income, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA in accordance with this definition); plus

(ii) any net income from disposed or discontinued operations; plus

(iii) any unusual, extraordinary or non-recurring gains.

~~“Consolidated Adjusted EBITDAR” means, with respect to any Person for any Test Period, (a) the Consolidated Adjusted EBITDA of such Person for such Period plus (b) the Consolidated Cash Rent Expense of such Person for such Period.~~

~~“Consolidated Cash Rent Expense” means, as of any date of determination, the consolidated fixed rent expenses solely under operating leases of real property paid in cash by the Borrower and its Restricted Subsidiaries (net of rent income received in cash, including, without limitation, in respect of subleases) during the applicable Test Period; it being understood that Consolidated Cash Rent Expenses shall in no event include (a) any expenses with respect to Capitalized Leases and Synthetic Lease Obligations or intercompany transactions or (b) any contingent and non-rent expenses (including, without limitation, common area maintenance charges, property taxes and insurance obligations, as applicable).~~

“Consolidated Current Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of any Funded Debt, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) Revolving Loans and Letter of Credit Obligations or any other revolving facility, (f) the current portion of any Capitalized Lease Obligation, (g) deferred revenue arising from cash receipts that are earmarked for specific projects, (h) liabilities in respect of unpaid earn-outs and (i) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Interest Expense” means, for any Test Period, the sum of:

(a) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus

(b) non-cash interest expense resulting solely from the amortization of original issue discount from the issuance of Indebtedness of the Borrower and the Restricted Subsidiaries (excluding Indebtedness borrowed under this Agreement in connection with the Transactions) at less than par, plus

(c) pay-in-kind interest expense of the Borrower and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money;

but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any permitted receivables financing, (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or similar Investment permitted hereunder, all as calculated on a consolidated basis in accordance with GAAP. For the avoidance of doubt, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of Swap Contracts relating to interest rate protection.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(a) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein (subject in the case of dividends, distributions or other payments in respect of such equity made to a Restricted Subsidiary to the limitations contained in clause (b) below);

(b) solely with respect to the calculation of Available Amount and Excess Cash Flow, the Net Income of any Subsidiary of such Person during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or requirement of Law applicable to such Subsidiary during such Test Period; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid to such Person or its Restricted Subsidiaries in respect of such Test Period;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(e) earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(f) (i) unrealized gains and losses with respect to Hedge Agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) obligations under any Hedge Agreements or (C) other derivative instruments;

(g) any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(i) after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(j) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(k) any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(l) (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(m) any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(n) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) Consolidated Total Debt outstanding under the Facilities and any secured refinancing indebtedness or other debt that is secured by a Lien on any asset or property of the Borrower or any Subsidiary Guarantor outstanding as of such date minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), obligations in respect of Capitalized Leases in excess of, in the aggregate, the greater of (i) 12.5% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (ii) 12.50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination (and only amounts in excess of this minimum will be included in Consolidated Total Debt), and purchase money obligations and debt obligations evidenced by promissory notes or similar instruments; provided, that Consolidated Total Debt will not include Indebtedness in respect of (a) any Qualified Securitization Financing, (b) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided, that any unreimbursed amount under commercial letters of credit will not be counted as Consolidated Total Debt until three Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement will be counted)), (c) obligations under Hedge Agreements, (d) obligations in respect of cash management obligations, (e) purchase money obligations incurred in the ordinary course, trade payable and earn outs and similar obligations, (f) Indebtedness to the extent it has been cash collateralized or with respect to which the Borrower or a Restricted Subsidiary is obligated only as a surety or guarantor, (g) any lease obligations other than in respect of Capitalized Leases included in Consolidated Total Debt and (h) borrowings under local lines of credit and other similar facilities, in each case of Foreign Subsidiaries, to the extent incurred in the ordinary course.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Contribution Indebtedness” means Indebtedness in an aggregate principal amount at the time of the incurrence thereof not to exceed an amount equal to 200% of the amount of (i) any (A) new public or private Permitted Equity Issuances made in return for cash or other assets and cash and Cash Equivalents to the Borrower (with non-cash contributions and Permitted Equity Issuances in exchange for assets other than cash measured at the fair market value of such non-cash contributions and Permitted Equity Issuances at the time they were made) or (B) Net Cash Proceeds from Permitted Equity Issuances or the fair market value of other assets received by Holdings and contributed to the Borrower as equity solely in exchange for common Equity Interests of the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date that are Not Otherwise Applied and (ii) available dollar-based capacity under Section 7.06 to make Restricted Payments which for the avoidance of doubt shall reduce such dollar-based capacity under the relevant clause of Section 7.06.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to another or (b) a continuation of Alternative Currency Loans or SOFR Loans, as applicable, pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-3.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.26(a).

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower or any Restricted Subsidiary in the form of term loans or notes or revolving commitments except as may be agreed by Required Lenders; provided that:

(a) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, Indebtedness that is either (i) Term Loans, (ii) Revolving Commitments or (iii) other Credit Agreement Refinancing Indebtedness (“Refinanced Debt”);

(b) such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt being exchanged, extended, renewed, replaced or refinanced (plus (i) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums) and other amounts payable with respect to the Refinanced Debt and (ii) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Credit Agreement Refinancing Indebtedness);

(c) (i) the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and (ii) the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the final maturity date of the Refinanced Debt; provided that this clause shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(d) any mandatory prepayments (and with respect to any Credit Agreement Refinancing Indebtedness comprising revolving loans, to the extent commitments thereunder are permanently terminated) of,

(i) any Credit Agreement Refinancing Indebtedness that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder or pursuant to the terms of any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt, first made or offered to the Loans and any such Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt; provided that this clause (d)(i) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception; and

(ii) any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment of the Loans; provided this clause (ii) will not prohibit any repayment of such Credit Agreement Refinancing Indebtedness at maturity or with the proceeds of other Credit Agreement Refinancing Indebtedness; provided further this clause (d)(ii) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception; and

(e) such Indebtedness is not guaranteed by any Subsidiary Loan Party other than a Subsidiary Guarantor (including any Subsidiary that becomes a Subsidiary Guarantor in connection therewith); and

(f) if such Indebtedness is secured:

(i) such Indebtedness is not secured by a Lien on any assets or property of a Loan Party that does not constitute Collateral (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans);

(ii) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of, (A) if such Indebtedness is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (B) if such Indebtedness is Junior Lien Debt, the Closing Date Intercreditor Agreement or another Junior Lien Intercreditor Agreement.

Credit Agreement Refinancing Indebtedness will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Cure Expiration Date” has the meaning assigned to such term in Section 8.02.

“Cure Security” has the meaning assigned to such term in Section 8.02.

“Daily Simple SOFR” means with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Representative” means, with respect to any series of Indebtedness secured by a Lien permitted under Section 7.01(i) or (kk), Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Revolving Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan not paid when due, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.05(c)) plus 2.00% per annum, in each case, to the fullest extent permitted by Applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that,

(a) has failed to (i) fund all or any portion of its Loans, including participations in respect of Letters of Credit within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due,

(b) has notified the Borrower, the Administrative Agent or the Issuing Banks in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or

(d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Issuing Banks and each Lender.

“Deliverable Obligation” means each obligation of the Loan Parties that would constitute a “Deliverable Obligation” under a market standard credit default swap transaction documented under the ISDA CDS Definitions and specifying any of the Loan Parties as a Reference Entity. Each capitalized term used but defined in the preceding sentence has the meaning specified in the ISDA CDS Definitions, as applicable.

“Derivative Instrument” means with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Loan Parties; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanctions.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to the General Asset Sale Basket that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition by any Person of any of its property, other than sales, transfers, licenses, leases or other dispositions (a) that constitute a Lien, (b) made in connection with or in exchange for an Investment (including in exchange for Equity Interests or Indebtedness, or as a contribution to capital, of any Person), (c) made in connection with a Restricted Payment (including dividends and distributions with respect to and redemptions or repurchases of Equity Interests) or (d) that are a sale of Equity Interests in, or an issuance of Equity Interests by, a Restricted Subsidiary or Excluded Subsidiary.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale as long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event is subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and Cash Collateralization of all Letters of Credit),

(b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part,

(c) provides for the scheduled payments of dividends in cash, or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests,

in each case, prior to the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of any Company Person of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such Company Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such Company Person’s termination, death or disability.

“Disqualified Lender” means,

(a) the competitors of the Borrower and its Subsidiaries identified in writing by or on behalf of the Borrower (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Administrative Agent, from time to time after the Closing Date;

(b) (i) any Persons that are engaged as principals primarily in private equity or venture capital (other than any Affiliated Debt Fund of such Person) and (ii) those particular banks, financial institutions, other institutional lenders and other Persons, in the case of each of clauses (i) and (ii), to the extent identified in writing by or on behalf of the Borrower to ~~the Lead Arrangers~~Jefferies Finance on or prior to ~~the Fifth Amendment Effective Date~~March 13, 2026 or after such date with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); and

(c) any Affiliate of a Person described in the preceding clauses (a) or (b) that (in each case, other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, is either reasonably identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Borrower (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Administrative Agent from time to time on or after the Closing Date.

The Agent shall not disclose any list of Disqualified Lenders. The Borrower shall, upon request of any Lender, identify whether any Person identified by such Lender as a proposed assignee or Participant is a Disqualified Lender. The Borrower, by written notice to the Administrative Agent, may from time to time remove any entity from the list of Disqualified Lenders, and such entity removed from the list of Disqualified Lenders shall no longer be a Disqualified Lender for any purpose under any Loan Document, unless subsequently identified in writing in accordance with this definition. Any Person that is a Lender and subsequently becomes a Disqualified Lender (but such Person was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall be deemed to not be a Disqualified Lender hereunder with respect to any Loans held by it immediately prior to becoming a Disqualified Lender.

“Division” has the meaning specified in Section 1.02(e).

“Dollar”, “$” and “USD” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Loan denominated in any Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency converted to Dollars in accordance with Section 1.09;

(c) with respect to any Letter of Credit Obligation (or any risk participation therein), (i) if denominated in Dollars, the amount thereof and (ii) if denominated in any Alternative Currency other than Dollars, the amount thereof converted to Dollars in accordance with Section 1.09; and

(d) with respect to any other amount (i) if denominated in Dollars, the amount thereof and (ii) if denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as applicable, on the basis of the Exchange Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means (i) any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) any direct wholly-owned Subsidiary of the Borrower or of any Subsidiary described in clause (i) above that is disregarded for U.S. tax purposes.

“Earnouts” means (a) all earnout payments or contingent payments in connection with any Permitted Investment and (b) Existing Earnouts and Unfunded Holdbacks.

“ECF Prepayment Percentage” means (a) 50%, if the Borrower’s First Lien Net Leverage Ratio at the end of the immediately preceding fiscal year equals or exceeds the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00, (b) 25%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00, but equals or exceeds the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00, and (c) 0%, if such First Lien Net Leverage Ratio is less than the Closing Date First Lien Net Leverage Ratio less 1.00 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii) (including any consents that may be required thereunder) and (v); provided that neither (x) any Person that is or would be a Defaulting Lender nor (y) any Disqualified Lender shall be an Eligible Assignee.

“EMU” means the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Engagement Letter” means (a) prior to the Fifth Amendment Effective Date, that certain Engagement Letter, dated as of April 30, 2019, by and among Holdings, the Borrower, Jefferies Finance, BMOCO, UBS and Nomura, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof prior to the Fifth Amendment Effective Date, (b) on and after the Fifth Amendment Effective Date, that certain Amended and Restated Engagement Letter, dated as of March 27, 2024, by and among Holdings, the Borrower, BofA, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch, and U.S. Bank National Association, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof and (c) on and after the Sixth Amendment Effective Date, that certain Engagement Letter, dated as of November 18, 2024, by and among Holdings, the Borrower, and BofA, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Enterprise Transformative Event” means any merger, acquisition, amalgamation, Investment, dissolution, liquidation, consolidation, or disposition, in any such case by the Borrower, any Restricted Subsidiary, Holdings or any parent company (other than the Sponsor) that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings, the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by any Governmental Authority, or proceedings with respect to any Environmental Liability or pursuant to Environmental Law, including those (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“Equal Priority Intercreditor Agreement” means an intercreditor agreement substantially in the form attached hereto as Exhibit K-2 or, if requested by the Borrower or any provider of Pari Passu Lien Debt, another intercreditor agreement containing customary terms or terms that are reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver such other intercreditor agreement with one or more Debt Representatives for Pari Passu Lien Debt permitted hereunder.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any Person who was, as to the time of such past event or period of time, an ERISA Affiliate within the meaning of the preceding sentence.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan; (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period, plus

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period, the application of purchase accounting or the reclassification of items from short term to long term or vice versa), plus

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period (including, without duplication, tax distributions pursuant to Section 7.06(g)(i)) and tax distribution reserves set aside or payable, plus

(vi) cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (l) (other than clause (g)) of the definition of “Consolidated Net Income”, plus

(ii) without duplication of amounts deducted pursuant to clause (b)(xi) below or this clause (b)(ii) in prior periods, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt, plus

(iii) the aggregate amount of all principal payments of Indebtedness (including the principal component of payments in respect of Capitalized Leases) of the Borrower and the Restricted Subsidiaries to the extent such prepayments or repayments are not funded with the proceeds of Funded Debt, excluding (A) all payments of Indebtedness described in Section 2.07(b)(i)(B)(1)-(3) to the extent such payments reduce the repayment of Term Loans that would otherwise be required by Section 2.07(b)(i), (B) all payments of Indebtedness pursuant to and in accordance with Section 7.10(a)(v)(B), and (C) any prepayment of revolving loans to the extent there is not an equivalent permanent reduction in commitments thereunder, plus

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income, plus

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period, the application of purchase accounting or the reclassification of items from short term to long term or vice versa), plus

(vi) cash payments by the Borrower and the Restricted Subsidiaries actually made during such period to the extent not financed with the proceeds of Funded Debt in respect of any purchase price holdbacks, earn-out obligations, long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income for such period (and so long as there has not been any reduction in respect of such payments in arriving at Consolidated Net Income for such fiscal year), plus

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior periods, the amount of Permitted Investments made during such period pursuant to Section 7.02 (excluding Section 7.02(e)(ii)) to the extent that such Permitted Investments were not financed with the proceeds of Funded Debt, plus

(viii) the amount of Restricted Payments actually paid (and permitted to be paid) during such period pursuant to Section 7.06 (excluding Sections 7.06(a), 7.06(c) and 7.06(o)(ii)) to the extent such Restricted Payments were not financed with the proceeds of Funded Debt (including, without limitation, amounts paid in connection with compensations arrangements with holders of unvested options entered into in connection with the Specified Dividend), plus

(ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries to the extent not financed with the proceeds of Funded Debt during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income (and so long as there has not been any reduction in respect of such expenditures in arriving at Consolidated Net Income for such period), plus

(x) to the extent such were not deducted in calculating Consolidated Net Income for such period, the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of any principal of Indebtedness to the extent such prepayment of principal reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.07(b)(i), plus

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, or binding purchase orders (to the extent not financed with the proceeds of Funded Debt, the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of intellectual property to be consummated; provided that, to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of intellectual property during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period, plus

(xii) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in calculating Consolidated Net Income for such period, plus

(xiii) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating Consolidated Net Income;

provided that, at the option of the Borrower, any item that meets the criteria of any sub-clause of this clause (b) after the end of the applicable period and prior to the applicable date of calculation of Excess Cash Flow for such period may, at the Borrower’s option, be included in the applicable period, but not in any calculation pursuant to this clause (b) for the subsequent calculation period if such election is made.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Excluded Asset” has the meaning specified in the Security Agreement; provided that in event shall the Equity Interests issued by a Co-Borrower constitute Excluded Assets.

“Excluded Equity Interests” has the meaning specified in the Security Agreement; provided that in event shall the Equity Interests issued by a Co-Borrower constitute Excluded Equity Interests.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor,

(b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary,

(c) any FSHCO,

(d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or a FSHCO,

(e) any Subsidiary that is prohibited or restricted by Applicable Law from providing a Guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guaranty (provided that such contractual obligation is not entered into by the Borrower or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guaranty would require governmental (including regulatory) or third party (other than Holdings, the Borrower or a Restricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained,

(f) any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Agreement,

(g) any Subsidiary that is a not-for-profit organization,

(h) any Captive Insurance Subsidiary,

(i) any other Subsidiary with respect to which, as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(j) any other Subsidiary to the extent the provision of a guaranty by such Subsidiary could reasonably be expected to result in a material adverse tax consequences as reasonably determined by the Borrower in good faith,

(k) any Unrestricted Subsidiary,

(l) any Subsidiary that is an “investment company” (or would be an “investment company” if it were a Guarantor) under the Investment Company Act of 1940, as amended,

(m) any Immaterial Subsidiary;

provided that the Borrower, in its sole discretion (or in the case of any Foreign Subsidiary, with the consent of the Administrative Agent not to be unreasonably withheld), may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (m) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate such Persons as an Excluded Subsidiary); provided, further, that in no event shall any Co-Borrower constitute or be designated as an “Excluded Subsidiary”.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Existing Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Existing Debt” means the Indebtedness of the Borrower and is Subsidiaries under (i) that certain Note Purchase Agreement, dated as of August 21, 2014 (as amended by that certain First Amendment to Note Purchase Agreement, dated as of December 14, 2016 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among Holdings, the Borrower, the subsidiary guarantor from time to time party thereto and the purchasers from time to time party thereto and (ii) the Existing Credit Agreement.

“Existing Earnouts and Unfunded Holdbacks” means those earnouts and unfunded holdbacks existing on the Fifth Amendment Effective Date.

“Existing Letters of Credit” has the meaning specified in Section 2.04(j).

“Existing Term Loans” has the meaning specified in Section 2.01(a).

“Extended Commitments” means, collectively, Extended Revolving Commitments and Extended Term Commitments.

“Extended Loans” means, collectively, Extended Revolving Loans and Extended Term Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by an Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extended Term Commitments” means the Term Loan Commitments held by an Extending Lender.

“Extended Term Loans” means the Term Loans made pursuant to Extended Term Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.18(a).

“Extension Amendment” has the meaning specified in Section 2.18(b).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Facility” means the Term Loans made by the Lenders to the Borrower pursuant to Section 2.01(a) (including the Initial Term Loans ~~and~~, 2024-2 Refinancing Term Loans and 2026 Incremental Term Loans), the Revolving Loans, any Extended Term Loans, any Extended Revolving Commitments and Extended Revolving Loans, any Incremental Term Loans, any Refinancing Term Loans or any Refinancing Revolving Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fifth Amendment” means that certain Amendment No. 5 to Amended and Restated Credit Agreement, dated as of the Fifth Amendment Effective Date, among Holdings, the Borrower, the Guarantors party thereto, Jefferies Finance LLC, as resigning administrative agent and collateral agent, the Administrative Agent, the Collateral Agent and the 2024 Lenders.

“Fifth Amendment Effective Date” means March 27, 2024.

~~“Fifth Amendment Effective Date EBITDA” means $290,000,000.~~

“Fifth Amendment Joint Bookrunners” has the meaning provided in the Fifth Amendment.

“Fifth Amendment Lead Arrangers” has the meaning provided in the Fifth Amendment.

“Financial Covenant” has the meaning specified in Section 9.01(e).

“Financial Covenant Cross Default” has the meaning specified in Section 9.01(b).

“Financial Covenant Event of Default” has the meaning specified in Section 9.01(b).

“First Amendment” means that certain Amendment No. 1 to Amended and Restated First Lien Credit Agreement, dated as of February 5, 2020, by and among Holdings, the Borrower, the Administrative Agent, the Lender party thereto and the other parties party thereto.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt under the Facilities and any Pari Passu Lien Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Fixed Incremental Amount” means, as of the date of measurement, the sum of:

(a) the greater of (i) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (ii) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, plus

(b) the aggregate principal amount of any voluntary prepayments (including those made through (i) debt buybacks (whether or not offered to all lenders) and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase and (ii) “yank-a-bank” payments of Term Loans made pursuant to Section 2.07 or 3.07, repayments of Revolving Loans made pursuant to Section 2.07(a) or 3.07 (if accompanied by a corresponding reduction of commitments), prepayments of Pari Passu Lien Debt, or prepayments of Junior Lien Debt, in each case, to the extent not funded with the proceeds of Funded Debt; minus

(c) without duplication of any amounts incurred in reliance on this definition, the sum of:

(i) the aggregate amount of any Incremental Equivalent Debt incurred and then outstanding in reliance on the Fixed Incremental Amount, plus

(ii) the aggregate principal amount of Indebtedness incurred and then outstanding under Section 6.03(y)(ii).

“Flood Insurance Certificate” means with respect to each Mortgaged Property, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Casualty Event” has the meaning specified in Section 2.07(b)(vi)(A).

“Foreign Disposition” has the meaning specified in Section 2.07(b)(vi)(A).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by Applicable Laws).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Amendment” means that certain Amendment No. 4 to Amended and Restated First Lien Credit Agreement, dated as of December 12, 2022, by and among the Borrower, the Administrative Agent and the Revolving Lenders party thereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit Obligations other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect Subsidiary of Holdings (other than the Borrower) that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries or other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Asset Sale Basket” has the meaning specified in Section 7.05(j).

“Global Intercompany Note” means a promissory note substantially in the form of Exhibit H executed by Holdings, the Borrower and the wholly owned Restricted Subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grant Event” means the occurrence of any of the following: (a) the formation or acquisition of any new wholly owned Material Domestic Subsidiary by any Loan Party, (b) the designation in accordance with Section 6.13 of any existing wholly owned Material Domestic Subsidiary of any Loan Party as a Restricted Subsidiary, (c) any Person becoming a wholly owned Material Domestic Subsidiary that is a Restricted Subsidiary of a Loan Party, in each case under clauses (a) – (c) other than an Excluded Subsidiary, or (d) any Restricted Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means Holdings and each Restricted Subsidiary that executed a counterpart to the Guaranty (or a joinder thereto) on the Closing Date or thereafter pursuant to Section 6.11, in each case, other than any Excluded Subsidiaries.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Guaranty Release Event” has the meaning specified in Section 10.11(a)(iii).

“Hazardous Materials” means any hazardous or toxic chemicals, materials, substances or waste which is listed, classified or regulated by any Governmental Authority as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, including petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and urea formaldehyde.

“Hedge Agreement” means any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing on the ~~Fifth~~Seventh Amendment Effective Date (with respect to any Secured Hedge Agreement entered into on or prior to the ~~Fifth~~Seventh Amendment Effective Date) or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing; provided, at the time of entering into a Secured Hedge Agreement, no Hedge Bank shall be a Defaulting Lender.

“HMT” means His Majesty’s Treasury.

“Holdings” has the meaning specified in the preliminary statements to this Agreement, together with its successors and assigns permitted hereunder.

“Identified Transaction” has the meaning specified in Section 10.11(b).

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amendment” has the meaning specified in Section 2.16(e).

“Incremental Amount” has the meaning specified in Section 2.16(c).

“Incremental Equivalent Debt” means secured or unsecured Indebtedness of the Borrower and its Restricted Subsidiary in the form of term loans or notes; provided that:

(a) the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred shall not, together with any Incremental Revolving Facilities and/or Incremental Term Facilities then outstanding, exceed the Incremental Amount;

(b) any Incremental Equivalent Debt (i) that is Pari Passu Lien Debt shall not mature prior to the Latest Maturity Date of, and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of, the Initial Term Loans, or (ii) that is Junior Lien Debt or unsecured Indebtedness shall not mature, or have scheduled amortization, prior to the date that is 91 days following the Latest Maturity Date of the Initial Term Loans; provided that this clause (b) shall not apply to the incurrence of any such Indebtedness pursuant to the Inside Maturity Exception;

(c) (i) if such Incremental Equivalent Debt is guaranteed, such Indebtedness is not incurred or guaranteed by any Loan Party other than the Borrower and the Guarantors (including any Person required to be a Guarantor) (except (A) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence and (B) any such Person incurring or guaranteeing such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, that also guarantees the Term Loans or Revolving Loans, as applicable) and (ii) if such Incremental Equivalent Debt is secured, such Indebtedness is not secured by any Lien on any property or asset of the Borrower or any Guarantor that does not also secure the Term Loans or Revolving Loans, as applicable, at the time of such incurrence (except (A) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (B) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence, (C) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans or Revolving Loans and (D) a Debt Representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to, or is otherwise subject to the provisions of, (x) if such Incremental Equivalent Debt is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (y) if such Incremental Equivalent Debt is Junior Lien Debt, the Closing Date Intercreditor Agreement or another Junior Lien Intercreditor Agreement, as applicable;

(d) any mandatory prepayments of any Incremental Equivalent Debt:

(i) that is Pari Passu Lien Debt shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment of the Loans (but not on a greater than pro rata basis, except for (A) any repayment of such Incremental Equivalent Debt at maturity and (B) any greater than pro rata repayment of such Incremental Equivalent Debt with the proceeds of a refinancing thereof); provided that this clause (d)(i) shall not apply to the incurrence of any Incremental Equivalent Debt pursuant to the Inside Maturity Exception; and

(ii) that comprises Junior Financing or unsecured notes or loans may not be made unless, to the extent required hereunder or pursuant to the terms of any Incremental Equivalent Debt that is Pari Passu Lien Debt, such prepayments are first made or offered to the Loans and any such Incremental Equivalent Debt that is Pari Passu Lien Debt on a pro rata basis; provided that this clause (d)(ii) shall not apply to the incurrence of any Incremental Equivalent Debt pursuant to the Inside Maturity Exception.

Incremental Equivalent Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning specified in Section 2.16(a).

“Incremental Loans” has the meaning specified in Section 2.16(a).

“Incremental Revolving Facilities” has the meaning specified in Section 2.16(a).

“Incremental Revolving Facility Lender” has the meaning specified in Section 2.16(i).

“Incremental Revolving Loans” has the meaning specified in Section 2.16(a).

“Incremental Term Facilities” has the meaning specified in Section 2.16(a).

“Incremental Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lenders; provided, at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender shall be equal to such Lender’s Incremental Term Loan Commitment.

“Incremental Term Loans” has the meaning specified in Section 2.16(a).

“Indebtedness” means, with respect to any Person, without duplication,

(a) any indebtedness (including principal or premium) of such Person in respect of borrowed money; any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments; letters of credit and banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof); Capitalized Lease Obligations; the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a long-term liability on the balance sheet of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any guarantee obligation by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than a Permitted Lien) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (c) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured;

(d) net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP; and

(e) all obligations of such Person in respect of Disqualified Equity Interests;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include indebtedness, guarantees or obligations that are (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables and commercial guarantees or arrangements related or incidental to the business of the Loan Parties and the Restricted Subsidiaries, (3) customary purchase money obligations incurred in the ordinary course, (4) earn outs, purchase price holdbacks or similar obligations, (5) intercompany liabilities arising in the ordinary course of business, (6) Permitted Liens, (7) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) (such loans and advances, “Short Term Advances”) and (8) Indebtedness of any direct or indirect Parent Entity appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP and (9) deferred payments in the ordinary course of business. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.08.

“Initial Term Loan Commitment” means, as to each Lender, (I) prior to the Third Amendment Effective Date, its obligation to make an Initial Term Loan to the Borrower hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of such Initial Term Loans to be made by such Lender under this Agreement, and (II) on or after the Third Amendment Effective Date, its obligation to make a 2021 Incremental Term Loan to the Borrower hereunder on the Third Amendment Funding Date, expressed as an amount representing the maximum principal amount of such 2021 Incremental Term Loans to be made by such Lender under the Third Amendment, in each case, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) an Extension. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01 under the caption “Initial Term Loan Commitment” or, otherwise, in the Assignment and Assumption, Refinancing Amendment or Incremental Amendment (including the Third Amendment) pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as the case may be. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $800,000,000. The aggregate amount of the 2021 Incremental Term Loan Commitments as of the Third Amendment Effective Date is $290,000,000. The aggregate amount of the Initial Term Commitment as of the Fifth Amendment Effective Date ~~is~~was $0.

“Initial Term Loans” has the meaning assigned to such term in Section 2.01(a).

“Inside Maturity Exception” means Indebtedness consisting of, at the Borrower’s option, any combination of Credit Agreement Refinancing Debt, Incremental Facilities, Incremental Equivalent Debt, Permitted Ratio Debt, Indebtedness incurred pursuant to Section 7.03(l)(iii) and Permitted Refinancing of the foregoing in an original principal amount not to exceed the greater of (a) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (b) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means any Junior Lien Intercreditor Agreement, any Equal Priority Intercreditor Agreement and any other intercreditor agreement governing lien priority, in each case that may be approved by the Required Lenders or executed by the Collateral Agent from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” means, (a) as to any SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and the applicable Maturity Date; provided that if any Interest Period for a SOFR Loan or Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan or Alternative Currency Daily Rate Loan, the last Business Day of each of March, June, September, December and the applicable Maturity Date and (c) to the extent necessary to create a fungible tranche of Term Loans, the date of the incurrence of any Incremental Term Loans.

“Interest Period” means as to each SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such SOFR Loan or Alternative Currency Term Rate Loan, as applicable, is disbursed or converted to or continued as a SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, (a) the purchase or other acquisition by such Person (including by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, but excluding any Short Term Advances or (c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person; provided that none of the following shall constitute an Investment: (i) intercompany advances between and among the Borrower and its Restricted Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business. The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IRS” means Internal Revenue Service of the United States.

“Issuance Notice” means an Issuance Notice in respect of letters of credit substantially in the form of Exhibit A-2.

“Issuing Bank” means (a) each Issuing Bank with a Letter of Credit Commitment as set forth on Schedule 2.01, (b) solely with the respect to the Existing Letters of Credit, ~~Jefferies Finance LLC~~Wells Fargo Bank, National Association and Bank of America, N.A., in each case, together with its permitted successors and assigns in such capacity; provided that, such Existing Letters of Credit are issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by ~~Jefferies Finance LLC~~Wells Fargo Bank, National Association or Bank of America, N.A., as applicable, for all purposes under the Loan Documents and (c) any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.04(k) or (m). Any Issuing Bank may cause Letters of Credit to be issued by an Affiliate of such Issuing Bank or by another financial institution designated by such Issuing Bank, and all Letters of Credit issued by any such Affiliate or any such designated financial institution shall be treated as being issued by such Issuing Bank for all purposes under the Loan Documents.

“Jefferies Finance” has the meaning specified in the introductory paragraph to this Agreement.

“Joint Bookrunners” means (a) Jefferies Finance LLC, BMO Capital Markets Corp., UBS Securities LLC and Nomura Securities International, Inc., (b) the Fifth Amendment Joint Bookrunners ~~and~~, (c) the Sixth Amendment Joint Bookrunners and (d) the Seventh Amendment Joint Bookrunners.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Joint Venture Investments” means Investments in any Joint Venture or Unrestricted Subsidiary in an aggregate amount not to exceed the greater of (a) 60% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (b) 60% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Judgment Currency” has the meaning specified in Section 2.21(b).

“Junior Financing” means any Material Indebtedness that is contractually subordinated in right of payment to the Obligations expressly by its terms, other than Indebtedness between or among the Borrower and its Restricted Subsidiaries.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is secured by a Lien on Collateral that has a priority that is contractually junior to the Lien on such Collateral that secure the Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form attached hereto as Exhibit K-1 (as the same may be modified in a manner satisfactory to the Administrative Agent, the Collateral Agent and the Borrower), or, if requested by the providers of Indebtedness permitted hereunder to be Junior Lien Debt, another lien subordination arrangement reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower, in each case as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. Upon the request of the Borrower, the Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives for secured Indebtedness that is permitted to be incurred hereunder as Junior Lien Debt; provided that the Borrower shall not make such request unless such Indebtedness and related Liens do not violate (including with respect to priority) any provisions of the Loan Documents.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Term Loan, any Refinancing Revolving Loan, any Extended Term Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.08(f).

“LCT Test Date” has the meaning specified in Section 1.08(f).

“Lead Arrangers” means (a) Jefferies Finance LLC, BMO Capital Markets Corp., UBS Securities LLC and Nomura Securities International, Inc., (b) the Fifth Amendment Lead Arrangers ~~and~~, (c) the Sixth Amendment Lead Arrangers and (d) the Seventh Amendment Lead Arrangers.

“Lender” has the meaning specified in the introductory paragraph to this Agreement (and, for the avoidance of doubt, includes each Revolving Lender and each Term Loan Lender), and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks. Notwithstanding the foregoing, no Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) shall be entitled to any of the rights or privileges enjoyed by the other Lenders (including with respect to voting, information and lender meetings) and shall be deemed for all purposes to be, at most, a Defaulting Lender (except for purposes of Section 2.19(d)) until such time as such Disqualified Lender no longer owns any Loans or Commitments.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit, (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, a commercial or “trade” letter of credit or (c) an Existing Letter of Credit.

“Letter of Credit Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Loan Borrowing.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Commitment Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to each Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Percentage” means, (a) initially with respect to each Issuing Bank, the percentage set forth next to each Issuing Bank’s name on Schedule 2.01 and (b) from time to time after the ~~Fifth~~Seventh Amendment Effective Date with respect to any other Issuing Bank, a percentage to be agreed between the Borrower and such Issuing Bank.

“Letter of Credit Sublimit” means the greater of (a) $90,000,000 and (b) such higher amount as the Borrower, the Revolving Lenders and the applicable Issuing Bank(s) may from time to time agree.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease or an agreement to sell in and of itself be deemed or give rise to a Lien.

“Lien Release Event” has the meaning specified in Section 10.11(a)(i).

“Limited Condition Transaction” means any Acquisition Transaction, Investment, Disposition, Restricted Payment, repayment, repurchase, defeasance or refinancing of Indebtedness, or other transactions involving the Borrower or one or more of its Restricted Subsidiaries identified by the Borrower (including one or more transactions that could result in a Change of Control) (a) that is not conditioned on the availability of, or on obtaining, third party financing, (b) that requires the payment of any fee, liquidated damages or other amount, or an indemnity, claim or other liability, as a result of third party financing not being available or having been obtained, (c) with respect to which notice will be or is required to be delivered prior to the consummation thereof or (d) that the Borrower or a Restricted Subsidiary is obligated to consummate pursuant to a Contractual Obligation.

“Liquidity” means, as of any date of determination, (a) cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries that are Domestic Subsidiaries on a consolidated basis that is not Restricted, plus (b) the amount by which revolving commitments extended to the Borrower and its Restricted Subsidiaries, including the Revolving Commitments, exceed the total utilization of such revolving commitments, including the Total Utilization of Revolving Commitments.

“Loan” means a Term Loan and a Revolving Loan made by a Lender to the Borrower under Article II (including Section 2.16).

“Loan Documents” means collectively, (a) this Agreement, (b) the First Amendment, (c) the Second Amendment, (d) the Third Amendment, (e) the Fourth Amendment, (f) the Fifth Amendment, (g) the Sixth Amendment, (h) the ~~Notes~~Seventh Amendment, (i) the Notes, (j) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (j) ~~the Guaranty, (~~k) the Guaranty, (l) the Collateral Documents, (~~l~~m) the Intercreditor Agreement (if any), and (~~m~~n) the Global Intercompany Note.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Long Term New Contracts” means binding and effective new or amended agreements with customers or, if generating incremental contract value, new agreements (or amendments to, or renewals of, existing agreements) with existing customers, in each case, with a term of no less than 12 months.

“L/C Fee” has the meaning specified in Section 2.11(b)(ii).

“Management Stockholders” means (a) the members of management of Holdings, any direct or indirect parent of Holdings, or any of their respective Subsidiaries who are investors in Holdings or any direct or indirect parent of Holdings, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (a) the sum of (i) the total number of issued and outstanding shares of common stock of the Borrower or any direct or indirect parent of the Borrower on the date of the initial public offering of the shares of common stock of the Borrower or such direct or indirect parent of the Borrower, plus (ii) the total number of shares of common stock of the Borrower or any direct or indirect parent of the Borrower that are actually issued, if any, upon exercise of the “overallotment option” granted to the underwriters of such initial public offering, multiplied by (b) the initial public offering price of such shares of common stock.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party and (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 10.0% of total assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Subsidiaries of such Domestic Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period, then the Borrower shall, not later than sixty days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries.

“Material Foreign Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with GAAP or (b) whose revenues for such Test Period (when taken together with the revenues of the Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 10.0% of total assets of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Subsidiaries of such Foreign Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period, then the Borrower shall, not later than sixty days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Indebtedness” means, as of any date, Indebtedness for borrowed money on such date of any Loan Party in an aggregate principal amount exceeding the Threshold Amount; provided that in no event shall any of the following be Material Indebtedness (a) Indebtedness under a Loan Document, (b) obligations in respect of a receivables financing, (c) Capitalized Lease Obligations and (d) Indebtedness held by a Loan Party or any Indebtedness held solely by an Affiliate of a Loan Party.

“Material Intellectual Property” means Intellectual Property owned by the Borrower or any of the other Loan Parties that is material to the business of the Borrower and the Loan Parties, taken as a whole.

“Material Real Property” means any real property owned in fee by the Borrower or any Restricted Subsidiary that is a Loan Party (or owned by any Person required to become a Loan Party hereunder) (a) with a book value in excess of $7,500,000 and (b) not located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means:

(a) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.18, the date that is the earlier of (i) seven years after the Closing Date and (ii) the date such Term Loans are declared due and payable pursuant to Section 9.02,

(b) with respect to the 2024-2 Refinancing Term Loans that have not been extended pursuant to Section 2.18, the date that is the earlier of (i) seven years after the Fifth Amendment Effective Date and (ii) the date such Term Loans are declared due and payable pursuant to Section 9.02,

(c) with respect to the ~~Revolving Loans~~2026 Incremental Term Loans that have not been extended pursuant to Section 2.18, the date that is the earlier of (i) ~~five~~seven years after the Fifth Amendment Effective Date and (ii) the date ~~Revolving~~such Term Loans are declared due and payable pursuant to Section 9.02,

(d) with respect to the Revolving Loans, the date that is the earlier of (i) five years after the Seventh Amendment Effective Date (the “Scheduled Revolving Loan Maturity Date”); provided, that if, as of the date that is 91 days prior to the then earliest final scheduled maturity date of any Reference Term Loans outstanding on such date (the “Springing Revolving Loan Maturity Date”), any Reference Term Loans with a final scheduled maturity date that is on or prior to the date that is 91 days after such Springing Revolving Loan Maturity Date remain outstanding in an aggregate principal amount in excess of $300,000,000, then the Maturity Date with respect to the Revolving Loans shall instead be the Springing Revolving Loan Maturity Date (such maturity date determined in accordance with this clause (d)(i), the “Revolving Loan Maturity Date”) and (ii) the date Revolving Loans are declared due and payable pursuant to Section 9.02;

(e)  ~~(d)~~ with respect to any tranche of Extended Term Loans and/or Extended Revolving Commitments, the earlier of (i) the final maturity date as specified in the applicable Extension Amendment and (ii) the date such tranche of Extended Term Loans and/or Extended Revolving Commitments are terminated and/or declared due and payable pursuant to Section 9.02,

(f) ~~(e)~~ with respect to any Refinancing Term Loans or Refinancing Revolving Loans, the earlier of (i) the final maturity date as specified in the applicable Refinancing Amendment and (ii) the date such Refinancing Term Loans or Refinancing Revolving Loans are declared due and payable pursuant to Section 9.02, and

(g)  ~~(f)~~ with respect to any Incremental Term Loans, the earlier of (i) the final maturity date as specified in the applicable Incremental Amendment and (ii) the date such Incremental Term Loans are declared due and payable pursuant to Section 9.02;

provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 11.10.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” and/or “Mortgage Policies” means an American Land Title Association Lender’s Extended Coverage title insurance policy covering such interest in the Mortgaged Property in an amount at least equal to the fair market value of such Mortgaged Property (or such lesser amount as shall be specified by the Collateral Agent) insuring the first priority Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Properties” means the property on which Mortgages are required pursuant to Sections 6.11 and 6.15.

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages, deeds of trust, trust deeds and hypothecs executed and delivered pursuant to Sections 6.11, 6.12(b) or 6.15.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to:

(a) the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of:

(i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries), over

(ii) the sum of,

(A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, Pari Passu Lien Debt or Junior Lien Debt),

(B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and re-cording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event,

(C) taxes or distributions made pursuant to Section 7.06(g)(i) or 7.06(g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds),

(D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and

(E) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E);

provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such amount exceeds $5,000,000 and (II) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year exceeds $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower, the excess, if any, of:

(i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over

(ii) taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance; and

(c) any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash and Cash Equivalents from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends.

“Netted Tax Amount” has the meaning specified in Section 2.07(b)(vi).

“Net Short Lender” means at any date of determination, each Lender that has a Net Short Position as of such date; provided that Unrestricted Lenders shall not be Net Short Lenders.

“Net Short Position” means, with respect to a Lender (other than an Unrestricted Lender), as of a date of determination, the net positive position, if any, held by such Lender that is remaining after deducting any long position that the Lender holds (i.e., a position (whether as an investor, lender or holder of Loans, debt obligations and/or Derivative Instruments) where the Lender is exposed to the credit risk of Deliverable Obligations of the Loan Parties) from any short positions (i.e., a position as described above, but where the Lender is instead protected from the credit risk described above).

For purposes of determining whether a Lender (other than an Unrestricted Lender) has a Net Short Position on any date of determination:

(a) Derivative Instruments shall be counted at the notional amount (in Dollars) of such Derivative Instrument; provided that, subject to clause (e) below, the notional amount of Derivative Instruments referencing an index that includes any of the Loan Parties or any bond or loan obligation issued or guaranteed by any Loan Party shall be determined in proportionate amount and by reference to the percentage weighting of the component which references any Loan Party or any bond or loan obligation issued or guaranteed by any Loan Party that would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties;

(b) notional amounts of Derivative Instruments in other currencies shall be converted to the Dollar equivalent thereof by such Lender in accordance with the terms of such Derivative Instruments, as applicable; provided that if not otherwise provided in such Derivative Instrument, such conversion shall be made in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate determined (on a midmarket basis) by such Lender, acting in a commercially reasonable manner, on the date of determination;

(c) Derivative Instruments that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (or any successor definitions thereof, collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans if such Lender is a protection buyer or the equivalent thereof for such Derivative Instrument and (i) the Loans are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner) or (ii) the Loans would be a “Deliverable Obligation” or an “Obligation” (as defined in the ISDA CDS Definitions) of the Loan Parties under the terms of such derivative transaction;

(d) credit derivative transactions or other Derivative Instruments not documented using the ISDA CDS Definitions shall be counted for purposes of the Net Short Position determination if, with respect to the Loans, such transactions are functionally equivalent to a transaction that offers such Lender protection in respect of the Loans; and

(e) Derivative Instruments in respect of an index that includes any of the Loan Parties or any instrument issued or guaranteed by any of the Loan Parties shall not be deemed to create a short position, so long as (A) such index is not created, designed, administered or requested by such Lender and (B) the Loan Parties, and any Deliverable Obligation of the Loan Parties, collectively, shall represent less than 5.0% of the components of such index.

“Net Short Representation” means, with respect to any Lender (other than an Unrestricted Lender) at any time, a representation and warranty (including any deemed representation and warranty, as the case may be) from such Lender to the Borrower that it is not (x) a Net Short Lender at such time or (y) knowingly and intentionally acting in concert with any of its Affiliates for the express purpose of creating (and in fact creating) the same economic effect with respect to the Loan Parties as though such Lender were a Net Short Lender at such time.

“Non-Bank Certificate” has the meaning specified in Section 3.01(b).

“Non-Consenting Lender” has the meaning specified in the penultimate paragraph of Section 3.07.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(c).

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Not Otherwise Applied” means, with reference to the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents (including, for the avoidance of doubt, any use of such amount to increase the Available Amount) where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means each of the Term Loan Notes and the Revolving Loan Notes.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(a).

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party and to provide Cash Collateral under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OID” means original issue discount.

“Organization Documents” means,

(a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable ECF Indebtedness” has the meaning specified in Section 2.07(b)(i).

“Other Applicable Indebtedness” has the meaning specified in Section 2.07(b)(ii)(B).

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(f).

“Overnight Rate” means, for any day, (a) the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum reasonably determined by the Administrative Agent or the Issuing Bank, as the case may be, to be its cost of funding such amount.

“Parent Entity” has the meaning specified in Section 6.01.

“Pari Passu Lien Debt” means any Indebtedness that is secured by Liens on Collateral that are pari passu in priority with the Liens on Collateral that secure the Obligations. For the avoidance of doubt, “Pari Passu Lien Debt” includes the Initial Term Loans, the 2024-2 Refinancing Term Loans, the 2026 Incremental Term Loans, the Revolving Loans (if any) and the Revolving Commitments, in each case, as of the ~~Closing~~Seventh Amendment Effective Date.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(e).

“Participating Member State” means each state as described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made, or has had an obligation to make, contributions at any time in the preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning specified in Section 7.02(c).

“Permitted Equity Issuance” means any (a) public or private sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower or (b) sale or issuance of debt securities representing obligations of Holdings, the Borrower and/or Restricted Subsidiaries (other than debt securities representing intercompany Indebtedness) that have been converted into or exchanged for Qualified Equity Interests, in each case, other than Specified Equity Contributions; provided that Net Cash Proceeds of any such debt securities will be deemed to have been received by the Borrower upon any such conversion or exchange.

“Permitted Holders” means any:

(a) the Sponsor;

(b) the Management Stockholders;

(c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (a) or (b) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a) and (b) above, collectively, beneficially own (as defined in Rules 13(d) and 14(d) of the Exchange Act) Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of Holdings (or any Successor Holdings, if applicable) then held by such group); and

(d) any direct or indirect parent of Holdings, for so long as a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such entity is beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by one or more Permitted Holders described in clauses (a), (b) and/or (c) of the definition thereof.

“Permitted Investment” means (a) any Permitted Acquisition and/or (b) any other Investment or acquisition permitted hereunder.

“Permitted Investors” means (a) the Sponsor, (b) each of the Affiliates and investment managers of the Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Holdings or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of Holdings or the Borrower but excluding natural persons, Holdings, the Borrower, and their respective subsidiaries.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Junior Lien Debt.

“Permitted Lien” means any Lien not prohibited by Section 7.01.

“Permitted Pari Passu Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt.

“Permitted Ratio Debt” means secured or unsecured Indebtedness of the Borrower or any Restricted Subsidiary; provided that, at the time of incurrence thereof:

(a) immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness:

(i) in the case of any Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date First Lien Net Leverage Ratio or (B) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(ii) in the case of any Junior Lien Debt, either:

(A) the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than (I) the Closing Date Secured Net Leverage Ratio or (II) the Secured Net Leverage Ratio immediately prior to such incurrence, or

(B) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) the Interest Coverage Ratio immediately prior to such incurrence; or

(iii) in the case of any Indebtedness that is not secured by a Lien on any Collateral, either:

(A) the Total Net Leverage Ratio for the applicable Test Period is equal to or less than (I) the Closing Date Total Net Leverage Ratio or (II) the Total Net Leverage Ratio immediately prior to such incurrence, or

(B) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) the Interest Coverage Ratio immediately prior to such incurrence;

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which internal financial statements are available; and

(b) if such Indebtedness is intended to be Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Permitted Ratio Debt has become party to, or is otherwise subject to the provisions of, (i) if such Permitted Ratio Debt is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement or (ii) if such Permitted Ratio Debt is Junior Lien Debt, a Junior Lien Intercreditor Agreement.

Permitted Ratio Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder,

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c) or Section 7.03(d), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(d), at the time thereof, no Event of Default shall have occurred and be continuing,

(d) if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing or Junior Lien Debt,

(i) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(ii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is unsecured, such modification, refinancing, refunding, replacement, renewal or extension is either (A) unsecured or (B) secured by Liens permitted to be incurred under Section 7.01 at such time;

(iii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (A) such modification, refinancing, refunding, replacement, renewal or extension is either unsecured or is not secured by any Liens that do not secure such Indebtedness and (B) to the extent that such Liens are subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended;

(iv) [reserved];

(v) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness; and

(e) in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in each case, such Permitted Refinancing is secured by Liens on assets of Loan Parties that are subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable.

Permitted Refinancing will be deemed to include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Reorganization” means any transaction,

(a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes, or

(b) related to tax planning or tax reorganization,

in each case, as determined in good faith by the Borrower and entered into after the Closing Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) the Borrower has determined in good faith that, after giving effect to such transaction, the security interests of the Lenders in the Collateral (taken as a whole) and the Guarantees of the Obligations (taken as a whole), in each case, would not be materially impaired as a result thereof, and such transaction would not otherwise be materially adverse to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pounds Sterling” and “£” mean the lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Prepayment Date” has the meaning specified in Section 2.07(b)(vii).

“Prepayment Notice” means a written notice made pursuant to Section 2.07(a)(i) substantially in the form of Exhibit J.

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08. it being agreed that such pro forma adjustments may include the amount of cost savings, operating expense reductions, operating improvements (including with respect to the entry into, amendment, renegotiation or renewal of any contract or arrangement) and other cost or revenue synergies, additional net income and additional profit projected by the Borrower in good faith to be realized as a result of such Specified Transactions and other actions taken, committed to be taken or expected to be taken (calculated as though amounts have been realized on the first of the applicable Test Period and as if any such cost savings, operating expense reductions and synergies were realized during the entirety of such period) in connection with or relating to such Specified Transaction (net of the amount of actual benefits realized during such period from such actions); provided that (a) [reserved] and (b) no amounts shall be included pursuant to such adjustments to the extent (i) less than zero or (ii) duplicative of any amounts that are otherwise included in calculating Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise; it further being agreed that when calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio for any purpose, and when calculating total assets, consolidated total assets and revenue for purposes of identifying “Material Domestic Subsidiaries” and “Material Foreign Subsidiaries”, Specified Transactions identified by the Borrower that have been made or consummated or that occurred (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with any event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA (including component financial definitions used therein), total assets, consolidated total assets and revenue attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Specified Transaction or any Specified Transaction shall have occurred with respect to it, in each case identified by the Borrower, that would have required adjustment pursuant to Section 1.08, then for the purposes set forth above, the determination of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, total assets, consolidated total assets and revenue shall be calculated to give pro forma effect thereto in accordance with Section 1.08.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan of a given Class of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loan Exposure of such Class of such Lender at such time and the denominator of which is the aggregate Term Loan Exposure of such Class of all Lenders at such time; (b)(i) with respect to all payments, computations and other matters relating to the Revolving Commitment of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unused Revolving Commitment of that Lender and the denominator of which is the aggregate unused Revolving Commitments of all Lenders at such time and (ii) with respect to all payments, computations and other matters relating to the Revolving Loans of any Lender and any Letters of Credit issued or participations purchased therein by any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of that Lender and the denominator of which is the aggregate Revolving Exposure of all Lenders at such time and (c) with respect to all payments, computations and other matters relating to the Incremental Term Loans of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Incremental Term Loan Exposure of such Lender at such time and the denominator of which is the aggregate Incremental Term Loan Exposure of all Lenders at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Holdings’ (or any direct or indirect parent thereof which do not own other Subsidiaries besides Holdings, its Subsidiaries and any other direct or indirect parents of Holdings) status as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means (a) at any time prior to Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is (i) of a type that would be required by Applicable Law to be publicly disclosed in connection with an issuance by Holdings or any of its Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (ii) not material to make an investment decision with respect to securities of Holdings or any of its Subsidiaries (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.26(a).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings:

(a) that is not subject to any Guarantee by any Subsidiary of Holdings (including the Borrower),

(b) that will not mature prior to the date that is six months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof,

(c) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (e) below),

(d) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is four years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and

(e) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company);

provided, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales, transfers and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means either (a) the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or equivalent forms applicable for foreign public companies or foreign private issuers) or any successor form) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or pursuant to a prospectus or similar documents filed with securities regulatory authorities outside of the United States (whether alone or in connection with a secondary public offering) or (b) any transaction or series of related transactions following consummation of which Holdings or any direct or indirect parent of Holdings is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests publicly traded on a recognized securities exchange, in each case, if following such transaction or series of transactions, any class or series of Equity Interests of such Person is listed on a national securities exchange.

“Ratio Amount” means an aggregate principal amount that, after giving Pro Forma Effect to the incurrence thereof, in accordance with Section 1.08 (assuming, in the case of (x) any Incremental Revolving Commitments, a full drawing of such Revolving Commitments and (y) any Incremental Facilities with a delayed draw feature, either (as determined by the Borrower) (i) a full drawing thereof as of the date of receiving commitments in respect thereof or (ii) based on the date and actual amount of funding thereof), would not result in:

(a) with respect to an Incremental Facility or Incremental Equivalent Debt to be incurred as Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period being greater than (A) the Closing Date First Lien Net Leverage Ratio or (B) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(b) with respect to any Incremental Facility or Incremental Equivalent Debt to be incurred as Junior Lien Debt, either:

(i) the Secured Net Leverage Ratio for the applicable Test Period being greater than (A) the Closing Date Secured Net Leverage Ratio or (B) the Secured Net Leverage Ratio immediately prior to such incurrence; or

(ii) the Interest Coverage Ratio for the applicable Test Period being less than (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio immediately prior to such incurrence; and

(c) with respect to any Incremental Facility or Incremental Equivalent Debt that is unsecured, either:

(i) the Total Net Leverage Ratio for the applicable Test Period being greater than (A) the Closing Date Total Net Leverage Ratio or (B) the Total Net Leverage Ratio immediately prior to such incurrence; or

(ii) the Interest Coverage Ratio for the applicable Test Period being less than (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio immediately prior to such incurrence.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Reference Term Loans” means (i) the 2024-2 Refinancing Term Loans (and any refinancing debt in respect thereof that matures earlier than 91 days after the five year anniversary of the Seventh Amendment Effective Date) and (ii) the 2026 Incremental Term Loans (and any refinancing debt in respect thereof that matures earlier than 91 days after the five year anniversary of the Seventh Amendment Effective Date).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Loans” has the meaning specified in Section 11.01.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.

“Refinancing Revolving Commitments” means one or more Classes of Revolving Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 11.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Entity” means (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable; or (b) any commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Directors of the Federal Deposit Insurance Corporation under 12 C.F.R. part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Reimbursement Obligations” has the meaning specified in Section 2.04(c)(i).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility.

“Release Actions” has the meaning specified in Section 10.11(b).

“Release Certificate” has the meaning specified in Section 10.11(b).

“Release Date” has the meaning specified in Section 10.11(b).

“Release/Subordination Event” has the meaning specified in Section 10.11(a)(i).

“Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four-fiscal quarter period ending on (and including) the fiscal quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

“Relevant Rate” means with respect to any Borrowing denominated in (a) Dollars, Term SOFR, (b) Pounds Sterling, SONIA, and (c) Euros, EURIBOR, as applicable.

~~“Rent Adjusted Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) the sum of (i) Consolidated Net Debt as of the last day of such Test Period and (ii) Consolidated Cash Rent Expenses as of the last day of such Test Period multiplied by six (6)to (b) Consolidated Adjusted EBITDAR of the Borrower for such Test Period.~~

“Replacement Loans” has the meaning specified in Section 11.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty day notice period has been waived by regulation as in effect on the date hereof.

“Repricing Event” means:

(a) the incurrence by the Borrower or any other Loan Party of any Indebtedness (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans, as applicable, into a new tranche of replacement Term Loans under this Agreement) (i) having an All-In Yield that is less than the All-In Yield for the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans, as applicable, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans, as applicable, or

(b) any effective reduction in the All-In Yield applicable to the 2024-2 Refinancing Term Loans or the 2026 Incremental Term Loans, as applicable (e.g., by way of amendment, waiver or otherwise);

provided that a Repricing Event shall not include any event described in clause (a) or (b) above that (x) is not consummated for the primary purpose of lowering the All-In Yield applicable to the 2024-2 Refinancing Term Loans ~~(~~or the 2026 Incremental Term Loans, as applicable (in each case, as determined in good faith by the Borrower), ~~or~~ (y) with respect to the 2024-2 Refinancing Term Loans, that is consummated in connection with a Change of Control, Restricted Payment, Acquisition Transaction, dividend or other distribution or other debt repayment or (z) with respect to the 2026 Incremental Term Loans, that is consummated in connection with a Change of Control, Qualifying IPO, Restricted Payment, Acquisition Transaction, an Enterprise Transformative Event, dividend or other distribution or other debt repayment, as applicable. For the avoidance of doubt, (A) any reduction in All-In Yield or fees pursuant to a leveraged-based or other applicable “step-down” that may, from time to time, be applicable to a Facility shall not constitute a Repricing Event and (B) any assignment of Loans to a Loan Party or Restricted Subsidiary in accordance with the terms of the Credit Agreement shall not constitute a Repricing Event.

“Required Facility Lenders” means, with respect to any Facility (other than the Revolving Loans) on any date of determination, Lenders having or holding more than 50% of the sum of (a) the aggregate principal amount of outstanding Loans under such Facility and (b) the aggregate unused Commitments under such Facility; provided that (i) any determination of Required Facility Lenders shall be subject to the limitations set forth in Section 11.07(h) with respect to Affiliated Lenders and (ii) the portion of outstanding Loans and the unused Commitments of such Facility, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the sum of the (a) the aggregate Term Loan Exposure of all Lenders and (b) the aggregate Revolving Exposure of all Lenders; provided that (a) the aggregate Term Loan Exposure and Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) any determination of Required Lenders shall be subject to the limitations set forth in Section 11.07(h) with respect to Affiliated Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of, among others, the Administrative Agent).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof). For the avoidance of doubt, neither (a) the payment of any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, nor (b) payments with respect to Indebtedness (including Disqualified Equity Interests) shall be considered a Restricted Payment. The amount of any Restricted Payment not made in cash or Cash Equivalents shall be the fair market value of the securities or other property distributed by dividend or other otherwise.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule ~~II~~III of the ~~Fifth~~Seventh Amendment under the caption “Revolving Commitments” or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof including Section 2.16. The aggregate amount of the Revolving Commitments as of the Fifth Amendment Effective Date ~~is~~was $300,000,000. The aggregate amount of the Revolving Commitments as of the Seventh Amendment Effective Date is $375,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the ~~fifth anniversary of the Fifth Amendment Effective~~Revolving Loan Maturity Date and (b) the date that the Revolving Commitments, including Revolving Commitments in respect of Letters of Credit, are permanently reduced to zero pursuant to Section 2.08, and (d) the date of the termination of the Revolving Commitments pursuant to Section 9.02.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of each Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Facility” means the Facility comprised of the Revolving Commitments, Revolving Loans and Letters of Credit hereunder.

“Revolving Lender” means a Lender having a Revolving Commitment or other Revolving Exposure.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Revolving Loans” has the meaning specified in Section 2.02(a).

“Rollover Term Commitment” means as to each Rollover Term Lender, its agreement to convert Existing Term Loans to Rollover Term Loans on the Sixth Amendment Effective Date pursuant to Section 2.01(a)(I) in the same aggregate principal amount as such Rollover Term Lender’s Existing Term Loans (or such lesser amount allocated to such Rollover Term Lender by the Joint Lead Arrangers). The aggregate principal amount of the Rollover Term Commitments is $914,763,360 on the Sixth Amendment Effective Date.

“Rollover Term Lender” has the meaning specified in the Sixth Amendment.

“Rollover Term Loan” has the meaning specified in Section 2.01(a)(I).

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by a Loan Party.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union or HMT.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Amendment No. 2 to this Agreement, dated as of June 4, 2021, among Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the 2021 Incremental Revolving Lenders and the 2021 Refinancing Revolving Lenders and the other parties party thereto.

“Second Lien Administrative Agent” means the Administrative Agent under, and as defined in the Second Lien Credit Agreement, or any successor administrative agent under the Second Lien Credit Documents.

“Second Lien Collateral Agent” means the Collateral Agent under, and as defined in the Second Lien Credit Agreement, or any successor collateral agent under the Second Lien Credit Documents.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, by and among the Borrower, Holdings, the Second Lien Administrative Agent, as administrative agent thereunder, and the other agents and lenders party thereto as the same may be amended, restated, amended and restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, in each case as and to the extent permitted by this Agreement and the Junior Lien Intercreditor Agreement.

“Second Lien Credit Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Initial Term Loans” means the “Initial Term Loans” (as defined in the Second Lien Credit Agreement) borrowed by the Borrower on the Closing Date. The aggregate principal amount of Second Lien Initial Term Loans on the Closing Date is $225,000,000.

“Second Lien Term Loans” means the loans borrowed pursuant to the Second Lien Credit Documents, including the Second Lien Initial Term Loans.

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Issuing Bank, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05 and Section 10.12.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary, and

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

(d) Any such designation by the Board of Directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Seventh Amendment” means that certain Amendment No. 7 to Amended and Restated Credit Agreement, dated as of the Seventh Amendment Effective Date, among Holdings, the Borrower, the Guarantors party thereto, Bank of America, N.A., as resigning administrative agent and collateral agent, the Administrative Agent, the Collateral Agent and the 2026 Lenders.

“Seventh Amendment Effective Date” means May 19, 2026.

“Seventh Amendment Effective Date EBITDA” means $363,573,042.

“Seventh Amendment Joint Bookrunners” has the meaning provided in the Seventh Amendment.

“Seventh Amendment Lead Arrangers” has the meaning provided in the Seventh Amendment.

“Seventh Amendment Transactions” means, collectively, (a) the funding of the 2026 Incremental Term Loans on the Seventh Amendment Effective Date, (b) the initial availability of the 2026 Revolving Commitments, (c) the consummation of the Acquisition (as defined in the Seventh Amendment) and (d) the payment of any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Seventh Amendment Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including any amortization thereof in any period, including any amortization thereof in any period.

“Short Term Advances” has the meaning specified in the definition of “Indebtedness.”

“Short Term New Contracts” means binding and effective new or amended agreements with customers or, if generating incremental contract value, new agreements (or amendments to, or renewals of, existing agreements) with existing customers, in each case, with a term of less than 12 months.

“Similar Business” means any business, the majority of whose revenues are derived from (i) business or activities conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Restricted Subsidiaries.

“Sixth Amendment” means that certain Amendment No. 6 to Amended and Restated Credit Agreement, dated as of the Sixth Amendment Effective Date, among Holdings, the Borrower, the Guarantors party thereto, the Administrative Agent, the Collateral Agent and the Lenders.

“Sixth Amendment Effective Date” means November 26, 2024.

“Sixth Amendment Joint Book Runners” means Bank of America, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch and U.S. Bank National Association.

“Sixth Amendment Lead Arrangers” means Bank of America, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch and U.S. Bank National Association.

“Sixth Amendment Refinancing Term Commitment” means, as to each Sixth Amendment Refinancing Term Lender, its obligation to make a Sixth Amendment Refinancing Term Loan to the Borrower on the Sixth Amendment Effective Date pursuant to Section 2.01(a)(~~II~~ii) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1 to the Sixth Amendment or in the Assignment and Assumption to which such Term Lender becomes party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Sixth Amendment Refinancing Term Commitments on the Sixth Amendment Effective Date is $7,924,140.

“Sixth Amendment Refinancing Term Lender” has the meaning specified in the Sixth Amendment.

“Sixth Amendment Refinancing Term Loan” has the meaning specified in Section 2.01(a)(~~II~~ii).

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person, on a consolidated basis with its Subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person, on a consolidated basis with its Subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis with its Subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis with its Subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SPC” has the meaning specified in Section 11.07(g).

“Specified Dividend” means the dividend to be made by the Borrower to Holdings and by Holdings to its shareholder within ten Business Days after the Closing Date in an aggregate principal amount of $218,000,000.

“Specified Equity Contribution” has the meaning specified in Section 8.02.

“Specified Event of Default” means an Event of Default pursuant to Section 9.01(a) or an Event of Default pursuant to Section 9.01(f) with respect to the Borrower.

“Specified Representations” means those representations and warranties made by Holding and the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.13, 5.16, 5.17 and 5.18.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a facility or any Disposition of a business unit, line of business or division or a facility of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means (a) any funds, limited partnerships or co-investment vehicles managed or advised by Leonard Green & Partners, L.P. or any of its Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights) or (b) any investors in the Persons identified in clause (a) who are investors in such Persons as of the Closing Date, and from time to time, invest directly or indirectly in Holdings or any direct or indirect parent of Holdings (but excluding any portfolio companies of any of the foregoing).

“Sponsor Management Agreement” means the Management Services Agreement, dated as of August 21, 2014, by and among the Sponsor (or certain of the management companies associated with it or its advisors), and the Borrower, as the same may be amended, modified, replaced, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, replacement, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (a) the Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person or (b) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(e).

“Successor Holdings” means any successor to Holdings pursuant to Section 7.04(a)(iii), 7.04(h)(ii) or 7.13(b)(ii), as applicable, together with such Person’ subsequent successors and assigns permitted hereunder.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 10.12(a).

“Supported QFC” has the meaning specified in Section 11.26(a).

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch, and U.S. Bank National Association.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a), the 2024-2 Refinancing Term Loans, the 2026 Incremental Term Loans and any Incremental Term Loans, Extended Term Loans and Refinancing Term Loans, to the extent not otherwise indicated and as the context may require.

“Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower hereunder (including any Initial Term Loan Commitment, 2024 Refinancing Term Loan Commitments, 2024 Incremental Term Commitments ~~or any~~, Sixth Amendment Refinancing Term Commitments and 2026 Incremental Term Commitments), expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) an Extension and (c) increased from time to time pursuant to an Incremental Amendment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment, or, with regard to any Incremental Amendment at any time prior to the making of the applicable Incremental Term Loans thereunder, the Term Loan Exposure of any Lender with respect to such Incremental Term Facility shall be equal to such Lender’s Incremental Term Loan Commitment thereunder.

“Term Loan Lender” means a Lender having a Term Loan Commitment or other Term Loan Exposure.

“Term Loan Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Term SOFR” means:

(i) for any Interest Period with respect to a SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and

(ii) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) Obligations under Secured Hedge Agreements as to which alternative arrangements acceptable to the Hedge Bank thereunder have been made and (iii) Cash Management Obligations) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of the maximum drawable amount of any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to the Issuing Banks).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period are available (which may be internal financial statements except to the extent this Agreement otherwise expressly states that the Test Period is specified in a Compliance Certificate, in which case such financial statements shall have been delivered pursuant to Section 6.01(a) or (b) for the Test Period set forth in such Compliance Certificate). A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2019 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended on March 31, 2019), and a Test Period shall be deemed to end on the last day thereof.

“Third Amendment” means that certain Amendment No. 3 to this Agreement, dated as of the Third Amendment Effective Date, among Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the 2021 Incremental Term Lenders.

“Third Amendment Effective Date” means December 8, 2021.

“Third Amendment Funding Date” has the meaning provided in the Third Amendment.

“Threshold Amount” means the greater of (a) 25% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (b) 25% of TTM Consolidated Adjusted EBITDA.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans other than Revolving Loans made for the purpose of reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied and (ii) the Letter of Credit Usage.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including any amortization thereof in any period, including any amortization thereof in any period.

“Transactions” means, collectively, (a) the funding of the Initial Term Loans on the Closing Date, (b) the funding of the Second Lien Term Loans on the Closing Date, (c) the repayment of the Existing Debt, (d) the making of the Specified Dividend and (e) the payment of the Transaction Expenses.

“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower, determined on a Pro Forma Basis, for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements are internally available.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Alternative Currency Loan or a SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, if Applicable Law requires that such appointment not be disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Sections 2.01(b)(ii) and 2.02(b)(ii) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to the Issuing Banks, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Lender shall have failed to make amounts available to the applicable Issuing Banks pursuant to Section 2.04(c).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Escrow Subsidiary” has the meaning specified in Section 1.09(i).

“Unrestricted Lender” means any Regulated Entity, any Revolving Lender, any Lead Arranger or any of their respective Affiliates.

“Unrestricted Subsidiary” means (a) each Securitization Subsidiary and (b) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.13 or ceases to be a Subsidiary of the Borrower.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Lender” has the meaning specified in Section 3.01(e).

“U.S. Special Resolutions Regimes” has the meaning specified in Section 11.26(a).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b) the then outstanding principal amount of such Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity of (i) any Refinanced Debt, (ii) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (iii) any Term Loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) Singular and Plural. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Certain Words, Phrases and References. ~~(i)~~  (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (v) the phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents; (vi) the phrase “commercially reasonable efforts” shall not require the payment of a fee or other amount to any third party or the incurrence of any expense or liability by a Loan Party (or Affiliate) outside its ordinary course of its business; (vii) the term “continuing” means, with respect to a Default or Event of Default, that it has not been cured (including by performance) or waived; (viii) the phrase “in good faith” when used with respect to a determination made by a Loan Party shall mean that such determination was made in the prudent exercise of its commercial judgment and shall be deemed to be conclusive if fully disclosed in writing (in reasonable detail) to the Administrative Agent and the Lenders and neither the Administrative Agent nor the Required Lenders have objected to such determination within three Business Days of such disclosure to the Administrative Agent and the Lenders; (ix) the term “cash” and “currency” shall, in each case, include all fiat and other currencies; (x) the phrases “ordinary course of business” and “consistent with past practice” shall each mean an action that is taken by the Borrower or a Restricted Subsidiary (or an officer, director or employee of such Person) that is not inconsistent with the manner in which the businesses of the Borrower or a Restricted Subsidiary has previously been operated or the manner in which the directors or officers of the Borrower or a Restricted Subsidiary have previously exercised their business judgement or would expect to exercise their business judgment, including in connection with events that are unusual or infrequent in nature, in each case, as determined by the Borrower in good faith; (xi) the phrase “all or substantially all” or any similar phrase when used with reference to any asset, Person, property or obligation (or group of assets, Persons, property or obligations) means all of such asset, Person, property or obligation (or all assets, Persons, properties or obligations in such group, as applicable), excluding not more than a de mimimis amount of such asset(s), Person(s), propert(ies) or obligation(s), as applicable and in each case, as determined in good faith by the Borrower; (xii) “indebtedness in respect of borrowed money”, “indebtedness for borrowed money” and similar phrases shall mean debt in respect of which the primary obligor thereof was entitled to a payment (or entitled to direct a payment) of cash or Cash Equivalents on the date of borrowing thereof by the applicable obligee thereof, and it shall exclude all obligations in respect of leases, purchase price of any property, Guarantees, Hedge Agreements, Equity Interests and other items that are not Indebtedness; and (xiii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c) Section Headings. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) “Contra Proferentem” and “Quando aliquid prohibetur ex directo, prohibetur et per obliquum”. The doctrines of “contra proferentem” and “Quando aliquid prohibetur ex directo, prohibetur et per obliquum” shall be inapplicable in the interpretation of this Agreement and the other Loan Documents. Each Loan Document embodies arms’ length negotiations and compromises between the parties, was drafted jointly by the parties, and shall not be construed against any party hereto, or such parties’ successors and assigns, if any, by reason of its preparation or drafting. Each of the parties agrees that drafts of the Loan Documents and modifications reflected in such drafts shall not be utilized in any manner, dispute, or proceeding, including as evidence of any of the parties’ intent or interpretation of the Loan Documents. The “integrated transaction doctrine” and any similar legal doctrine or theory is expressly waived by each Secured Party. Without limiting the foregoing, each Secured Party agrees that (a) any series of related transactions shall be permitted by the Loan Documents if each individual transaction would be permitted, and (b) any series of related transactions that are consummated substantially concurrently may be deemed to be consummated in any order determined by the Borrower that complies with the Loan Documents with permissibility of each transaction evaluated in light of such order.

(e) Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person pursuant to a permitted Disposition, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(f) Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of Holdings that is required to be joined as a Loan Party pursuant to Section 6.11 shall, until the completion of such joinder, be deemed for the purposes of Article VII of this Agreement to be a Loan Party from and after the later of the Closing Date, the date of formation of such Subsidiary or the date of acquisition of such Subsidiary.

SECTION 1.03 Accounting Terms; Accounting Periods; Unrestricted Subsidiaries; Determination of Fair Market Value. All accounting terms, financial terms, components of such terms or financial calculations (including any pro forma calculations) not specifically or completely defined herein shall be construed in conformity with GAAP to the extent GAAP defines such term or a component of such term or governs such calculation. To the extent GAAP does not define any such term or a component of any such term or such calculation, such term or calculation shall be interpreted or calculated by the Borrower in good faith. The inclusion of an explanatory or emphasis of matter paragraph shall not result in an audit opinion being qualified. For purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio or other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded. Unless the context indicates otherwise, any reference to a “fiscal year” shall refer to a fiscal year of the Borrower ending December 31 (or, at the election of the Borrower, the mostly closely corresponding date determined with reference to a “4-4-5 fiscal calendar”), and any reference to a “fiscal quarter” shall refer to a fiscal quarter of the Borrower ending March 31, June 30, September 30 or December 31 (or, at the election of the Borrower, the mostly closely corresponding dates determined with reference to a “4-4-5 fiscal calendar”). All determinations of fair market value under a Loan Document shall be made by the Borrower in good faith and, if such determination is either (a) consistent with a valuation or opinion of an Independent Financial Advisor, (b) pursuant to an officer’s certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith or (c) fully disclosed in writing (in reasonable detail) to the Administrative Agent and the Lenders, and neither the Administrative Agent nor the Required Lenders have objected to such determination in writing within ten Business Days of such disclosure, then such determination shall be conclusive for all purposes under the Loan Documents or related to the Obligations.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement or any other Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein (the “Applicable Decimal Place”) and rounding the result up or down to the Applicable Decimal Place.

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently, but in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

SECTION 1.08 Pro Forma Calculations; GAAP; Limited Condition Transactions; Basket and Ratio Compliance.

(a) Ratios to be Calculated on a Pro Forma Basis. Notwithstanding anything to the contrary herein,

(i) for all purposes under the Loan Documents, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, and the Interest Coverage Ratio, and

(ii) for purposes of identifying “Material Domestic Subsidiaries” and “Material Foreign Subsidiaries”, total assets, consolidated total assets and revenue,

shall be calculated and measured in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c), or (d) of this Section 1.08, when calculating the First Lien Net Leverage Ratio for purposes of Section 2.07(b)(i) and the Asset Sale Prepayment Percentage, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) Pro Forma Calculations. When calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, and any other applicable financial ratio identified from time to time by the Borrower for any purpose, and when calculating total assets, consolidated total assets, and revenue for purposes of identifying “Material Domestic Subsidiaries” and “Material Foreign Subsidiaries”, Specified Transactions identified by the Borrower that have been made or consummated or that have occurred (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with any event for which the calculation of any such ratio is made or the date of such measurement shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA (including component financial definitions used therein), total assets, consolidated total assets and revenue attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period or did not occur during such period, as applicable. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Specified Transaction or any Specified Transaction shall have occurred with respect to it, in each case identified by the Borrower, that would have required adjustment pursuant to this Section 1.08, then for the purposes set forth above, the determination of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, total assets, consolidated total assets and revenue shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Effect of Accounting Changes: changes in GAAP. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of a Loan Document to eliminate the effect of an Accounting Change on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders have requested an amendment to any provision of a Loan Document for such purpose), regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change became effective until such notice shall have been withdrawn or such provision has been amended in accordance herewith.

(d) Incurrences and Repayments of Indebtedness. Subject to the provisions set forth in Section 1.08(f), in the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios or the first day of such Test Period with respect to the Interest Coverage Ratio.

(e) Ratio Basket Compliance. Notwithstanding anything in this Agreement or any Loan Document to the contrary,

(i) the Borrower may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Borrower may, in its sole discretion, at any later time divide, classify or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time;

(ii) unless the Borrower elects otherwise, if a Loan Party or any Restricted Subsidiary, in connection with any transaction or series of such related transactions,

(A) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, designates any Subsidiary as restricted or unrestricted, repays Indebtedness, makes a Restricted Payment, consummates any transaction or takes (or refrains from taking) any action, under, as permitted by, or in reliance on a provision of a Loan Document that requires compliance with a financial ratio or any other measurement of financial or operational performance (a “ratio-based basket”), and

(B) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, designates any Subsidiary as restricted or unrestricted, repays Indebtedness, makes a Restricted Payment, consummates any transaction or takes (or refrains from taking) any action, under, as permitted by, or in reliance on a provision of a Loan Document that is not a ratio-based basket (a “non ratio-based basket”), which shall occur within five Business Days of the events in clause (A) above, then, notwithstanding anything to the contrary in the Loan Documents, with respect to any calculation of a financial ratio or other measurement of financial or operational performance (including any such determination on a Pro Forma Basis), such financial ratio or other measurement of financial or operational performance will be calculated without regard to any other action, including actions taken in reliance upon a non-ratio-based basket;

(iii) if the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, notwithstanding anything to the contrary in the Loan Documents, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date Indebtedness under such facility is incurred or on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Loan Documents, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility or the date an LCT Election is made in connection with such facility); provided that, in each case, any future calculation of any such ratio based basket shall only include amounts borrowed and outstanding as of such date of determination; and

(iv) if the Borrower or any Restricted Subsidiary incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Dispositions, Investments, Restricted Payments or payments in respect of Junior Financing) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Borrower’s Consolidated Net Debt or Consolidated Secured Net Debt pursuant to clause (b) of the definition of such terms), provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any applicable ratio.

For example, if the Borrower incurs Indebtedness under the Fixed Incremental Amount on the same date that it incurs Indebtedness under the Ratio Amount, then the First Lien Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under the Ratio Amount without regard to any incurrence of Indebtedness under the Fixed Incremental Amount. Unless the Borrower elects otherwise, each Incremental Facility (or Incremental Equivalent Debt) shall be deemed incurred first under the Ratio Amount to the extent permitted (and calculated prior to giving effect to any substantially simultaneous incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, including under any revolving facility and/or the Fixed Incremental Amount), with any balance incurred under the Fixed Incremental Amount. For purposes of determining compliance with Section 2.16, in the event that any Incremental Facility or Incremental Equivalent Debt (or any portion thereof) meets the criteria of Ratio Amount or Fixed Incremental Amount, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such Indebtedness (or any portion thereof) in any manner that complies with Section 2.16, on the date of such classification or any such reclassification, as applicable.

(f) Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when,

(i) calculating any applicable ratio in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose;

(ii) determining the accuracy of any representation or warranty;

(iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action (including the consummation of a Limited Condition Transaction); or

(iv) determining compliance with any term or condition set forth in a Loan Document;

in each case of clauses (i) through (iv), in connection with a Limited Condition Transaction or any other transaction taking in connection therewith (or pursuant thereto), the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Default or Event of Default has occurred, is continuing or would result therefrom, or such compliance, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), shall be deemed to be either (A) the date a definitive agreement for such Limited Condition Transaction is entered into or, if applicable, the date with respect which the Borrower or a Restricted Subsidiary otherwise becomes obligated to consummate such Limited Condition Transaction (it being agreed that such date shall also be the relevant date to test the permissibility of any transactions to be incurred in connection with or pursuant to such Limited Condition Transaction) or (B) the date with respect to which notice is or is required to be delivered in connection with such Limited Condition Transaction or any other such transaction (such applicable date, the “LCT Test Date”). If, on a Pro Forma Basis after giving effect to such Limited Condition Transaction and such other transactions contemplated at such time to be entered into or consummated in connection therewith (including any incurrence of any Indebtedness and the use of proceeds thereof and calculated as if such Limited Condition Transaction or such other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available), the Borrower could have consummated the Limited Condition Transaction and the other transactions to be entered into in connection therewith on the relevant LCT Test Date in compliance with the Loan Documents or without such transactions resulting in a Default or Event of Default, such transactions shall be permitted to be consummated on any subsequent date. For the avoidance of doubt, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction or otherwise on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or (if applicable) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires (without consummation of such Limited Condition Transaction), at the Borrower’s election, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this clause (f) of the Interest Coverage Ratio, Consolidated Interest Expense may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith.

(g) Deleveraging Transactions. For purposes of calculating the Ratio Amount, Permitted Ratio Debt and Section 7.01(i) (including for purposes of Section 7.03(l)(ii)), the phrase “immediately prior to such incurrence” shall be construed to apply only if, at the time of such determination, on a Pro Forma Basis for such incurrence of Indebtedness and/or Liens (and for any related Permitted Investment, if applicable), (i) the First Lien Net Leverage Ratio would be greater than the Closing Date First Lien Net Leverage Ratio, (ii) the Secured Net Leverage Ratio would be greater than the Closing Date Secured Net Leverage Ratio, (iii) the Total Net Leverage Ratio would be greater than the Closing Date Total Net Leverage Ratio or (iv) the Interest Coverage Ratio would be less than 2.00 to 1.00, as applicable.

(h) Maturities of Bridge Facilities. For purposes of determining the maturity date of any Indebtedness, bridge loans that are subject to customary conditions (as determined by the Borrower in good faith, including conditions requiring no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for, permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

(i) Escrow Closings. Any Indebtedness permitted to be incurred hereunder (including any Incremental Facilities) may be incurred, at the option of the Borrower, by a newly created and newly designated Unrestricted Subsidiary (an “Unrestricted Escrow Subsidiary”) with no assets other than the cash proceeds of such incurred Indebtedness plus, subject to compliance to Section 7.02, any cash and Cash Equivalents contributed to such Unrestricted Escrow Subsidiary (including to be used as a deposit of interest expenses and fees, additional cash collateral or for other purposes), which Unrestricted Escrow Subsidiary will then merge with and into the Borrower or any of the Restricted Subsidiaries with the Borrower or such Restricted Subsidiary surviving the merger and assuming all obligations of the Unrestricted Escrow Subsidiary. So long as such Indebtedness would have been permitted to be incurred directly by the Borrower or any Restricted Subsidiary upon the incurrence of such Indebtedness by the Unrestricted Escrow Subsidiary, or, with respect to any Indebtedness incurred in connection with a Limited Condition Transaction, at the option of the Borrower, at the time the LCT Election is made, the creation, designation and re-designation of the Unrestricted Escrow Subsidiary and the merger of the Unrestricted Escrow Subsidiary into the Borrower or any Restricted Subsidiary shall not be subject to any additional condition, including any condition that no Default or Event of Default shall have occurred and be continuing at such time.

SECTION 1.09 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available, not restricted, freely transferable and able to be converted into Dollars, and available in the London interbank deposit market. Each such request shall be subject to the approval of the Administrative Agent, the applicable Revolving Lenders and the applicable Issuing Bank.

(b) Any such request pursuant to clause (a) above shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and each applicable Issuing Bank, in their respective sole discretion). The Administrative Agent shall promptly notify each applicable Issuing Bank thereof. Each applicable Issuing Bank shall notify the Administrative Agent, not later than 5:00 p.m., one Business Day after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by any Issuing Bank to respond to such request pursuant to clause (a) above within the time period specified in the final sentence of clause (b) above shall be deemed to be a refusal by such Issuing Bank to issue Letters of Credit in such requested currency. If the Administrative Agent and any applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower in writing and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder solely for purposes of the specific Letter(s) of Credit to be issued by such Issuing Bank with respect to which such Issuing Bank so consented. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.10 Currency Equivalents Generally.

(a) No Default or Event of Default shall be deemed to have occurred under a Loan Document solely as a result of changes in rates of currency exchange occurring after the time any applicable action (including any incurrence of a Lien or Indebtedness or the making of an Investment) so long as such action (including any incurrence of a Lien or Indebtedness or the making of an Investment) was permitted hereunder when made.

(b) For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Lien, Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Lien, Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(c) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation (i) with respect to Loans or Commitments, shall be based on the Exchange Rate and (ii) with respect to any other amounts, shall be based on the rate of exchange between the applicable currency and Dollars as reasonably determined by the Borrower, in each case in effect on the Business Day immediately preceding the date of such transaction or determination (subject to clauses (d) and (e) below) and shall not be affected by subsequent fluctuations in exchange rates.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt (or, in the case of an LCT Election, on the date of the applicable LCT Test Date); provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Exchange Rate that is in effect on the date of such refinancing.

(e) For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, including Consolidated Adjusted EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing the any financial maintenance covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of the Borrower for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11 Co-Borrowers. Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower, upon 15 Business Days prior written notice to the Administrative Agent (or such shorter period as reasonably agreed by the Administrative Agent), may cause any Loan Party on or after the Closing Date by written election to the Administrative Agent to become a borrower (each such Loan Party, a “Co-Borrower”, and, together with the Borrower, the “Co-Borrowers”) under each of the Facilities hereunder on a joint and several basis (such date, the “Co-Borrower Effective Date”); provided that such Loan Party shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a Co-Borrower hereunder, (ii) at least three Business Days prior to such Co-Borrower Effective Date, provide to the Lenders all documentation and other information required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act, that shall be reasonably requested by the Administrative Agent in writing at least 10 Business Days prior to the consummation of such joinder, (iii) provide to the Lenders, if such Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (iv) be a domestic Subsidiary Guarantor wholly owned by the Borrower. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any additional Borrower pursuant to this Section 1.11 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith.

Upon the later of execution and delivery of a joinder to this Agreement by a Co-Borrower and the countersignature of the Administrative Agent thereto (which countersignature shall constitute an agreement that the requirements of clauses (ii) and (iii) above have been satisfied), each Co-Borrower agrees that it is jointly and severally liable for the obligations of each other Co-Borrower hereunder with respect to any Class of Loans on an individual tranche basis, including with respect to the payment of principal of and interest on all Loans on an individual tranche basis, the payment of amounts owing in respect of Letters of Credit and the payment of fees and indemnities and reimbursement of costs and expenses. Each Co-Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Co-Borrowers and in consideration of the undertakings of each of the Co-Borrowers to accept joint and several liability for the obligations of each of them. Each Co-Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Co-Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Co-Borrowers without preferences or distinction among them. If and to the extent that any of the Co-Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations. Each Co-Borrower further agrees that the Borrower will be such Co-Borrower’s agent for administrative, mechanical, and notice provisions in this Agreement and any other Loan Document and the Lenders and the Administrative Agent hereby agree that each Co-Borrower will have the same rights under the Loan Documents as if it is the Borrower and for any other purposes under the provisions of this Agreement, including the affirmative and negative covenants, each such Co-Borrower will be treated as a Restricted Subsidiary that is a Subsidiary Guarantor.

SECTION 1.12 Cashless Rollovers; Permitted Debt Exchanges. Notwithstanding anything herein or in any other Loan Document to the contrary, (a) to the extent that any Lender extends the maturity date of, or refinances, refunds, replaces, renews or extends, any of its then existing Loans with any other Indebtedness (including loans incurred under any other Facility), to the extent such refinancing, Indebtedness, replacement, renewal or extension is effected by means of a “cashless roll” by such Lender (including on the Sixth Amendment Effective Date) (a “Cashless Rollover”), such refinancing, refunding, replacement, renewal or extension shall be deemed to comply with any requirement hereunder or any other Loan Document that there be a payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement and shall be permitted by the Loan Documents provided only that such other Indebtedness (including any loans incurred under any other Facility) is permitted to be incurred by the Loan Documents, and (b) pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may consummate one or more exchanges of Loans for other Indebtedness (including secured or unsecured notes), Equity Interests or other assets (each such exchange a “Permitted Debt Exchange”) with any Lender and such Permitted Debt Exchange shall be deemed to comply with any requirement hereunder or any other Loan Document provided only that such other Indebtedness or Equity Interests are permitted to be issued and/or incurred, as applicable, by the Loan Documents. Cashless Rollovers and Permitted Debt Exchanges shall not constitute a voluntary or mandatory payment or prepayment of any Loans and may be effected pursuant to such procedures, conditions and qualifications as the Borrower may require.

SECTION 1.13 Amendment and Restatement. Each of the parties hereto agrees as follows

(a) this Agreement shall not constitute a novation of (x) the obligations and liabilities of the parties under the Existing Credit Agreement or the other Loan Documents as in effect prior to the Closing Date and that remain outstanding as of the Closing Date and (y) the Existing Credit Agreement or the other Loan Documents as in effect prior to the Closing Date;

(b) this Agreement (including all Exhibits and Schedules) shall amend, restate and replace in its entirety the Existing Credit Agreement (including all exhibits and schedules attached thereto) on the Closing Date and the Existing Credit Agreement (including all exhibits and schedules attached thereto) shall thereafter be of no further force and effect, except to evidence ~~(i)~~(i) the incurrence by the Borrower of the “Obligations” (under and as defined in the Existing Credit Agreement), whether or not such “Obligations” are contingent as of the Closing Date and ~~(ii)~~(ii) the representations and warranties made by the Loan Parties prior to the Closing Date (which representations and warranties shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Closing Date);

(c) from and after the Closing Date, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement and all references to any Article or Section (or subsection) of this Agreement in any other Loan Document shall be amended to become references to the corresponding provisions of this Agreement;

(d) all Obligations (as such Obligations may be amended, restated, supplemented or otherwise modified by this Agreement on the Closing Date) and the Guarantee of the Obligations shall continue to be valid, enforceable and in full force and effect and not be impaired, in any respect, by the effectiveness of this Agreement;

(e) the Liens and security interests as granted under the applicable Loan Documents securing payment of the Obligations are in all respects continuing, unaltered and in full force, and effect and with the same priority to secure such Obligations, whether heretofore or hereafter incurred, and are reaffirmed hereby;

(f) this amendment and restatement shall be limited as written and not be a consent to any other amendment, restatement, supplement, waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby.

SECTION 1.14 Rates. Without limiting the limitation of liability provisions of Article X or the altering or impairing the express obligations of the Administrative Agent otherwise set forth in this Agreement, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Screen Rate, Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Screen Rate, Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes, in each case, except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent and its affiliates or other related entities may, in its business, engage in transactions that affect the calculation of Base Rate, the Term SOFR Screen Rate, Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower (but not with the specific intent of adversely impacting the Borrower). The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Screen Rate, Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, in each case, except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01 Term Loans.

(a) Term Loan Commitments. Subject only to the conditions set forth in Section 4.01, each Lender with an Initial Term Loan Commitment severally agrees to make to the Borrower on the Closing Date a term loan denominated in Dollars equal to such Lender’s Initial Term Loan Commitment (the “Initial Term Loans.” Subject to the terms and conditions set forth in the Sixth Amendment, each 2024-2 Refinancing Term Loan Lender severally agrees to make 2024-2 Refinancing Term Loans to the Borrower on the Sixth Amendment Effective Date in the principal amount equal to its 2024-2 Refinancing Term Commitment on the Sixth Amendment Effective Date. Subject to the terms and conditions set forth in the Seventh Amendment, each 2026 Incremental Term Lender severally agrees to make 2026 Incremental Term Loans to the Borrower on the Seventh Amendment Effective Date in the principal amount equal to its 2026 Incremental Term Commitment on the Seventh Amendment Effective Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans ~~and~~, 2024-2 Refinancing Term Loans and 2026 Incremental Term Loans may be Base Rate Loans (in the case of Term Loans denominated in Dollars) or SOFR Loans, as further provided herein. The parties hereto acknowledge and agree that under this Agreement immediately prior to the Sixth Amendment Effective Date, the aggregate principal amount of all Term Loans (under and as defined in this Agreement immediately prior to the Sixth Amendment Effective Date) outstanding immediately prior to the Sixth Amendment Effective Date was $922,687,500 (exclusive of interest, fees and expenses) (the “Existing Term Loans”). Subject to the terms and conditions set forth herein:

(i) each Rollover Term Lender with a Rollover Term Commitment on the Sixth Amendment Effective Date severally agrees to rollover and convert the principal of its Existing Term Loans in an amount equal to such Rollover Term Lender’s Existing Term Loans (or such lesser amount allocated to such Rollover Term Lender by the Joint Lead Arrangers) into new Term Loans to the Borrower on the Sixth Amendment Effective Date (each such loan, a “Rollover Term Loan”);

(ii) each Sixth Amendment Refinancing Term Lender with a Sixth Amendment Refinancing Term Commitment severally agrees to make a single Term Loan to the Borrower on the Sixth Amendment Effective Date in a principal amount equal to such Sixth Amendment Refinancing Term Lender’s Sixth Amendment Refinancing Term Commitment (each such loan, a “Sixth Amendment Refinancing Term Loan”).

As of the Sixth Amendment Effective Date, after giving effect to the Rollover Term Loans and the borrowing of the Sixth Amendment Refinancing Term Loans, the aggregate outstanding principal amount of the Term Loans ~~is~~ was $922,687,500.

As of the Seventh Amendment Effective Date, after giving effect to the borrowing of the 2026 Incremental Term Loans, the aggregate outstanding principal amount of the Term Loans is $1,693,074,062.50.

(b) Borrowing Mechanics for Term Loans.

(i) Subject to Sections 4.01(a)(i), 4.02(c), 4.03(c) and 2.16(a), each Borrowing of Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing. Each such notice must be received by the Administrative Agent not later than, (A) 1:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing of SOFR Loans and (B) ~~12:00 noon~~12:00 p.m. (New York City time) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, that such notices may be conditioned on the occurrence of the Closing Date ~~or~~, Fifth Amendment Effective Date or Seventh Amendment Effective Date, as applicable, or, with respect to Incremental Term Loans, may be conditioned on the occurrence of any transaction anticipated to occur in connection with such Incremental Term Loans.

(ii) Each notice by the Borrower pursuant to this Section 2.01(b) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice, then the applicable Term Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, for such SOFR Loans, the Borrower will be deemed to have specified an Interest Period of one month.

(iii) Borrowings of more than one Type may be outstanding at the same time; provided that the total number of Interest Periods for SOFR Loans outstanding under this Agreement at any time shall comply with Section 2.10(g).

(iv) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable tranche of Term Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions to such Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(v) The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.02 Revolving Loans.

(a) Revolving Loan Commitment. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans to the Borrower from time to time on any Business Day in Dollars and/or any Alternative Currency (“Revolving Loans”) in an aggregate amount (expressed in the Dollar Amount thereof in the case of an Alternative Currency) up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Subject to Section 4.01(a)(i) in the case of Borrowings of Revolving Loans on the Closing Date only and Section 4.02(c) in the case of each other Borrowing of Revolving Loans, each Borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given (A) by telephone or (B) in writing. Each such notice must be received by the Administrative Agent not later than (A) 1:00 p.m. (New York City time) two Business Days prior to the requested date of any Borrowing of SOFR Loans, (B) 1:00 p.m. (New York City time) three Business Days prior to the requested date of any Borrowing of Alternative Currency Loans and (C) 1:00 p.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans (in the case of Revolving Loans denominated in Dollars only). Each notice by the Borrower pursuant to this Section 2.02(b) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of SOFR Loans or Alternative Currency Loans shall be in a principal amount of (A) $500,000 or a whole multiple of $100,000 in excess thereof in the case of SOFR Loans denominated in Dollars, and (B) a Dollar Amount of $500,000 or a whole multiple of $100,000 in excess thereof in the case of Alternative Currency Loans. Each Borrowing of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (1) the requested date of the Borrowing (which shall be a Business Day), (2) the principal amount of Revolving Loans to be borrowed, (3) the Type of Revolving Loans to be borrowed and (4) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice, then (x) in the case of Revolving Loans denominated in Dollars, the applicable Revolving Loans shall be made as Base Rate Loans and (y) in the case of Revolving Loans that are Alternative Currency Term Rate Loans, the applicable Revolving Loans shall be made as Alternative Currency Term Rate Loans with an Interest Period of one month. If the Borrower requests a Borrowing of SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period for such SOFR Loans or Alternative Currency Term Rate Loans, the Borrower will be deemed to have specified an Interest Period of one month.

(ii) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (x) in the case of SOFR Loans or Alternative Currency Loans, 1:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice or (y) in the case of Base Rate Loans, 2:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Reimbursement Obligations outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Reimbursement Obligations and second, to the Borrower as provided above.

(iii) The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 [Reserved].

SECTION 2.04 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the Revolving Commitment Period on or prior to the fifth Business Day prior to the Revolving Commitment Termination Date, to issue Letters of Credit for the account of the Borrower, subject to satisfactory receipt of such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that the Issuing Banks shall not be obligated to make any Letter of Credit Extension if, as of the date of such Letter of Credit Extension, (1) the Total Utilization of Revolving Commitments would exceed the Revolving Commitments, (2) the Total Utilization of Revolving Commitments of any Revolving Lender, would exceed such Lender’s Revolving Commitment, (3) the Letter of Credit Usage would exceed the Letter of Credit Sublimit or (4) except with respect to the Existing Letters of Credit until expiration by their terms or replacement hereof with Letters of Credit issued under this Agreement, the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the ~~Fifth~~Seventh Amendment Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii) An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it (for which such Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars (provided that, solely to the extent approved by the applicable Issuing Bank, Letters of Credit may be made by such Issuing Bank in an Alternative Currency);

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(F) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations pursuant to Section 2.19(a)(iii) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv) Unless Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, each standby Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (B) the Letter of Credit Expiration Date (unless arrangements reasonably satisfactory to the Issuing Banks have been entered into).

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 2:00 p.m. (New York City time) at least five Business Days (or (i) such other period as required by Section 1.09(b), as applicable or (ii) such shorter period as the applicable Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated (which must be Dollars or, if approved by such Issuing Bank, an Alternative Currency) and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing

Bank a participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application for a standby Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no Issuing Bank shall (A) permit any such renewal if (1) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise) or (2) it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (B) be obligated to permit such renewal if it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such renewal.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit, then the Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time, in the case of drawings in Dollars, or London time, in the case of drawings in an Alternative Currency) on the next succeeding Business Day. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall promptly thereafter notify each Revolving Lender of such payment date, the amount of the unreimbursed drawing (expressed in the Dollar Amount thereof in the case of an Alternative Currency) (the “Reimbursement Obligations”) and the amount of such Lender’s Pro Rata Share thereof. In such event, (x) the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans and (y) in the case of Reimbursement Obligations denominated in an Alternative Currency (but expressed in its Dollar Amount), the

Borrower shall be deemed to have requested on behalf of the applicable Revolving Lender a Revolving Loan Borrowing of SOFR Loans denominated in Dollars to be disbursed on such date in an amount equal to (A) the Dollar Amount of such Reimbursement Obligation, plus (B) in the case of any Reimbursement Obligation denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (i) shall be given in writing.

(ii) Each Revolving Lender (including each Revolving Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars or the applicable Alternative Currency, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is (A) in the case of a Letters of Credit denominated in Dollars, a Base Rate Loan and (B) in the case of Letters of Credit denominated in an Alternative Currency, an Alternative Currency Loans in such Alternative Currency with, in the case of an Alternative Currency Term Rate Loan, an Interest Period of one month, in each case to the Borrower in such amount plus, in the case of any Reimbursement Obligation denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii) With respect to any Reimbursement Obligation that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans for Letters of Credit denominated in Dollars or Alternative Currency Loans for Letters of Credit denominated in an Alternative Currency, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the amount of the Reimbursement Obligation that is not so refinanced plus, in the case of any Reimbursement Obligation denominated in an Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Loans that are Base Rate Loans. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(i) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Revolving Lender funds its Revolving Loan or Letter of Credit Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligations to make Revolving Loans or Letter of Credit Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.02. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the applicable Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Letter of Credit Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation or, in the case of any Reimbursement Obligation denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing or, in each case, interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by an Issuing Bank under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of any Issuing Bank, any Agent Affiliate nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Agent Affiliate nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable or responsible for any of the matters described in Section 2.04(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Bank’s gross negligence or willful misconduct or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communication with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(h) Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(i) Reporting. Each day (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), the applicable Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j) Existing Letters of Credit. Subject to the terms and conditions hereof, (i) Letters of Credit may be issued on the ~~Fifth~~Seventh Amendment Effective Date to backstop or replace letters of credit outstanding on the ~~Fifth~~Seventh Amendment Effective Date or (i) all letters of credit issued for the account of the Borrower or any Restricted Subsidiary and outstanding on the ~~Fifth~~Seventh Amendment Effective Date and issued by an entity that is an Issuing Bank under this Agreement, which, by its execution of this Agreement, has agreed to act as an Issuing Bank hereunder and listed on Schedule 2.04 (each, an “Existing

Letter of Credit”) shall automatically be continued hereunder on the ~~Fifth~~Seventh Amendment Effective Date by such Issuing Bank and as of the ~~Fifth~~Seventh Amendment Effective Date, the Lenders shall acquire a participation therein as if such Existing Letter of Credit were issued hereunder, and each such Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement and as of the ~~Fifth~~Seventh Amendment Effective Date without any further action by the Borrower.

(k) Resignation and Removal of an Issuing Bank. Any Issuing Bank may resign as an Issuing Bank upon sixty days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Issuing Bank being replaced (provided that no consent will be required if the Issuing Bank being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(l) Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower, to deliver to the Administrative Agent such amount of cash as is equal to 103% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a prepayment under Section 2.07(b)(iv) or to the extent any amount of a required prepayment under any of Sections 2.07(b)(i) through 2.07(b)(iii) remains after prepayment of all outstanding Loans and Letter of Credit Obligations and termination of the Commitments, as contemplated by Section 2.07(d), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be held by the

Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to this Section 2.04(l), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower on demand, provided that after giving effect to such return (A) the sum of (1) the aggregate principal dollar amount of all Revolving Loans outstanding at such time and (2) the aggregate Letter of Credit Usage at such time would not exceed the aggregate Revolving Commitments at such time and (B) no Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide Cash Collateral pursuant to Sections 2.07(b)(i) through 2.07(b)(ii), as contemplated by Section 2.07(d), such amount shall be returned to the Borrower on demand; provided that, after giving effect to such return, all outstanding Letters of Credit shall have expired and each Issuing Bank shall have been reimbursed in full for all of its obligations thereunder. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(m) Addition of an Issuing Bank. One or more Revolving Lenders (other than a Defaulting Lender) selected by the Borrower that agrees to act in such capacity and reasonably acceptable to the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

SECTION 2.05 Conversion/Continuation.

(a) Each conversion of Loans from one Type to another, and each continuation of SOFR Loans or Alternative Currency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing; provided that Revolving Loans denominated in an Alternative Currency may not be converted into Base Rate Loans or SOFR Loans. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the requested date of any conversion of SOFR Loans to Base Rate Loans, not later than 1:00 p.m. (New York City time) two Business Days prior to the requested date of continuation of any SOFR Loans or any conversion of Base Rate Loans to SOFR Loans and not later than 1:00 p.m. (New York City time) three Business Days prior to the requested date of any continuation of any Alternative Currency Loans. Each notice by the Borrower pursuant to this Section 2.05(a) must be delivered to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of SOFR Loans denominated in Dollars shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each conversion of Alternative Currency Loans shall be in a Dollar Amount of $500,000 or a whole multiple of a Dollar Amount of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of SOFR Loans or Alternative Currency Loans, as applicable, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Class of Loans to be converted or continued, (v) the Type of Loans to which such existing Loans are to be converted, if applicable, and (vi) if applicable, the duration of the Interest Period with respect thereto. If (x) with respect to any SOFR Loans denominated in Dollars, the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans and (y) with respect to any Alternative Currency Loans, the Borrower fails to give a timely notice requesting a conversion or continuation, then such Alternative Currency Loans shall be converted or continued as Alternative Currency Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable

SOFR Loans or Alternative Currency Term Rate Loans, as applicable. If the Borrower requests a conversion to, or continuation of SOFR Loans or Alternative Currency Loans, as applicable, in any such Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Conversion/Continuation Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.05(a).

(c) Except as otherwise provided herein, a SOFR Loan or Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan or Alternative Currency Term Rate Loan, as applicable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans denominated in Dollars may be converted to or continued as SOFR Loans.

SECTION 2.06 Availability. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the applicable Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.06(a) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent in the form of a Prepayment Notice, at any time or from time to time, voluntarily prepay the Loans in whole or in part without premium or penalty, subject to clause (D) below; provided that:

(A) such Prepayment Notice must be received by the Administrative Agent (1) not later than 1:00 p.m. (New York City time) two Business Days prior to any date of prepayment of SOFR Loans, (2) not later than 1:00 p.m. (New York City time) three Business Days prior to any date of prepayment of Alternative Currency Loans and (3) not later than 1:00 p.m. (New York City time) on the date of prepayment of Base Rate Loans;

(B) any prepayment of (x) SOFR Loans, shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding, and (y) Alternative Currency Loans, shall be in a principal Dollar Amount of $1,000,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding;

(C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only); and

(D) any prepayment of 2024-2 Refinancing Term Loans made on or prior to the date that is six months after the Sixth Amendment Effective Date shall be accompanied by the payment of the fee described in Section 2.11(g), if applicable.

(E) any prepayment of 2026 Incremental Term Loans made on or prior to the date that is six months after the Seventh Amendment Effective Date shall be accompanied by the payment of the fee described in Section 2.11(h), if applicable.

Each Prepayment Notice shall specify the date, amount and currency of such prepayment and the Class(es) and Type(s) of Loans to be prepaid, and the payment amount specified in each Prepayment Notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of a Prepayment Notice and of the amount of such Lender’s Pro Rata Share of such prepayment; provided, “non-consenting” Lenders may be repaid on a non-pro rata basis in connection with an Extension Offer or a Refinancing Amendment. Any prepayment of Loans shall be subject to Section 2.07(c). Revolving Loans and Incremental Revolving Loans prepaid pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, in whole or in part, any notice of prepayment under Section 2.07(a)(i), if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of Term Loans permitted hereunder shall be applied in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(iv) Notwithstanding anything in any Loan Document to the contrary (including Section 2.15) as an alternative to any ability to make an assignment that may be permitted by the Loan Documents,

(A) the Borrower may voluntarily prepay the outstanding Loans of a Defaulting Lender or a Disqualified Lender on a non-pro rata basis, and

(B) the Borrower may voluntarily prepay the outstanding Term Loans of any Lender on a non-pro rata basis at, above or below par (with respect to any such prepayment below par, with the consent of only such Lender, and with respect to any other prepayments, without the consent of any Person), including through open market purchases, bilateral arrangements, privately negotiated arrangements, exchange offers (including for cash, other property, Equity Interests or other Indebtedness), and other transactions with one or more Lenders, and

(C) the Borrower may voluntarily prepay Term Loans of one or more Classes below par on a non-pro rata basis in accordance with the auction procedures set forth on Exhibit L;

provided that, with respect to clauses (B) and (C) above, no Specified Event of Default has occurred and is continuing or would result therefrom and if the proceeds of any Revolving Loans are used to finance such prepayment pursuant to clauses (B) and (C), immediately after giving effect to such prepayment and on a Pro Forma Basis for such prepayment, the Borrower’s Liquidity equals or exceeds an amount equal to 33% of the Revolving Commitments (whether or not drawn) as of the date of determination. Any assignment of Loans pursuant to Section 11.07(l) shall be deemed not to constitute a voluntary prepayment; provided only that such assignments shall be applied to scheduled principal payments pursuant to clause (iii) above as if they were voluntary prepayments.

(b) Mandatory.

(i) Excess Cash Flow. Within five Business Days after financial statements have been delivered or are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered or is required to be delivered pursuant to Section 6.02(a), in each case, commencing with the first full fiscal year ending after the ~~Fifth~~Seventh Amendment Effective Date, the Borrower shall, subject to Sections 2.07(b)(v) and (b)(vi), prepay an aggregate principal amount of Term Loans equal to,

(A) the ECF Prepayment Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus

(B) the sum of,

(1) all voluntary prepayments of Term Loans and other Pari Passu Lien Debt (including (x) those made through debt buybacks and in the case of below-par repurchases in an amount equal to the discounted amount actually paid in cash in respect of such below-par repurchase, (y) payments pursuant to Section 3.07 or other applicable “yank-a-bank” provisions (solely to the extent any Term Loans or other Pari Passu Lien Debt is retired instead of assigned), and (z) prepayments of Loans and Participations held by, and termination of any unused Commitments held by, Defaulting Lenders and Disqualified Lenders)),

(2) all voluntary payments and prepayments of Revolving Loans and any other revolving loans that are Pari Passu Lien Debt, in each case to the extent accompanied by a corresponding permanent reduction in commitments,

(3) all voluntary prepayments of Junior Lien Debt,

(4) all voluntary prepayments of Indebtedness secured by Liens on Excluded Assets,

(5) all voluntary prepayments of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors,

(6) to the extent the Borrower elects not to have such amounts reduce Excess Cash Flow, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent not financed with the proceeds of Funded Debt,

(7) (a) to the extent the Borrower elects not to have such amounts reduce Excess Cash Flow, the amount of Permitted Investments, including Acquisition Transactions (in each case, including costs and expenses related thereto), made during such period pursuant to Section 7.02 to the extent that such Permitted Investments were not financed with the proceeds of Funded Debt and (b) without duplication of amounts that reduced Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, or binding purchase orders (to the extent not financed with the proceeds of Funded Debt, the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), acquisitions of intellectual property to be consummated or Capital Expenditures that are committed to be made within the twelve month period following the end of such period; provided that, to the extent the aggregate amount actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), acquisitions of intellectual property or Capital Expenditures during any period is less than the Contract Consideration that reduced Excess Cash Flow for the prior period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for such period, and

(8) to the extent the Borrower elects not to have such amounts reduce Excess Cash Flow, the amount of Restricted Payments actually paid (and permitted to be paid) during such period pursuant to Section 7.06 to the extent such Restricted Payments were not received by a Loan Party and not financed with the proceeds of Funded Debt, in each case, (I) during such fiscal year or following the end of such fiscal year and prior to the date of such calculation (provided that, with respect to any such amount following the end of such fiscal year, such amount is not included in any calculation pursuant to this clause (b)(i) for the subsequent fiscal year), (II) to the extent such prepayments are not funded with the proceeds of Funded Debt and (III) including, for the avoidance of doubt, assignments of such Indebtedness to the Borrower or a Restricted Subsidiary (and prepayments of such Indebtedness below par) to the extent of the amount paid in connection with such assignment (or prepayment); provided that no such payment shall be required if such amount is equal to or less than the greater of (x) 20% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (y) 20% of TTM Consolidated Adjusted EBITDA and only amounts in excess of such minimum will be subject to the repayment provisions of this Section 2.07(b)(i); provided further that if at the time that any such prepayment would be required, the

Borrower is required to repay or repurchase or to offer to repurchase or repay Pari Passu Lien Debt pursuant to the terms of the documentation governing such Indebtedness with all or a portion of such Excess Cash Flow (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable ECF Indebtedness”), then the Borrower may apply such Excess Cash Flow on a pro rata basis to the prepayment of the Term Loans and to the repayment or re-purchase of Other Applicable ECF Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.07(b)(i) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable ECF Indebtedness at such time, with it being agreed that the portion of Excess Cash Flow allocated to the Other Applicable ECF Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable ECF Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof).

(ii) Asset Sales; Casualty Events. If the Borrower or any Loan Party,

(A) Disposes of any property or assets constituting Collateral pursuant to the General Asset Sale Basket, or

(B) any Casualty Event occurs with respect to property or assets constituting Collateral,

which in either case results in the receipt by the Borrower or such Loan Party of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten Business Days after the date of the receipt of such Net Cash Proceeds in excess of the greater of (x) 20% of the ~~Fifth~~Seventh Amendment Effective Date EBITDA and (y) 20% of TTM Consolidated Adjusted EBITDA for any transaction or series of related transactions (and only amounts in excess of such minimum will be subject to the repayment provisions of this Section 2.07(b)(ii)), subject to Sections 2.07(b)(v) and 2.07(b)(vi), an aggregate principal amount of Term Loans (unless such prepayment is not required pursuant to the terms of such other Term Loans) equal to the Asset Sale Prepayment Percentage of such Net Cash Proceeds realized or received; provided that if at the time that any such prepayment would be required, the Borrower is required to repay or repurchase or to offer to repurchase or repay Pari Passu Lien Debt pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Disposition or Casualty Event (such Pari Passu Lien Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.07(b)(ii) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time, with it being agreed that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof); provided, further, that no prepayment shall be required pursuant to this Section 2.07(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower intent to or may reinvest in accordance with this Section 2.07(b)(ii).

With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event that, in either case, is subject to the application of the foregoing provisions of this Section 2.07(b)(ii), at the option of the Borrower or any of its Restricted Subsidiaries, the Borrower or any of its Restricted Subsidiaries may (in lieu of making a prepayment pursuant to the foregoing provisions) elect to (I) reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Borrower and its Restricted Subsidiaries (1) within eighteen months following receipt of such Net Cash Proceeds or (2) if the Borrower or any of its Restricted Subsidiaries enters into a legally binding commitment, or elects pursuant to the terms of a letter of intent, to reinvest such Net Cash Proceeds within eighteen months following receipt of such Net Cash Proceeds, no later than one hundred and eighty days after the end of such eighteen month period; provided that if any portion of such amount is not so reinvested by such dates, subject to Section 2.07(b)(v) and Section 2.07(b)(vi), an amount equal to the Asset Sale Prepayment Percentage of any such Net Cash Proceeds shall be applied within five Business Days after such dates to the prepayment of the Term Loans and Other Applicable Indebtedness as set forth above or (II) apply such Net Cash Proceeds to permanently repay indebtedness of Non-Loan Parties.

(iii) Indebtedness. If any of the Borrower or any Restricted Subsidiary incurs or issues any Funded Debt (A) which is not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of Term Loans (unless such prepayment is not required pursuant to the terms of such other Term Loans) equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds (in the case of clause (A)) and substantially concurrently with the incurrence of such Credit Agreement Refinancing Indebtedness (in the case of clause (B)).

(iv) Revolving Loan Repayments. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect; provided that, to the extent such excess amount is greater than the aggregate principal dollar amount of Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Usage, as more particularly described in Section 2.04(l), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Usage by an equivalent amount.

(v) Application of Payments. (A) Except as may otherwise be set forth in any Refinancing Amendment, Extension Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.07(b)(i), (ii) or (iii) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt), (B) with respect to each Class of Loans (other than Revolving Loans), each prepayment pursuant to clauses (i) through (iii) of this Section 2.07(b) shall be applied to remaining scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.09 as directed by the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity of the remaining installments under the applicable Class of Loans), and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vi) Foreign and Tax Considerations. Notwithstanding any other provisions of this Section 2.07(b),

(A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.07(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow of a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.07(b) but may be retained by the applicable Foreign Subsidiary so long as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local law to permit such repatriation) and, if within 12 months of the applicable prepayment event, such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.07(b) to the extent provided herein, and

(B) to the extent that the Borrower has determined in good faith that repatriation to the United States of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event or any or all of the Excess Cash Flow of a Foreign Subsidiary would have material adverse tax consequences (relative to the relevant Foreign Disposition, Foreign Casualty Event or Excess Cash Flow and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.07(b) (or such Excess Cash Flow would have been required to be applied to prepayments pursuant to this Section 2.07(b)), (1) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments (in the case of Net Cash Proceeds) and to such prepayments (in the case of Excess Cash Flow) as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional taxes that would have been payable or reserved against it if such Net Cash Proceeds or Excess Cash Flow had been repatriated to the United States by such Foreign Subsidiary; provided that, in the case of this clause (1), to the extent that within 12 months of the applicable prepayment event, the repatriation of any Net Cash Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have material adverse tax consequences (relative to the relevant Foreign Disposition, Foreign Casualty Event or Excess Cash Flow), such Foreign Subsidiary shall promptly repatriate an amount equal to the Netted Tax Amount to the Administrative Agent, which amount shall be applied to the pro rata prepayment of the Loans and Commitments pursuant to Section 2.07(d) or (2) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(vii) Mandatory Prepayment Procedures; Declining Lenders. The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 2.07(b)(i), (ii), (iii) or (iv) three Business Days prior to the date on which such payment is due. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment on or before the date specified in Section 2.07(b)(i), (ii), (iii) or (iv), as the case may be (each, a “Prepayment Date”). Once given, such notice shall be irrevocable (provided that the Borrower may rescind any notice of prepayment if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or been made in connection with a Disposition, which refinancing or Disposition shall not be consummated or shall otherwise be delayed) and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in Section 2.07(b)(vi) and in the last sentence of this Section 2.07(b)(vii)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment, the Prepayment Date and of such Lender’s Pro Rata Share of the prepayment. Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its Pro Rata Share of any mandatory prepayment (other than any mandatory prepayment with the proceeds of any Credit Agreement Refinancing Indebtedness or a mandatory prepayment pursuant to Section 2.07(b)(iii)) by giving notice of such election in writing to the Administrative Agent by 11:00 a.m.(New York City time), on the date that is one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its Pro Rata Share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender shall be retained by the Borrower and the Restricted Subsidiaries and/or applied by the Borrower or any of the Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.07 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of an Alternative Currency Term Rate Loan or a SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Alternative Currency Term Rate Loan or SOFR Loan, as applicable, pursuant to Section 3.05.

(d) Application of Prepayment Amounts. In the event that the obligation of the Borrower to prepay the Loans shall arise pursuant to subsection (b) above,

(i) first, the Borrower shall prepay the outstanding principal amount of the Term Loans in the amount of such prepayment obligation within the applicable time periods specified in subsection (b) above, with such prepayment to be applied in the manner set forth in Section 2.07(b)(v),

(ii) next, to the extent of any excess remaining after the prepayment as provided in clauses (i) above, the Borrower shall prepay the outstanding principal amount of the Revolving Loans, without a corresponding permanent reduction to the Revolving Commitments, and

(iii) next, to the extent of any excess remaining after application as provided in clauses (i) and (ii)above, the Borrower shall pay any outstanding Reimbursement Obligations, and thereafter the Borrower shall Cash Collateralize the Letter of Credit Usage pursuant to Section 2.04(l).

Each payment or prepayment pursuant to the provisions of Section 2.07(b) shall be applied ratably among the Lenders of each Class holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied as among the Term Loans or the Revolving Loans, as the case may be, being prepaid, (A) first, to prepay all Base Rate Loans and Alternative Currency Daily Rate Loans and (B) second, to the extent of any excess remaining after application as provided in clause (A) above, to prepay all SOFR Loans and Alternative Currency Term Rate Loans (and as among SOFR Loans and Alternative Currency Term Rate Loans, (1) first to prepay those SOFR Loans and Alternative Currency Term Rate Loans, if any, having Interest Periods ending on the date of such prepayment, and (2) thereafter, to the extent of any excess remaining after application as provided in clause (1) above, to prepay any SOFR Loans and Alternative Currency Term Rate Loans in the order of the expiration dates of the Interest Periods applicable thereto) and all SOFR Loans and Alternative Currency Term Rate Loans (and as among SOFR Loans and Alternative Currency Term Rate Loans, (1) first to prepay those SOFR Loans and Alternative Currency Term Rate Loans, if any, having Interest Periods ending on the date of such prepayment, and (2) thereafter, to the extent of any excess remaining after application as provided in clause (1) above, to prepay any SOFR Loans and Alternative Currency Term Rate Loans in the order of the expiration dates of the Interest Periods applicable thereto) on a pro rata basis.

(e) Interest Period Deferrals. Notwithstanding any of the other provisions of this Section 2.07, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Alternative Currency Term Rate Loans and SOFR Loans is required to be made under this Section 2.07 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.07 in respect of any such Alternative Currency Term Rate Loan or SOFR Loan, as applicable, prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.07. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.07.

SECTION 2.08 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments would exceed the total Revolving Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, (1) the Letter of Credit Usage not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the Letter of Credit Sublimit or (2) the Letter of Credit Usage with respect to Letters of Credit issued by an applicable Issuing Bank not fully Cash Collateralized hereunder at 103% of the maximum face amount of any such Letters of Credit would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Any reduction of unused Commitments of any Class shall be effected on a pro rata basis; provided that unused Commitments of any Defaulting Lender or Disqualified Lender may be effected on a non-pro rata basis. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory.

(i) (A) The Initial Term Loan Commitment, 2024 Refinancing Term Loan Commitment ~~and~~, 2024 Incremental Term Commitment and 2026 Incremental Term Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Term Loans ~~or~~, 2024-2 Refinancing Term Loans or 2026 Incremental Term Loans, as applicable, pursuant to Section 2.01(a) and (B) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(ii) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.08, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Pro Rata Share of Commitments of such Class.

SECTION 2.09 Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders:

(i) ~~(i)~~ on the last Business Day of each fiscal quarter (commencing with the second full fiscal quarter ending after the Sixth Amendment Effective Date) an aggregate principal amount equal to 0.25% of the aggregate principal amount of all 2024-2 Refinancing Term Loans outstanding on the Sixth Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments or assignments, including prepayments in accordance with the order of priority set forth in Section 2.07); provided that at the election of the Borrower (A) this clause (i) may be amended to increase the amortization in connection with the Borrowing of any Incremental Term Loans that constitute Pari Passu Lien Debt if and to the extent necessary so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans and to the extent possible, a “fungible” tranche, in each case, without the consent of any other party hereto, and (B) such amendments shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior thereto, ~~and~~

(ii) on the last Business Day of each fiscal quarter (commencing with the second full fiscal quarter ending after the Seventh Amendment Effective Date) an aggregate principal amount equal to 0.25% of the aggregate principal amount of all 2026 Incremental Term Loans outstanding on the Seventh Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments or assignments, including prepayments in accordance with the order of priority set forth in Section 2.07); provided that at the election of the Borrower (A) this clause (ii) may be amended to increase the amortization in connection with the Borrowing of any Incremental Term Loans that constitute Pari Passu Lien Debt if and to the extent necessary so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans and to the extent possible, a “fungible” tranche, in each case, without the consent of any other party hereto, and (B) such amendments shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior thereto, and

(iii) ~~(ii)~~ the Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for each Class of Term Loans, the aggregate principal amount of all such Term Loans outstanding on such date.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date.

SECTION 2.10 Interest.

(a) Subject to the provisions of Section 2.10(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount therefrom from the applicable Borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate and (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.

(b) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) Accrued and unpaid interest on the principal amount of all outstanding past due Obligations (including interest on past due interest) shall be due and payable upon demand.

(e) Interest on each Loan shall be due and payable (i) with respect to Base Rate Loans and Alternative Currency Daily Rate Loans, in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein and (ii) with respect to SOFR Loans and Alternative Currency Term Rate Loans, at the end of each Interest Period in respect thereof, and, in any event, every three months. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, under any Debtor Relief Law.

(f) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for any SOFR Loans and Alternative Currency Term Rate Loans upon determination of such interest rate. The determination of Alternative Currency Term Rate, Term SOFR and SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.10(g) shall increase by three Interest Periods for each applicable Class so established.

SECTION 2.11 Fees.

(a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Engagement Letter and Agency Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) The Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees for the period from and including the ~~Fifth~~Seventh Amendment Effective Date to and including the Revolving Commitment Termination Date equal to (A) the Applicable Commitment Fee times (B) the actual daily amount by which (1) the aggregate the Revolving Commitments exceeds (2) the sum of (x) the aggregate principal amount of all outstanding Revolving Loans plus (y) the Letter of Credit Usage; and

(ii) letter of credit fees with respect to all Letters of Credit (the “L/C Fee”) equal to (A) the Applicable Rate for Revolving Loans, times (B) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination and whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).

All fees referred to in this Section 2.11(b) shall be paid to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(c) The Borrower agrees to pay directly to the applicable Issuing Bank, for its own account, the following fees:

(i) a fronting fee to be agreed by the Borrower and the applicable Issuing Bank (not to exceed 0.125% per annum) times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) determined as of the close of business on any date of determination; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

Each payment of fees required above under this clause (c) on any Letters of Credit denominated in an Alternative Currency shall be made in Dollars.

(d) All fees referred to in Sections 2.11(b) and 2.11(c)(i) shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of each year during the Revolving Commitment Period, commencing with the first full fiscal quarter ending after the ~~Fifth~~Seventh Amendment Effective Date, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(e) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 0.25% of the stated principal amount of such Lender’s Term Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and such Closing Fee shall be netted against Initial Term Loans (in the form of original issue discount) made by such Lender.

(f) The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times separately agreed upon.

(g) At the time of the effectiveness of any Repricing Event that is consummated during the period commencing on the Sixth Amendment Effective Date and ending on the day immediately prior to the date that is six months after the Sixth Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with 2024-2 Refinancing Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (i) in the case of a Repricing Event described in clause (a) of the definition thereof, the aggregate principal amount of all 2024-2 Refinancing Term Loans prepaid (or converted) in connection with such Repricing Event and (ii) in the case of a Repricing Event described in clause (b) of the definition thereof, the aggregate principal amount of all 2024-2 Refinancing Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event. Notwithstanding anything to the contrary herein or in any other Loan Document, each Lender hereby agrees to waive any amounts payable by the Borrower pursuant to Section 3.05 that would have resulted from a refinancing of this Agreement or a Repricing Event.

(h) At the time of the effectiveness of any Repricing Event that is consummated during the period commencing on the Seventh Amendment Effective Date and ending on the day immediately prior to the date that is six months after the Seventh Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with 2026 Incremental Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (i) in the case of a Repricing Event described in clause (a) of the definition thereof, the aggregate principal amount of all 2026 Incremental Term Loans prepaid (or converted) in connection with such Repricing Event and (ii) in the case of a Repricing Event described in clause (b) of the definition thereof, the aggregate principal amount of all 2026 Incremental Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event. Notwithstanding anything to the contrary herein or in any other Loan Document, each Lender hereby agrees to waive any amounts payable by the Borrower pursuant to Section 3.05 that would have resulted from a refinancing of this Agreement or a Repricing Event.

SECTION 2.12 Computation of Interest and Fees. All computations of interest for Base Rate Loans calculated by reference to the “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence the relevant Class of such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.13(a), and by each Lender in its account or accounts pursuant to Section 2.13(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.14 Payments Generally.

(a) All payments to be made by the Borrower shall be made on the date when due, in immediately available funds without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 1:00 p.m. (New York City time, in the case of any payment in Dollars, or London time, in the case of any payment in an Alternative Currency) on the date specified herein. All payments made hereunder with respect to principal and interest on Loan denominated in an Alternative Currency shall be made in such Alternative Currency. All such payments shall be deemed to have been made for all purposes upon receipt by the Administrative Agent. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that the proceeds of any borrowing of Revolving Loans to finance the reimbursement of a drawn Letter of Credit as provided in Section 2.04(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank. All payments received by the Administrative Agent after 1:00 p.m. (New York City time, in the case of any payment in Dollars, or London time, in the case of any payment in an Alternative Currency) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or any Issuing Bank, as applicable, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or such Issuing Bank. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or such Issuing Bank, as applicable, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or such Issuing Bank in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or such Issuing Bank, as applicable, to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.07 are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), 2.04(c), 2.06, 2.15 or 10.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Banks, as applicable, to satisfy such Lender’s obligations to the Administrative Agent and the Issuing Banks until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans of a particular Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in Letter of Credit obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including Section 2.07(a)(iv) and Section 11.07), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder or (C) any payment received by such Lender not in its capacity as a Lender. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.16 Incremental Borrowings.

(a) Notice. At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent, (i) increase the aggregate principal amount of any outstanding tranche of Term Loans or add one or more additional tranches of term loans under the Loan Documents (the “Incremental Term Facilities” and the term loans made thereunder, the “Incremental Term Loans”) or (ii) increase the aggregate principal amount of Revolving Commitments or add one or more additional revolving loan facilities under the Loan Documents (the “Incremental Revolving Facilities” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”; each such increase or tranche pursuant to clauses (i) and (ii), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b) Ranking. Incremental Facilities (i) may rank either pari passu or junior in right of payment with the Initial Term Loans, the 2024-2 Refinancing Term Loans, the 2026 Incremental Term Loans and the initial Revolving Commitments, (ii) may either be unsecured or secured by the Collateral (or assets that become Collateral) (including secured by Liens that secure the Facilities on a pari passu or junior basis) and (iii) may be guaranteed only by the Loan Parties (or Persons that become Loan Parties).

(c) Size and Currency. Subject to Section 1.08, the aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred (or commitments with respect thereto are received (x) in the case of any Incremental Revolving Facility, assuming such commitments are fully drawn on such date, and (y) in the case of any Incremental Term Facility with a delayed draw feature, at the Borrower’s option either assuming any incremental commitments thereunder are fully drawn on such date or determined based on the date and actual amount of funding thereof), together with the aggregate principal amount of Incremental Equivalent Debt outstanding on such date, will not exceed, an amount equal to,

(i) the Fixed Incremental Amount, plus

(ii) the Ratio Amount, (the sum of the Fixed Incremental Amount and the Ratio Amount, the “Incremental Amount”). Calculation of the Incremental Amount shall be made on Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail. Each Incremental Amendment executed in connection with an Incremental Facility shall identify whether all or any portion of such Incremental Facility is being incurred pursuant to clauses (i) or (ii) above or a combination of such clauses. Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility may be denominated in Dollars or in any Alternative Currency (and in the case of any Alternative Currency, the Dollar Amount thereof as of the date of incurrence (or, in the case of an LCT Election, as of the applicable LCT Test Date) shall be controlling for purposes of determining compliance with the Incremental Amount, and the minimum amount and integral multiples shall be a Dollar Amount of $10,000,000 or $1,000,000, respectively (or, in each case, such lesser minimum amount approved by the Administrative Agent in its reasonable discretion)).

(d) Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, chose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.16; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to the (i) Borrower, (ii) the Administrative Agent and (iii) solely with respect to any Incremental Revolving Facility, each Issuing Bank (except that, in the case of clauses (ii) and (iii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Affiliated Lender that provides any Incremental Loans shall be subject to the limitations on Affiliated Lenders set forth in Section 11.07(h) (including the Affiliated Lender Term Loan Cap, as applicable).

(e) Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Incremental Facility and the Administrative Agent. The Administrative Agent will promptly notify each

Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent, to effect the provisions of this Section 2.16 and, to the extent practicable, to make an Incremental Loan fungible (including for tax purposes) with other Loans (subject to the limitations under sub-clauses (g) and (h) of this Section) to the extent practicable. Without limiting the foregoing, an Incremental Amendment may (i) extend or add “call protection” to any existing tranche of Term Loans, including amendments to Section 2.11(g), and (ii) amend the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.09(a) (provided, that any such amendment shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender prior to the effectiveness of the applicable Incremental Amendment), in the case of each clause (i) and (ii), so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans; provided, that such amendments are not adverse to the existing Term Loan Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. This Section 2.16 shall supersede any provisions in Section 2.15 or 11.01 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f) Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions, subject, for the avoidance of doubt, to Section 1.08, measured on the date of the initial borrowing under such Incremental Facility (or, with respect to (x) any Incremental Revolving Facility, the date commitments with respect thereto are received and (y) any Incremental Term Facility with a delayed draw feature, at the Borrower’s option, either the date commitments with respect thereto are received or the date and amount of actual funding thereof):

(i) no Event of Default shall have occurred and be continuing or would result therefrom; provided that the condition set forth in this clause (i) may be waived or not required (other than with respect to Specified Events of Default) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Investment; and

(ii) the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that the condition set forth in this clause (ii) may be waived or not required (other than with respect to the Specified Representations) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Investment.

(g) Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Facility; provided that:

(i) the final maturity date of any such Incremental Term Loans will be no earlier than the Latest Maturity Date of the 2024-2 Refinancing Term Loans and the 2026 Incremental Term Loans; provided that this clause shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception;

(ii) the Weighted Average Life to Maturity of any such Incremental Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the 2024-2 Refinancing Term Loans and the 2026 Incremental Term Loans; provided that this clause shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception;

(iii) any mandatory prepayment of such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis in any mandatory repayments or prepayments of the Initial Term Loans, but not on a greater than pro rata basis to the 2024-2 Refinancing Term Loans and the 2026 Incremental Term Loans (other than (A) any repayment of such Incremental Term Loans at maturity and (B) any greater than pro rata repayment of such Incremental Term Loans with the proceeds of Credit Agreement Refinancing Indebtedness with respect to a mandatory prepayment pursuant to Section 2.07(b)(iii)(B)); provided that this clause (iii) shall not apply to the incurrence of any Incremental Term Loans pursuant to the Inside Maturity Exception;

(iv) (A) to the extent secured, such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, shall not be secured by any Lien on any property or asset of the Borrower or any Guarantor that does not also secure the Term Loans or Revolving Loans, as applicable, at the time of such incurrence (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Loans or Revolving Loans, as applicable) and (B) to the extent guaranteed, such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, shall not be incurred or guaranteed by any Loan Party other than the Borrower and the Guarantors (including any Person required to be a Guarantor) (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Term Loans or Revolving Loans, as applicable, at the time of incurrence and (2) any such Person incurring or guaranteeing such Incremental Term Facilities or Incremental Revolving Facilities, as applicable, that also guarantees the Term Loans or Revolving Loans, as applicable); and

(v) except as otherwise set forth herein, all terms of any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and all other terms of any Incremental Term Facility shall be on terms (including subordination terms, if applicable) and pursuant to documentation to be determined by the Borrower and the providers of the Incremental Term Facility; provided that the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent and the Borrower.

(h) Pricing. The interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided that in the event that the margin applicable to any Incremental Term Loans (other than any Excluded Incremental Term Loan (as defined below)) that are incurred during the first six months following the Fifth Amendment Effective Date and are secured on a pari passu basis with the 2024-2 Refinancing Term Loans exceeds the margin (taking into account the leverage-based pricing grid therein and any comparable leverage-based pricing grid applicable to such Incremental Term Loans) for the 2024-2 Refinancing Term Loans by more than 75 basis points, then the interest rate margin for the 2024-2 Refinancing Term Loans shall be increased to the extent necessary so that the interest rate margin for such Term Loans is equal to the interest rate margin for such Incremental Term Loans minus 75 basis points. “Excluded Incremental Term Loan” means any (i) Incremental Term Loans incurred in reliance on the Ratio Amount, (ii) Incremental Term Loans with a scheduled maturity date more than one years after the initial scheduled maturity date for the Initial Term Loans, (iii) Incremental Term Loans incurred in connection with a

Permitted Investment, (iv) Incremental Term Loans in an original aggregate principal amount not to exceed the greater of (A) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, (v) Incremental Term Loans that are not a syndicated “term loan b” facility or (vi) Incremental Term Loans that are not denominated in Dollars.

(i) Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments pursuant to this Section 2.16,

(i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments; and

(ii) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05.

(j) The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to Section 2.16.

SECTION 2.17 Refinancing Amendments.

(a) Refinancing Loans. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans, in the form of Refinancing Loans or Refinancing Commitments made pursuant to a Refinancing Amendment.

(b) Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such conditions as may be requested by the providers of applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).

(c) Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17. This Section 2.17 supersedes any provisions in Section 11.01 to the contrary.

(d) Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender (subject to Section 11.07(h)). The lenders providing the Refinancing Loans will be reasonably acceptable to the (i) Borrower, (ii) the Administrative Agent and (iii) solely with respect to any Refinancing Revolving Loans, each Issuing Bank (except that, in the case of clauses (ii) and (iii), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 2.18 Extensions of Loans.

(a) Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension”). Each Extension Offer will specify the minimum amount of Loans and/or Commitments with respect to which an Extension Offer may be accepted, which (x) with respect to Loans and/or Commitments denominated in Dollars, will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $5,000,000, or (y) with respect to Loans and/or Commitments denominated in any Alternative Currency, will be an integral multiple of the Dollar Amount of $1,000,000 and an aggregate principal amount that is not less than the Dollar Amount of $5,000,000 or, in each case, if less, (i) the aggregate principal amount of such Class of Loans outstanding or (ii) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) and/or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and/or Commitments offered to be extended pursuant to such Extension Offer, then the Loans and/or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness, including a condition that a minimum amount of Loans and/or Commitments of any or all applicable tranches be tendered.

(b) Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) as may be necessary or appropriate in order to establish new tranches in respect of Extended Loans and Extended Commitments and such amendments as permitted by clause (c) below as may be necessary or appropriate in the reasonable opinion of the Borrower, in consultation with the Administrative Agent, in connection with the establishment of such new tranches of Loans. This Section 2.18 shall supersede any provisions in Section 2.15 or 11.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c) Terms of Extension Offers and Extension Amendments. The terms of any Extended Loans and Extended Commitments will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(i) the final maturity date of such Extended Loans and Extended Commitments will be no earlier than the Latest Maturity Date applicable to the Loans and/or Commitments subject to such Extension Offer;

(ii) the Weighted Average Life to Maturity of any Extended Loans that are Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(iii) any Extended Loans that are Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Term Loans other than any repayment of such Extended Loans at maturity or with the proceeds of Credit Agreement Refinancing Indebtedness; and

(iv) the covenants and events of default applicable to the Extended Loans and/or Extended Commitments are (A) substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Extended Loans and/or Extended Commitments than, those applicable to the Loans and/or Commitments subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (1) for covenants applicable only to periods after the Latest Maturity Date of the Term Loans at the time of incurrence and (2) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Term Loans) or (B) solely to the extent that any terms and conditions applicable to any such Extended Loans and/or Extended Commitments are not the same as, or substantially similar to, those then applicable to the Term Loans, shall otherwise reflect customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Extended Loans and/or Extended Commitments together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such material covenants and events of default satisfy such requirement unless the Administrative Agent notifies the Borrower within such four Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (iii) will not apply to (w) terms addressed in the preceding clauses (i) through (iii), (x) interest rate, rate floors, fees, funding discounts and other pricing terms, (y) redemption, prepayment or other premiums, and (z) optional prepayment or redemption terms; provided further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

Any Extended Loans will constitute a separate tranche of Term Loans and/or Revolving Loans from the Term Loans and/or Revolving Loans held by Lenders that did not accept the applicable Extension Offer.

(d) Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments and/or Revolving Loans, the following shall apply:

(i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Maturity Date;

(ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the Revolving Commitments of such new tranche and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred;

(iii) no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(iv) the Maturity Date with respect to the Revolving Commitments may not be extended without the prior written consent of each Issuing Bank; and

(v) at no time shall there be more than five different tranches of Revolving Commitments.

If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(e) Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the applicable Extending Lender. The transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18 will not apply to any of the transactions effected pursuant to this Section 2.18.

SECTION 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to outstanding Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with Section 2.19(d); fourth, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize each Issuing Bank’s (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit, issued under this Agreement, in accordance with Section 2.19(d); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04.

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with the procedures set forth in Section 2.04.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.04) whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender and Section 2.19(a)(iv) is applicable, within one Business Day following the written request of the Administrative Agent, any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.04 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Banks or the Revolving Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent, the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(e) Hedge Banks. So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Bank with respect to any Secured Hedge Agreement entered into while such Lender was a Defaulting Lender.

SECTION 2.20 Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Amount of each Loan denominated in an Alternative Currency and Letter of Credit Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) as of the first day of each Interest Period applicable thereto, (ii) as of the end of each fiscal quarter of the Borrower and (iii) at any time while a Default or Event of Default has occurred and is continuing, and shall promptly notify the Borrower of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate as of such date.

(b) If after giving effect to any such determination of a Dollar Amount, the sum of the aggregate outstanding amount of the Revolving Loans denominated in Alternative Currencies and the Letter of Credit Obligations denominated in Alternative Currencies exceeds the aggregate Dollar Amount of Revolving Commitments then in effect, the Borrower shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay the applicable Revolving Loans denominated in Alternative Currencies under the Revolving Facility or take other action as the Administrative Agent, in its discretion, may direct (including to Cash Collateralize the applicable Letter of Credit Obligations) to the extent necessary to eliminate any such excess.

SECTION 2.21 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (and by its acceptance of its appointment in such capacity, each Lead Arranger) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as required by Law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent, any Lender or Issuing Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (“Taxes”). The following shall be “Excluded Taxes”: in the case of each Agent, each Lender and Issuing Bank, (i) Taxes imposed on or measured by net income (however denominated, and including branch profits and similar Taxes), and franchise or similar Taxes, in each case, that are (A) imposed by the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (B) Other Connection Taxes, (ii) any U.S. federal Tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 11.07) on the date it becomes an assignee to the extent such Tax is in excess of the Tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower), (iii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender, Agent or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (A) such Lender, Agent or Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (B) such Lender changes its Lending Office (other than at the written request of the Borrower to change such Lending Office), except in each case to the extent that pursuant to Section 3.01, amounts with respect to such Taxes were payable to such Lender’s, Agent’s or Issuing Bank’s assignor immediately before such Lender, Agent or Issuing Bank became a party hereto, or to such Lender immediately before it changed its

Lending Office, (iv) any U.S. federal withholding Taxes imposed as a result of the failure of any Agent, Lender or Issuing Bank to comply with the provisions of Sections 3.01(b), 3.01(c) and 3.01(d) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(e) (in the case of any U.S. Lender, as defined below), and (v) any Taxes imposed on any amount payable to or for the account of any Agent, Lender or Issuing Bank as a result of the failure of such recipient to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA. If an applicable Withholding Agent is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent, any Lender or Issuing Bank, (i) except in the case of Excluded Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent, such Lender or Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions, (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty days after the date of any such payment by the Borrower or any Guarantor (or, if receipts or evidence are not available within thirty days, as soon as practicable thereafter), the Borrower or applicable Guarantor shall furnish to such Agent, Lender or Issuing Bank (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or applicable Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent). If the Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, then the Borrower or applicable Guarantor shall indemnify such Agent, such Lender and such Issuing Bank for any incremental Taxes that may become payable by such Agent, such Lender or such Issuing Bank arising out of such failure.

(b) To the extent it is legally able to do so, each Agent, Lender or Issuing Bank (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 11.07, unless such Eligible Assignee is already a Lender hereunder) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two accurate, complete and signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN or Form W-8BEN-E certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of the Borrower described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit G (a “Non-Bank Certificate”) and an IRS Form W-8BEN or Form W-8BEN-E, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Foreign Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by, as and to the extent applicable, an IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Foreign Lender need not provide certificates or supporting documentation from beneficial owners if (A) the Foreign Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (B) such Foreign Lender is as a result able to establish, and does establish, that payments to such Foreign Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c) In addition, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two accurate, complete and signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (1) on or before the date that such Foreign Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (2) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances that would modify or render invalid any claimed exemption or reduction. This Section 3.01(c) shall not apply to any reporting requirements under FATCA.

(d) If a payment made to a Lender under any Loan Document would be subject to tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Each Agent, Lender or Issuing Bank that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each, a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such U.S. Lender is not subject to U.S. federal backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(f) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise (in the nature of a documentary or similar tax), property, intangible, filing or mortgage recording taxes or charges or similar levies imposed by any Governmental Authority that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that are Other Connection Taxes imposed in connection with an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any Taxes or Other Taxes are directly asserted against any Agent, Lender or Issuing Bank with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent, Lender or Issuing Bank may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent, Lender or Issuing Bank for the full amount of such Taxes (other than Excluded Taxes) and Other Taxes (and any Taxes (other than Excluded Taxes) and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within ten days after the date the Borrower receives written demand for payment from such Agent, Lender or Issuing Bank.

(h) A Participant shall not be entitled to receive any greater payment under this Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a change in law that occurs after the Participant acquired the participation.

(i) If any Agent, any Lender or Issuing Bank determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor, as the case may be, or with respect to which the Borrower or any Guarantor, as the case may be, has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by such Agent, such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or applicable Guarantor, as the case may be, upon the request of such Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower or applicable Guarantor, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, such Lender or Issuing Bank in the event such Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will such Agent, Lender or Issuing Bank be required to pay any amount to the Borrower or applicable Guarantor pursuant to this paragraph (i) the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-tax position than the indemnified party would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. Such Agent, such Lender or Issuing Bank, as the case may be, shall provide the Borrower upon request with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, such Agent or Issuing Bank may delete any information therein that such Lender, such Agent or Issuing Bank deems confidential or not relevant to such refund in its reasonable discretion). This subsection shall not be construed to require any Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower, any Guarantor or any other Person.

(j) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by the Borrower in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax-related forms that such Lender is legally able to deliver and that would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and are on terms that, in the reasonable judgment of such Lender, do not cause such Lender or any of its Lending Offices to suffer any economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).

(k) Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws (including, for the avoidance of doubt, FATCA) to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(l) Each Agent or Lender, as applicable, shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Taxes attributable to such Agent or Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Agent or Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Agent or Lender by the Administrative Agent shall be conclusive absent manifest error. Each Agent and Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Agent or Lender under any Loan Document or otherwise payable by the Administrative Agent to such Agent or Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(l).

(m) The agreements in this Section 3.01, including each party’s obligations under this Section 3.01, shall survive the resignation or replacement of the Administrative Agent, termination of this Agreement or the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document and all other amounts payable hereunder and any assignment of rights by, or replacement of, any Lender.

(n) For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any Issuing Bank.

SECTION 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate), in each case, immediately, or, in the case of Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

SECTION 3.03 Inability to Determine Rates.

(a) If in connection with any request for a SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to SOFR Loans or an Alternative Currency Loan or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate has been determined in accordance with Section 3.03(b) or Section 3.03(c), and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Scheduled Unavailability Date or SOFR Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for any requested Interest Period with respect to a proposed SOFR Loan or Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR or Alternative Currency Loan for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans or Loans in the affected currencies, as applicable, or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans, Alternative Currency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of SOFR Loans or Alternative Currency Loans (to the extent of the affected SOFR Loans, Alternative Currency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding SOFR Loans or Alternative Currency Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “SOFR Successor Rate).

If the SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current SOFR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Alternative Currency because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for an Alternative Currency under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Alternative Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(c) (i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on SOFR Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, any Issuing Bank;

(ii) subject any Lender~~,~~ or any Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Alternative Currency Term Rate Loan SOFR Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank, as applicable, in respect thereof (except, in each case, for (A) Taxes with respect to which the Borrower is obligated to pay additional amounts or indemnity payments pursuant to Section 3.01, (B) any Taxes and other amounts described in clauses (ii) through (v) of the second sentence of Section 3.01(a) that are imposed with respect to payments to or for the account of any Agent, any Lender or any Issuing Bank under any Loan Document, (C) Connection Income Taxes, and (D) Other Taxes); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement, any Letter of Credit, any participation in a Letter of Credit or SOFR Loans or Alternative Currency Term Rate Loan made by such Lender or any Issuing Bank (other than with respect to Taxes) that is not otherwise accounted for in the definition of Term SOFR or Alternative Currency Term Rate, as applicable, or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank of making or maintaining any Loan the interest on which is determined by reference to SOFR or the Alternative Currency Term Rate or, in the case of a Change in Law with respect to Taxes, making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank (whether of principal, interest or any other amount)) then, from time to time within ten days after demand by such Lender or such Issuing Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered. No Lender or Issuing Bank shall request that the Borrower pay any additional amount pursuant to this Section 3.04(a) unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law and from whom such Lender or Issuing Bank is entitled to seek similar amounts.

(b) Capital Requirements. If any Lender or any Issuing Bank reasonably determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such Issuing Bank or the Loans made by or Letters of

Credit issued by it to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to liquidity or capital adequacy), then from time to time upon demand of such Lender or such Issuing Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or their respective holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on SOFR Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of SOFR funds and deposits, additional interest on the unpaid principal amount of each SOFR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan made to the Borrower; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, liability or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a SOFR Loan or Alternative Currency Term Rate Loans on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 (i) with respect to the “floor” specified in the definition of Alternative Currency Term Rate, (ii) the Floor with respect to SOFR Loans or (iii) in connection with any prepayment of interest on Term Loans.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue SOFR Loans or Alternative Currency Term Rate Loans, as applicable, from one Interest Period to another Interest Period, or to convert Base Rate Loans into Alternative Currency Loans or SOFR Loans, as applicable, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of SOFR Loans and Alternative Currency Term Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s SOFR Loans or Alternative Currency Term Rate Loans, as applicable, no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans or Alternative Currency Term Rate Loans, made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans or Alternative Currency Term Rate Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding SOFR Loans or Alternative Currency Term Rate Loans, as applicable, and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07 Replacement of Lenders Under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make SOFR Loans or Alternative Currency Term Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.01(j), (iii) any Lender is a Non-Consenting Lender, (iv) any Lender does not accept an Extension Offer, (v) any Lender shall become a Defaulting Lender, (vi) any Lender becomes a Disqualified Lender or (vii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(g) such assignment does not conflict with Applicable Laws.

Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders, Required Revolving Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01 Conditions to Initial Borrowing.

The obligation of each Lender to extend credit to the Borrower and of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date is subject to the satisfaction, or due waiver in accordance with Section 11.01, of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Lenders:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format unless otherwise specified:

(i) a Committed Loan Notice duly executed by the Borrower delivered at least one Business Day prior to the Closing Date but which may be conditioned on the consummation of the Transactions;

(ii) this Agreement duly executed by the Borrower and Holdings;

(iii) the Guaranty and the Security Agreement, in each case, duly executed by the Borrower and each other Loan Party, together with:

(A) certificates, if any, representing the Pledged Equity of the Borrower and its Subsidiaries and constituting Collateral, in each case, accompanied by undated stock powers executed in blank;

(B) a Perfection Certificate duly executed by the Borrower on behalf of the Loan Parties; and to the extent required under the Collateral Documents, evidence that all other actions, recordings and filings required shall have been taken, completed or otherwise provided thereunder;

(C) UCC financing statements in proper form for filing with authorization to file all Uniform Commercial Code financing statements in the jurisdiction of organization of each Loan Party.

(iv) the Closing Date Intercreditor Agreement duly executed by the Second Lien Collateral Agent and an acknowledgement thereof duly executed by the Loan Parties;

(v) such certificates of good standing from the applicable secretary of state of the state of organization of the Borrower and each other Loan Party, resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each other Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which it is a party or is to be a party on the Closing Date and, in the case of the Borrower, including certification by a Responsible Officer of the Borrower that the conditions specified in clauses (c), (e) and (f) below have been satisfied;

(vi) an opinion from the following special counsel to the Loan Parties (or certain of the Loan Parties): (A) Latham & Watkins LLP, with respect to matters of New York law and certain aspects of California and Delaware law, and (B) Miller, Pitt, Feldman & McAnally P.C., with respect to matters of Arizona law;

(vii) a certificate from the chief financial officer or other officer with equivalent duties of the Borrower as to the Solvency (after giving effect to the Transactions on the Closing Date) of the Borrower substantially in the form attached hereto as Exhibit I; and

(viii) copies of a recent Lien, tax and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties; certified copies of the Second Lien Credit Agreement, Second Lien Security Agreement and Second Lien Guaranty comprising part of the Second Lien Credit Documents.

(b) All fees and expenses required to be paid hereunder on the Closing Date (and all fees and expenses required to be paid under the Engagement Letter and Agency Fee Letter on the Closing Date) and, with respect to expenses and legal fees, to the extent invoiced in reasonable detail at least two Business Days before the Closing Date (except as otherwise reasonably agreed to by the Borrower) shall have been paid in full in cash, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of one or more of the Facilities.

(c) Confirmation from the Borrower that prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Closing Date Refinancing, and the funding of the Second Lien Initial Term Loans shall have been or will be consummated.

(d) The Lenders shall have received (a) at least three Business Days prior to the Closing Date all documentation and other information about the Loan Parties reasonably requested in writing by them at least ten Business Days prior to the Closing Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that in each case has been requested in writing at least ten Business Days prior to the Closing Date, and (b) at least two Business Days prior to the Closing Date, a Beneficial Ownership Certification.

(e) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) As of the Closing Date, no Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement or funded Loans hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to All Borrowings After the Closing Date. Except as set forth in Section 2.16(f) with respect to Incremental Loans, the obligation of each Lender to honor a Committed Loan Notice, of each Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Closing Date, is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of any Letter of Credit; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) As of the date of such Borrowing or the date of any issuance, amendment, renewal or extension of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c) If applicable, the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof and, if applicable, the applicable Issuing Bank shall have received an Issuance Notice in accordance with the requirements hereof.

Subject to Section 1.08(f), each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Alternative Currency Term Rate Loans or SOFR Loans) and each Issuance Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Sections 4.02(a) and (b) has been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants each of the following to the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, in each case, to the extent and, unless otherwise specifically agreed by the Borrower, only on the dates required by Section 2.16, 4.01, 4.02, or 4.03, as applicable.

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary,

(a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction);

(b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(d) is in compliance with all Applicable Laws, writs, injunctions and orders; and

(e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party nor the consummation of the Transactions will,

(i) contravene the terms of any of its Organization Documents;

(ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under, (A) any Contractual Obligation relating to Indebtedness to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject;

(iii) violate any Applicable Law; or

(iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation relating to Indebtedness of Holdings or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii), (iii) and (iv), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for,

(a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Documents); and

(c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP (as in effect on the Closing Date (or the date of preparation)) consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets and statements of comprehensive income (loss) of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Sponsor, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

SECTION 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as set forth on Schedule 5.07 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) hours worked by and payment made based on hours worked to employees of each of the Borrower or its Restricted Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Fifth Amendment Effective Date, Schedule 5.08 sets forth all Material Real Property.

SECTION 5.09 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Loan Parties and their respective Restricted Subsidiaries are in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties nor any of their respective Restricted Subsidiaries is subject to any pending, or to the knowledge of the Loan Parties, threatened Environmental Claim or any other Environmental Liability or is aware of any basis for any Environmental Liability.

(b) None of the Loan Parties nor any of their respective Restricted Subsidiaries has used, released, treated, stored, transported or disposed of Hazardous Materials, at or from any currently or formerly owned or operated real estate or facility relating to its business, in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have timely filed all foreign, U.S. federal and state, and other tax returns and reports required to be filed, and have timely paid all foreign, U.S. federal and state, and other taxes, assessments, fees and other governmental charges (including satisfying their withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11 ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) Except, as set forth in Schedule 5.11(b) or, with respect to each of the below clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect,

(i) no ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made;

(ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan;

(iii) neither the Borrower, nor any Subsidiary Guarantor nor any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. of ERISA with respect to a Multiemployer Plan;

(iv) neither the Borrower, nor any Subsidiary Guarantor nor any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and

(v) neither the Borrower, nor any Subsidiary Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or in endangered or critical status

SECTION 5.12 Subsidiaries. As of the Closing Date, all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests owned by Holdings (in the Borrower), and by the Borrower or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any Person except (a) those Liens created under the Collateral Documents and (b) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (i) sets forth the name and jurisdiction of each Subsidiary, (ii) sets forth the ownership interest of Holdings, the Borrower and each Subsidiary in each Subsidiary, including the percentage of such ownership and (iii) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral Documents.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or issuance of, or drawings under, any Letter of Credit will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries own or have a valid right to use, all the Intellectual Property necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any intellectual property rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 USA PATRIOT Act, FCPA and OFAC.

(a) To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act and other similar anti-money laundering rules and regulations.

(b) Each of Holdings, the Borrower and its Subsidiaries, and their respective officers, directors and employees, and to the Borrower’s knowledge, their respective agents, affiliates and representatives, have conducted their businesses in compliance in all material respects with the FCPA, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and Holdings, the Borrower and its Subsidiaries have instituted and maintained policies and procedures appropriate for Holdings, the Borrower and its Subsidiaries’ business designed to promote and achieve compliance with such laws. The Borrower will not directly or, to its knowledge, indirectly use the proceeds of the Loans or Letters of Credit in violation of the FCPA, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

(c) None of Holdings, the Borrower or any of its Subsidiaries, nor, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, any director, officer, agent, employee or Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any other Sanctions list, or (c) located, organized or resident in a Designated Jurisdiction. The Borrower will not directly or, to its knowledge, indirectly use the proceeds of the Loans or Letters of Credit or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person that, at the time of such financing, is (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any other Sanctions list, or (c) located, organized or resident in a Designated Jurisdiction.

SECTION 5.18 Collateral Documents Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or contemplated by the Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity

required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of Holdings, the Borrower and the applicable Subsidiary Guarantors, respectively, in the Collateral described therein.

SECTION 5.19 Use of Proceeds. The Borrower has used the proceeds of the Loans and the Letters of Credit issued hereunder only in compliance (and not in contravention of) Applicable Laws and each Loan Document.

ARTICLE VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a) Audited Annual Financial Statements. As soon as available, but in any event within one hundred twenty days after the end of each fiscal year of the Borrower (commencing with the first fiscal year ending after the Closing Date), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (if ending after the Closing Date), prepared in accordance with GAAP, audited and accompanied by a report and opinion of the Borrower’s auditor on the Closing Date or any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception (excluding any “emphasis of matter” paragraph) (other than any such statement, qualification or exception resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant, (ii) an upcoming maturity date or (iii) activities, operations, financial results or liabilities of any Person other than the Loan Parties and their Restricted Subsidiaries).

(b) Quarterly Financial Statements. As soon as available, but in any event within sixty days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2019), (i) a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, (ii) the related condensed consolidated statements of comprehensive income (loss) for such fiscal quarter and for the portion of the fiscal year then ended and (iii) the related condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (ii) and (iii), in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, in each case if ended after the Closing Date, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in material compliance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c) Budget; Projections. Prior to the consummation of a Qualifying IPO, within ninety days after the end of each fiscal year (commencing with the first fiscal year ending after the Closing Date), a consolidated budget for the following fiscal year on a quarterly basis as customarily prepared by management of the Borrower for its internal use and setting forth the material underlying assumptions based on which such consolidated budget was prepared (including any projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year and the related condensed consolidated statements of projected operations or income (loss) and projected cash flow, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget, which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements).

(d) Unrestricted Subsidiaries. Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (i) the applicable financial statements of any direct or indirect parent of the Borrower that directly or indirectly holds all of the Equity Interests of the Borrower (such Person, a “Parent Entity”) or (ii) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (i) and (ii), (A) to the extent such information relates to a parent of the Borrower, such information is accompanied by supplemental financial information (which need not be audited) that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (B) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of the Borrower’s auditor on the Closing Date, any other independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception (other than any such statement, qualification or exception resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant, (ii) an upcoming maturity date or (iii) activities, operations, financial results or liabilities of any Person other than the Loan Parties and their Restricted Subsidiaries) or any qualification or exception as to the scope of such audit.

Any financial statements required to be delivered pursuant to this Section 6.01 shall not be required to contain purchase accounting adjustments to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a) Compliance Certificate. No later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate; provided that if such Compliance Certificate demonstrates a Financial Covenant Event of Default, a notice of an intent to cure (a “Notice of Intent to Cure”) pursuant to Section 8.02 may be delivered along with or prior to delivery of such Compliance Certificate to the extent permitted thereunder.

(b) SEC Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied by as such information being publicly available on the SEC’s EDGAR website.

(c) Unrestricted Subsidiaries. Together with the delivery of a Compliance Certificate with respect to the financial statements referred to in Section 6.01(a), a list of each Subsidiary of the Borrower that identifies each Subsidiary that is an Unrestricted Subsidiary, if any, as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list.

(d) Perfection Certificate Supplement. Together with the delivery of a Compliance Certificate with respect to the financial statements referred to in Section 6.01(a), the information required pursuant to Section II(A) of the Perfection Certificate with respect to any IP Collateral (as defined in the Security Agreement) or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent information delivered pursuant to this Section 6.02(c).

(e) Other Information. Such additional information regarding the business operations of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary as the Administrative Agent may from time to time on its own behalf or on behalf of the Required Lenders reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 (other than Section 6.02(a)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website addresses listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and by doing so shall be deemed to have represented that such information contains only Public-Side Information); (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public-Side Information”; and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public-Side Information.”

For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further notification by the Administrative Agent to each Lender of:

(a) the occurrence and continuation of any (i) Default or (ii) Event of Default; and

(b) (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including any Environmental Claims or in respect of Intellectual Property, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clause (i) or (ii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (i) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (ii) setting forth a summary description of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

SECTION 6.04 Payment of Certain Taxes. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization; and

(b) take all reasonable action to obtain, preserve, renew and keep in full force and effect those of its rights (including with respect to Intellectual Property), licenses, permits, privileges, and franchises, that are material to the conduct of its business;

except in the case of clause (a) or (b), (i) in connection with a transaction permitted by the Loan Documents (including transactions permitted by Section 7.04 or Section 7.05) or (ii) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, resulted in a Material Adverse Effect.

SECTION 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition (ordinary wear and tear excepted and casualty or condemnation excepted) except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, resulted in a Material Adverse Effect.

SECTION 6.07 Maintenance of Insurance.

(a) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons, and furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) Each such policy of insurance shall as appropriate and is customary and with respect to jurisdictions outside the United States, to the extent available in such jurisdiction, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder (with respect to liability insurance) and/or (ii) in the case of property insurance, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder (it being understood that, absent an Event of Default, any proceeds of any such insurance shall be delivered by the insurer(s) to Holdings or one of its Subsidiaries and applied in accordance with this Agreement); provided, that, to the extent that the requirements of this Section 6.07 are not satisfied on the Closing Date, the Borrower may satisfy such requirements within ninety days of the Closing Date (as extended by the Administrative Agent in its reasonable discretion).

SECTION 6.08 Compliance with Laws. (a) Comply with the requirements of all Laws (including applicable ERISA-related laws and all Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, resulted in a Material Adverse Effect and (b) comply in all material respects with the requirements of USA PATRIOT Act, FCPA, OFAC, UK Bribery Act of 2010 and other anti-terrorism, anti-corruption and anti-money laundering Laws; provided that the requirements set forth in this Section 6.08, as they pertain to compliance by any Foreign Subsidiary with the USA PATRIOT ACT, FCPA, OFAC and UK Bribery Act of 2010 are subject to and limited by any Law applicable to such Foreign Subsidiary in its relevant local jurisdiction; provided further that it being agreed that a material breach of the FCPA or the UK Bribery Act of 2010 will be deemed to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization or operations and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial, and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent, the Collateral Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the continuation of an Event of Default and only one such time shall be at the Borrower’s expense and (b) when an Event of Default is continuing, the Administrative Agent, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to any applicable limitation in any Collateral Document (including Section 6.12), take the following actions:

(a) within ninety days of the occurrence of any Grant Event (or such longer period as the Administrative Agent may agree in its reasonable discretion),

(i) cause the Restricted Subsidiary subject of the Grant Event to execute the Guaranty (or a joinder thereto);

(ii) cause the Restricted Subsidiary subject of the Grant Event to duly execute and deliver to the Collateral Agent a Security Agreement Supplement and any applicable Intellectual Property Security Agreements with respect to its registered and applied for intellectual property;

(iii) cause the Restricted Subsidiary subject of the Grant Event (and any parent of such Restricted Subsidiary that is a Loan Party) to (x) deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), the Global Intercompany Notes and all other instruments evidencing Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Security Agreement, endorsed in blank, to the Collateral Agent and (y) if such Restricted Subsidiary is a Foreign Subsidiary, deliver such additional security documents and enter into additional collateral arrangements in the jurisdiction of such Foreign Subsidiary reasonably satisfactory to the Administrative Agent;

(iv) upon the reasonable request of the Administrative Agent, take and cause the Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary subject of the Grant Event to take such customary actions as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) perfected Liens (subject to Liens permitted under Section 7.01) in the Equity Interests of such Restricted Subsidiary and the personal property and fixtures of such Restricted Subsidiary to the extent required by the Security Agreement or the other Collateral Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(v) upon request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request provided, that actions relating to Liens on real property are governed by Section 6.11(b) and not this Section 6.11(a).

(b) Material Real Property.

(i) Notice.

(A) Within ninety days (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion) after the formation, acquisition or designation of a Restricted Subsidiary (other than any Excluded Subsidiary) or the occurrence of a Grant Event with respect to a Restricted Subsidiary, the Borrower will, or will cause such Restricted Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset) owned by such Restricted Subsidiary in reasonable detail.

(B) Within ninety days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the acquisition of any Material Real Property by a Loan Party after the Closing Date, the Borrower will furnish to the Collateral Agent a description of such Material Real Property in reasonable detail.

(ii) Mortgages, etc. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(b)(i), within ninety days (or such longer period as the Administrative Agent may agree in its sole discretion) of the event that triggered the requirement to give such notice, together with:

(A) evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in a form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or are otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(B) fully paid Mortgage Policies or signed commitments in respect thereof together with such affidavits, certificates, and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title insurance company to issue the Mortgage Policies and endorsements contemplated above and evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage;

(C) customary opinions of local counsel for such Loan Party in the state in which such Material Real Property is located, with respect to the enforceability of the Mortgage and any related fixture filings and, where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, an opinion regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be reasonably requested by the Administrative Agent;

(D) an ALTA survey or existing survey together with a no change affidavit of such Mortgaged Property, sufficient for the title insurance company to remove the standard survey exception and issue related endorsements and otherwise reasonably satisfactory to the Administrative Agent (if reasonably requested by the Administrative Agent); and

(E) a Flood Insurance Certificate, provided, however, that in the event any such property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, that property shall be excluded and any mortgages thereon shall be released.

SECTION 6.12 Further Assurances. Subject to Section 6.11 and any applicable limitations in any Collateral Document, and in each case at the expense of the Borrower, promptly upon the reasonable request by the Administrative Agent or the Collateral Agent or as may be required by Applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Notwithstanding anything to the contrary in any Loan Document, other than with respect to the Equity Interests and assets of a Foreign Subsidiary that becomes a Loan Party, neither Holdings, the Borrower, nor any Restricted Subsidiary will be required to, nor will the Administrative Agent or the Collateral Agent be authorized,

(a) to perfect security interests in the Collateral other than by,

(i) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Material Real Property;

(ii) filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to material copyright registrations, in the case of each of (A) and (B), constituting Collateral;

(iii) mortgages (or local law equivalent) in respect of Material Real Property; and

(iv) delivery to the Administrative Agent or Collateral Agent to be held in its possession of all Collateral consisting of (x) certificates representing Pledged Equity, (y) the Global Intercompany Note and (z) all other promissory notes and other instruments constituting Collateral; provided that promissory notes and instruments having an aggregate principal amount equal to $2,500,000 or less need not be delivered to the Collateral Agent; in each case, in the manner provided in the Collateral Documents;

(b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise perfect a security interest with control;

(c) to take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise;

(d) to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims, chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters, in each case, unless required by the terms of the Security Agreement or the relevant Collateral Document; or

the Loan Parties shall not be required to perform any period collateral reporting, if any, with any frequency greater than once per fiscal year (provided that this clause shall not limit the obligation of the Loan Parties to comply with Section 6.11).

SECTION 6.13 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a) immediately before and after such designation (or re-designation), no Specified Event of Default shall have occurred and be continuing;

(b) the Investment resulting from the designation of such Restricted Subsidiary as an Unrestricted Subsidiary as described above is permitted by Section 7.02; and

(c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” under the terms of any Incremental Equivalent Debt, Permitted Ratio Debt, Pari Passu Lien Debt and Junior Lien Debt (any Permitted Refinancings thereof).

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as set forth in this paragraph, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have been incurred or exist, by virtue of a Subsidiary becoming an Excluded Subsidiary or an Excluded Subsidiary becoming a Restricted Subsidiary.

SECTION 6.14 Maintenance of Ratings. Use commercially reasonable efforts to maintain (a) a public corporate credit rating or public corporate family rating, as applicable, from any two of S&P, Moody’s and Fitch, in each case, in respect of the Borrower (but not a specific rating), and (b) a public rating in respect of the Initial Term Loans from any two of S&P, Moody’s and Fitch (but not a specific rating).

SECTION 6.15 Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

SECTION 6.16 Use of Proceeds.

(a) The proceeds of the Initial Term Loans, together with the proceeds of the Second Lien Term Loans, will be used on the Closing Date to finance, in part, the Transactions.

(b) The proceeds of Revolving Loans will be used for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of transactions that are not prohibited by the terms of this Agreement (including Permitted Investments).

(c) Letters of Credit will be used by the Borrower for general corporate purposes of the Borrower and its Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents.

(d) The proceeds of the 2024-2 Refinancing Term Loans will be used on the Sixth Amendment Effective Date to repay in full all Existing Term Loans outstanding immediately prior to the Sixth Amendment Effective Date.

(e) The proceeds of the 2026 Incremental Term Loans will be used to finance the Seventh Amendment Transactions and thereafter for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries.

ARTICLE VII

Negative Covenants

So long as the Termination Conditions are not satisfied, the Borrower shall not (and, with respect to Section 7.11 only, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, that secures Indebtedness other than the following:

(a) Liens securing obligations in respect of (i) Indebtedness incurred pursuant to Section 7.03(a), including obligations under any Loan Document or (ii) Incremental Equivalent Debt (with the lien priority permitted in such definition and other than to the extent such Indebtedness is only permitted to be incurred as unsecured Indebtedness);

(b) Liens securing obligations in respect of Indebtedness incurred pursuant to Section 7.03(b);

(c) Liens existing on the ~~Fifth~~Seventh Amendment Effective Date (other than Liens incurred under Sections 7.01(a) and 7.01(b));

(d) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(d), including in respect to Attributable Indebtedness, Capitalized Lease Obligations, and Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that (i) such Liens attach concurrently with or within two hundred and seventy days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its affiliates;

(e) Liens in favor of the Borrower or a Loan Party securing Indebtedness permitted under Section 7.03;

(f) Liens securing Obligations in respect of any Secured Hedge Agreement and other Indebtedness permitted by Section 7.03(f);

(g) Liens on assets of Non-Loan Parties and Liens on Excluded Assets;

(h) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing incurred pursuant to Section 7.03(h);

(i) Liens securing Indebtedness permitted by Sections 7.03(j);

(j) (i) Liens existing on property at the time of (and not in contemplation of) its acquisition or existing on the property of any Person or on Equity Interests of any Person, in each case, at the time such Person becomes (and not in contemplation of such Person becoming) a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date; provided that (A) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products thereof,(2) after-acquired property of such acquired Restricted Subsidiary covered by an applicable grant clause and (3) property that is affixed or incorporated into the property covered by such Lien) and (B) the Indebtedness secured thereby is permitted under Section 7.03, (ii) Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to an Investment and (iii) Liens incurred in connection with escrow arrangements or other agreements relating to an acquisition or Investment permitted hereunder;

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(m) (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (ii) deposits and Liens on cash securing obligations to insurance companies with respect to insurable liabilities;

(n) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);

(o) Liens on the Securitization Assets or otherwise arising in connection with a Qualified Securitization Financing;

(p) Liens in respect of the cash collateralization of letters of credit;

(q) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(r) Liens securing Cash Management Obligations not prohibited by Section 7.03;

(s) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(t) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than sixty days or, if more than sixty days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(u) (i) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries as lessee, sublessee, licensee or sublicensee in the ordinary course of business or (ii) Liens securing obligations in respect of certain licensing agreements in connection with the settlement, compromise or resolution of litigation, arbitration or other disputes related to Intellectual Property;

(v) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(w) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(x) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(y) (i) Liens for taxes, assessments or governmental charges (A) that are not overdue for a period of more than sixty days, (B) that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (C) that are not expected to result in a Material Adverse Effect and (ii) Liens for property taxes on property the Borrower or its Subsidiaries has decided to abandon if the sole recourse for such tax, assessment or charge is to such property;

(z) easements, rights-of-way, restrictions (including zoning restrictions and building code restrictions and plan agreements, development agreements and contract zoning agreements), encroachments, survey exceptions, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights, servitudes protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies provided in accordance with this Agreement;

(aa) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 9.01(g);

(bb) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies, facilities or services) which do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(cc) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(ee) Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(ff) Liens deemed to exist in connection with Investments in repurchase agreements not prohibited under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(gg) Liens on cash and Cash Equivalents earmarked to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited by this Agreement;

(hh) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(ii) the modification, replacement, renewal or extension of any Lien permitted by this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property covered by any applicable grant clause or financed by Indebtedness permitted under Section 7.03(d), (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(jj) Liens securing:

(i) a Permitted Refinancing of Indebtedness; provided that:

(A) such Indebtedness was permitted by Section 7.03 and was secured by a Permitted Lien;

(B) such Permitted Refinancing is permitted by Section 7.03;

(C) the Lien does not extend to any additional property other than after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products of the underlying assets subject to such Lien; and

(ii) Guarantees and other obligations permitted by Sections 7.03 to the extent that the underlying Indebtedness subject to such Guarantee is permitted to be secured by a Lien; provided that the Indebtedness referenced in such Sections was otherwise permitted to be secured by a Lien pursuant to another subsection of this Section 7.01;

(kk) Liens securing Pari Passu Lien Debt and/or Junior Lien Debt; provided that:

(i) after giving Pro Forma Effect to the incurrence of such Indebtedness,

(A) if such Indebtedness is Pari Passu Lien Debt, then the First Lien Net Leverage Ratio measured as of the date of initial attachment of such Lien shall be no greater than (1) the Closing Date First Lien Net Leverage Ratio or (2) the First Lien Net Leverage Ratio immediately prior to such incurrence, or

(B) if such Indebtedness is Junior Lien Debt, either (1) the Total Net Leverage Ratio measured as of the date of incurrence of such Indebtedness (or revolving commitments) shall be no greater than (x) the Closing Date Total Net Leverage Ratio or (y) the Total Net Leverage Ratio immediately prior to such incurrence or (2) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (x) 2.00 to 1.00 or (y) the Interest Coverage Ratio immediately prior to such incurrence; and

(ii) such Liens (other than with respect to purchase money and similar obligations) are, in each case, subject to an Equal Priority Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable; and

(ll) Liens securing Indebtedness or other obligations in an aggregate principal amount as of the date such Indebtedness is incurred, not to exceed the sum of:

(i) the greater of (A) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined as of the date such Indebtedness is incurred (or commitments with respect thereto are received); provided that it is agreed that Liens incurred pursuant to this clause (ll) may be made pari passu with or junior to the Liens securing the Facilities under this Agreement;

(ii) the Available Amount; provided that, no Specified Event of Default shall have occurred and be continuing at the time of incurrence thereof or would result therefrom; and

(iii) the Fixed Incremental Amount pursuant to Section 7.03(y)(ii).

(mm) (i) Liens securing Indebtedness and other obligations incurred pursuant to Section 7.03(k) in an aggregate principal amount as of the date such Lien is granted not to exceed 100% of the amount of all Permitted Equity Issuances during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, and (ii) Liens on property or assets contributed to the equity capital of a Loan Party or received in exchange for Equity Interests of the Borrower or a Parent Entity.

For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (a) or (b) above, respectively, and shall not be permitted to be reclassified pursuant to this paragraph. With respect to any Liens securing Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Lien securing the Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Any Lien incurred in compliance with this Section 7.01 after the Closing Date that is intended to be contractually secured on a pari passu basis with the Obligations will be subject to an Equal Priority Intercreditor Agreement, and any Lien incurred in compliance with this Section 7.01 on or after the Closing Date that is intended to be contractually secured on a junior basis will be subject to a Junior Lien Intercreditor Agreement.

SECTION 7.02 Investments. Make or hold any Investments, except:

(a) Investments,

(i) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and

(ii) by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(b) Investments existing on the ~~Fifth~~Seventh Amendment Effective Date or made pursuant to legally binding written contracts in existence on the ~~Fifth~~Seventh Amendment Effective Date and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(b) is not increased from the amount of such Investment on the ~~Fifth~~Seventh Amendment Effective Date except pursuant to the terms of such Investment as of the ~~Fifth~~Seventh Amendment Effective Date or as otherwise permitted by another clause of this Section 7.02;

(c) the purchase or other acquisition by the Borrower or a Subsidiary of the Borrower (in one transaction or a series of transactions, including by merger or otherwise) of property and assets or businesses of any Person or of assets constituting a business unit, line of business or division of any Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) or, in the case of a purchase or acquisition of assets

(other than Equity Interests), will be owned by the Borrower or a Restricted Subsidiary of the Borrower; provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(c) (each, a “Permitted Acquisition”) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Specified Event of Default shall have occurred and be continuing;

(d) Investments (i) held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into the Borrower or merged or consolidated with or into a Restricted Subsidiary (or committed to be made by any such Person) to the extent that, in each case, such Investments or commitments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation, (ii) acquired as part of the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person, and (iii) held by Unrestricted Subsidiaries entered into (or committed to be made) prior to the date such Unrestricted Subsidiary is designated as a Restricted Subsidiary pursuant to Section 6.13 to the extent that such Investments were not made (or committed to be made) in contemplation of, or in connection with, such designation and were in existence (or committed to be made) on the date of such designation;

(e) Investments that do not exceed in the aggregate at any time outstanding the sum of:

(i) the greater of (A) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and

(ii) the Available Amount at such time; provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom (except to the extent such Investment is funded exclusively in reliance on clauses (c) and/or (d) of the definition of Available Amount);

(f) Investments, so long as the First Lien Net Leverage Ratio (after giving Pro Forma Effect to the incurrence of such Investment and the use of proceeds thereof) for the Test Period immediately preceding the making of such Investment shall be less than or equal to the Closing Date First Lien Net Leverage Ratio less 0.25 to 1.00;

(g) Investments in Unrestricted Subsidiaries that do not exceed in the aggregate at any time outstanding the greater of (i) 50% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (ii) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(h) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof) or the proceeds from the issuance thereof;

(i) Joint Venture Investments;

(j) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(k) loans or advances to any Company Person of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary;

(i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash; and

(iii) for any other purpose; provided that, to the extent such loans or advances are made in cash, the aggregate principal amount outstanding under this clause (iii) shall not exceed the greater of (A) 35% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 35% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(l) Investments in Hedge Agreements;

(m) promissory notes, other Investments or other non-cash consideration received in connection with Dispositions or any other transfer of assets not constituting a Disposition;

(n) Investments in assets that are cash or Cash Equivalents or were Cash Equivalents when made;

(o) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or otherwise made in the ordinary course of business, and including Investments received in satisfaction or partial satisfaction thereof from, or consisting of endorsements for collection or deposit and trade arrangements with, and other credits to, customers, vendors, suppliers, licensors and other account debtors;

(p) Investments consisting of Liens, Indebtedness (including Guarantees), fundamental changes, Dispositions and Restricted Payments;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(r) Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with any other Person, (ii) received in the ordinary course of business or in connection with the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (iii) in satisfaction of judgments against other Persons, (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates, and (v) received in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(s) advances of payroll or other payments to any Company Person;

(t) Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing, sublicensing or contribution of intellectual property, in each case, pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(u) Investments made in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors, vendors, suppliers, licensors and licensees;

(v) Guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(w) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary by a Loan Party is of Securitization Assets, equity (or an increase in equity) or intercompany obligations (including intercompany notes or deferred purchase price obligations in respect of a portion of the purchase price of Securitization Assets), and (ii) distributions or payments of Securitization Fees and purchases (or indemnity payments in lieu thereof) of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(x) Investments made by a Subsidiary that is not a Loan Party with the cash or other assets received by it pursuant to a substantially concurrent Investment made in such Subsidiary that was permitted by this Section 7.02; provided that this clause (x) shall not be used for Investments in Unrestricted Subsidiaries;

(y) Investments in Similar Businesses that do not exceed in the aggregate at any time outstanding the greater of (i) 50% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (ii) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; provided that, if any Investment pursuant to this clause (y) is made in any Person that is not a Restricted Subsidiary on the date of such Investment (prior to giving effect thereto) and such Person subsequently becomes a Restricted Subsidiary, the Investment initially made in such Person pursuant to this clause (y) shall thereupon be deemed to have been made pursuant to Section 7.02(a)(i) and to not have been made pursuant to this clause (y);

(z) (i) Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby and (ii) Investments received as Designated Non-Cash Consideration;

(aa) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors;

(bb) in the event that the Borrower or any Restricted Subsidiary makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, additional Investments in an amount equal to the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(cc) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(dd) Investments in connection with intercompany cash management services, treasury arrangements and any related activities;

(ee) Investments consisting of (i) minority equity interests in customers received as part of fee arrangements or other commercial arrangements and/or (ii) the sale, transfer, licensing, sublicensing or contribution of any intellectual property, for bona fide operational restructuring, tax planning or other similar purposes, to any Restricted Subsidiary;

(ff) the conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Restricted Subsidiary;

(gg) Investments in Immaterial Subsidiaries; provided that such entity remains an Immaterial Subsidiary after pro forma effect of such Investment;

If any Investment is made in any Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereupon be deemed to have been made pursuant to Section 7.02(a)(i).

For purposes of determining compliance with this Section 7.02, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable.

The amount of any non-cash Investments will be the fair market value thereof at the time made. To the extent any Investment in any Person is made in compliance with this Section 7.02 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction). To the extent the category subject to a Dollar-denominated restriction is also subject to a percentage of TTM Consolidated Adjusted EBITDA restriction which, at the date of determination, produces a numerical restriction that is greater than such Dollar amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar amount in the foregoing sentence for purposes of determining such credit.

For purposes of determining compliance with any Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

Notwithstanding the foregoing, in no event shall any Loan Party be permitted to make Investments constituting Material Intellectual Property to any Unrestricted Subsidiary if, following such Investment the Loan Parties cease to have use of such Material Intellectual Property or such Investment is reasonably expected to result in a Material Adverse Effect.

SECTION 7.03 Indebtedness. Create, incur or assume any Indebtedness, other than:

(a) Indebtedness under the Loan Documents (including Incremental Loans and Extended Loans);

(b) [reserved];

(c) (i) Indebtedness existing on the ~~Fifth~~Seventh Amendment Effective Date and any Permitted Refinancing thereof and (ii) intercompany Indebtedness of Holdings, the Borrower or any Restricted Subsidiary outstanding on the ~~Closing~~Seventh Amendment Effective Date;

(d) (i) (A) Attributable Indebtedness relating to any transaction, (B) Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the use, acquisition, construction, repair, replacement or improvement of fixed, real or capital assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, so long as such Indebtedness is incurred concurrently with, or within two-hundred and seventy days after, the applicable acquisition, construction, repair, replacement or improvement and (C) Indebtedness arising from the conversion of obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of the Borrower or such Restricted Subsidiary; provided that the aggregate principal amount of such Indebtedness at any one time outstanding incurred pursuant to this clause (d) shall not exceed the greater of (I) 50% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (II) 50% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence, and (ii) any Permitted Refinancing of any Indebtedness incurred under Section 7.03(d)(i); provided, further, Attributable Indebtedness incurred in connection with a Sale Leaseback Transaction shall not be subject to the previous proviso if the proceeds thereof are used to prepay Loans or other Indebtedness secured by a Lien on the assets subject to such Sale Leaseback Transaction; provided further that for the purposes of determining compliance with this Section 7.03(d), any lease that is treated under GAAP as an operating lease at the time such lease is executed but is subsequently treated under GAAP as a Capitalized Lease as the result of a change in GAAP (or interpretations thereof) after the Closing Date shall not be treated as Indebtedness;

(e) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary;

(f) Indebtedness in respect of (i) Obligations under Secured Hedge Agreements and (ii) Hedge Agreements designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks, in each case of clauses (i) and (ii), not for speculative purposes and Guarantees thereof;

(g) (i) Indebtedness incurred by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (g) and then outstanding, does not exceed the greater of (A) 60% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 60% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination and (ii) Indebtedness that is recourse only to Excluded Assets;

(h) Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof;

(i) Incremental Equivalent Debt and any Permitted Refinancing thereof;

(j) Permitted Ratio Debt and any Permitted Refinancing thereof;

(k) Contribution Indebtedness and any Permitted Refinancing thereof;

(l) Indebtedness,

(i) of any Person that becomes a Restricted Subsidiary after the Closing Date or assumed by a newly formed Restricted Subsidiary in connection with the purchase or other acquisition by such Restricted Subsidiary (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person, in each case, pursuant to an Investment or other Acquisition Transaction permitted hereunder, which Indebtedness is (A) existing at the time such Person becomes a Restricted Subsidiary (or such acquisition is consummated), (B) not incurred in contemplation of such Person becoming a Restricted Subsidiary (or such acquisition) and (C) is non-recourse to (and is not assumed by any of) the Borrower, Holdings or any Restricted Subsidiary (other than such newly formed Restricted Subsidiary and any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and (D) is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01;

(ii) any Permitted Refinancing of the foregoing;

(m) Indebtedness incurred in connection with a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs and seller notes) or other similar adjustments;

(n) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(o) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(p) Indebtedness to current or former officers, directors, managers, consultants, and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(q) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including such Indebtedness that is consistent with past practices in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and letters of credit that are cash collateralized;

(r) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practices;

(t) Indebtedness incurred in connection with a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any other Loan Party;

(u) (i) Indebtedness in respect of letters of credit issued for the account of the Borrower or any Restricted Subsidiary so long as (A) such Indebtedness is not secured by any Lien on Collateral other than Permitted Liens and (B) the aggregate face amount of such letters of credit does not exceed the greater of (I) 15% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (II) 15% of TTM Consolidated Adjusted EBITDA, in each case determined at the time of issuance of such letter of credit and (ii) Indebtedness in respect of letters of credit that are fully cash collateralized;

(v) (i) obligations in respect of Cash Management Obligations and (ii) other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case of clauses (i) and (ii), incurred in the ordinary course of business or consistent with past practices and any Guarantees thereof;

(w) Guarantees in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated in right of payment to the Obligations, such Guarantee shall be subordinated to the Guaranty in right of payment on terms at least as favorable to the Lenders as those contained in the subordination terms with respect to such Indebtedness;

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, any Joint Ventures in an aggregate principal amount at any time outstanding not to exceed the greater of (i) 25% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (ii) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence, and any Permitted Refinancing of the foregoing;

(y) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of:

(i) the greater of (A) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence;

(ii) the Available Amount measured immediately prior to the incurrence of such Indebtedness; provided that, no Specified Event of Default shall have occurred and be continuing at the time of incurrence thereof or would result therefrom; and

(iii) the Fixed Incremental Amount, and any Permitted Refinancing of the foregoing;

(a) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

For purposes of determining compliance with this Section 7.03,

(i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant on the date such Indebtedness is incurred or such later time, as applicable; provided that all Indebtedness created pursuant to the Loan Documents on the ~~Fifth~~Seventh Amendment Effective Date will be deemed to have been incurred in reliance on the exception in clauses (a) or (b), respectively, above and will not be permitted to be reclassified pursuant to this paragraph;

(ii) the Borrower is entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section, subject to the proviso to the preceding clause (i);

(iii) the principal amount of Indebtedness outstanding under any clause of this Section will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(iv) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will, at the Borrower’s election, not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section;

(v) for purposes of determining compliance with any Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith);

(vi) the accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 or any other provision of a Loan Document. With respect to any Indebtedness and any related Liens that were permitted to be incurred under the Loan Documents on the date of such incurrence, any Increased Amount with respect to such Indebtedness after the date of such incurrence shall also be permitted under the Loan Documents and, for the avoidance of doubt, shall not result in a Default or an Event of Default. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP; and

(vii) if any Indebtedness is incurred or issued, in reliance on a basket measured by reference to a percentage TTM Consolidated Adjusted EBITDA, and any refinancing thereof would cause the percentage of TTM Consolidated Adjusted EBITDA to be exceeded if calculated based on the TTM Consolidated Adjusted EBITDA on the date of such refinancing, such percentage of TTM Consolidated Adjusted EBITDA will not be deemed to be exceeded to the extent the principal amount of such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness being refinanced, extended, replaced, refunded, renewed or defeased, plus (ii) any accrued and unpaid interest on the Indebtedness being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or effect a Division, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that:

(i) the Borrower shall be the continuing or surviving Person;

(ii) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; and

(iii) in the case of a merger or consolidation of Holdings with and into the Borrower, (A) no Event of Default shall exist at such time or after giving effect to such merger or consolidation, (B) after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) such direct parent of the Borrower shall concurrently become a Guarantor and pledge 100% of the Equity Interest of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent;

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary or liquidate or dissolve;

(c) any merger the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permitted;

(d) any Restricted Subsidiary may liquidate or dissolve or change its legal form; provided (i) no Event of Default shall result therefrom and (ii) the surviving Person (or the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary) shall be a Restricted Subsidiary;

(e) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that:

(i) the Borrower shall be the continuing or surviving corporation; or

(ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”);

(A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement;

(D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement;

(E) if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement; and

(F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(f) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment, Acquisition Transaction or other transaction not prohibited by the Loan Documents;

(g) any Loan Party or any Restricted Subsidiary may conduct a Division that produces two or more surviving or resulting Persons; provided that

(i) if a Division is conducted by the Borrower, then each surviving or resulting Person shall constitute a “Borrower” for all purposes of the Loan Documents (unless the Administrative Agent otherwise consents in its reasonable discretion) and shall remain jointly and severally liable for all Obligations (other than Excluded Swap Obligations, where applicable) of the Borrower immediately prior to such Division and otherwise comply with Section 7.04(e);

(ii) if a Division is conducted by Holdings, then all of the Equity Interests of the Borrower must be owned by only one Person that survives or results from such Division, and such Person owning such Equity Interests in the Borrower shall otherwise comply with Section 7.11(b)(ii), become a Guarantor and pledge 100% of the Equity Interests of the Borrower to the Collateral Agent; and

(iii) if a Division is conducted by a Loan Party other than the Borrower or Holdings, then each surviving or resulting Person of such Division shall also be a Loan Party unless and to the extent any such surviving or resulting Loan Party is the subject of a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) or otherwise would constitute an Excluded Subsidiary; provided, further that such surviving or resulting Person not becoming a Loan Party and the assets and property of such surviving or resulting Person not becoming Collateral shall, in each case, be treated as an Investment and shall be permitted under this Section 7.04(h)(iii) solely to the extent permitted under Section 7.02;

(h) as long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

SECTION 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling), whether now owned or hereafter acquired and Dispositions of property of the Borrower and the Restricted Subsidiaries that is no longer used or useful in the conduct of the business or economically practicable or commercially desirable to maintain;

(b) Dispositions of property in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(p)), Section 7.04 (other Section 7.04(h)) and Section 7.06 (other than Section 7.06(d)) and Permitted Liens;

(f) Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith;

(g) Dispositions of Cash Equivalents; provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith;

(i) Dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions; provided that:

(i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition;

(ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of greater of (A) 20% ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 20% of TTM Consolidated Adjusted EBITDA, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii) each of the following shall be deemed to be cash;

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(B) any securities received by such Borrower or Restricted Subsidiary from such transferee that are converted by such Borrower or Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty days following the closing of the applicable Disposition; and

(C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (I) 35% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (II) 35% of TTM Consolidated Adjusted EBITDA at the time of receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition

(this clause (j), the “General Asset Sale Basket”);

(k) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts of accounts receivable and related assets in connection with the collection, compromise or factoring thereof;

(m) Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary;

(n) Dispositions to the extent of any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code (or comparable or successor provision);

(o) Dispositions in connection with the unwinding of any Hedge Agreement;

(p) Dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a facility in the ordinary course of business of the Borrower and its Restricted Subsidiaries, which consist of fee or leasehold interests in the premises of such facility, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such facility; provided that as to each and all such sales and closings, (i) no Event of Default shall result therefrom and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(q) Dispositions (including bulk sales) of the inventory of a Loan Party not in the ordinary course of business in connection with facility closings, at arm’s length;

(r) Disposition of Securitization Assets in connection with a Qualified Securitization Financing;

(s) the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property if determined by the Borrower or any Restricted Subsidiary in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business or the sale, transfer, licensing, sublicensing or contribution of any intellectual property, for bona fide operational, restructuring, tax planning or other similar purposes, to any Restricted Subsidiary;

(t) Disposition of any property or asset with a fair market value (as determined by the Borrower in good faith) not to exceed with respect to any transaction the greater of (i) 15% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (ii) 15% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition;

(u) (i) Disposition of assets acquired in a Permitted Acquisition or other Investment permitted hereunder that the Borrower determines will not be used or useful in the business of the Borrower and its Subsidiaries; and (ii) Dispositions made to obtain, or in connection with obtaining, the approval of any applicable antitrust authority in connection with an Acquisition Transaction;

(v) Dispositions of Excluded Assets by Non-Loan Parties and Dispositions of Excluded Assets by Loan Parties for fair market value; and

(w) Dispositions, terminations or non-renewals of leases or subleases or licensing or sublicensing agreements (i) the Disposition, termination or non-renewal of which will not materially interfere with the business of the Borrower and their Restricted Subsidiaries, (ii) which relate to closed facilities or the discontinuation of any product line to the extent such closing or discontinuation is permitted pursuant to the terms herein, or (iii) which are made in the ordinary course of business.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, and without limiting the provisions of Section 10.11 the Administrative Agent shall be authorized to, and shall, take any actions reasonably requested by the Borrower in order to effect the foregoing (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on any such certification by the Borrower in performing its obligations under this sentence).

Notwithstanding the foregoing, in no event shall any Loan Party be permitted to Dispose of any Material Intellectual Property to any Unrestricted Subsidiary if, following such Disposition the Loan Parties cease to have use of such Material Intellectual Property or such Disposition is reasonably expected to result in a Material Adverse Effect.

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment with respect to the Borrower’s Equity Interests, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower or any such other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise required by the applicable Organization Documents);

(b) the Borrower and each of the Restricted Subsidiaries may declare and make dividend payments, distributions or other Restricted Payments payable in the form of Equity Interests (other than Disqualified Equity Interests not otherwise permitted to be incurred under Section 7.03) of such Person;

(c) Restricted Payments made (x) on the Closing Date to consummate the Transactions, including the Specified Dividend and (y) on the Seventh Amendment Effective Date to consummate the Seventh Amendment Transactions;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(p)), 7.04 (other than a merger or consolidation involving the Borrower) or 7.08 (other than Section 7.08 (j) );

(e) Restricted Payments deemed to occur upon or in connection with exercise of stock options or warrants or similar rights if such Restricted Payment represent a portion of the exercise price of such options or warrants or similar rights or tax withholding obligations with respect thereto;

(f) the Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any direct or indirect parent thereof) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries; provided, the aggregate Restricted Payments made pursuant to this Section 7.06(f) after the ~~Closing~~Seventh Amendment Effective Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(j) in lieu of Restricted Payments permitted by this clause (f) shall not exceed:

(i) the greater of (A) 12.5% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 12.5% of the TTM Consolidated Adjusted EBITDA in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years; plus

(ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; plus

(iii) to the extent contributed in cash to the common Equity Interests of the Borrower and Not Otherwise Applied, the proceeds from the sale of Equity Interests of Holdings or any direct or indirect parent thereof, in each case to employees, directors, consultants or distributor of the Borrower, a direct or indirect parent thereof, or its Subsidiaries that occurs after the Closing Date; plus

(iv) the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of the Borrower, a direct or indirect parent thereof, or its Subsidiaries that are foregone in return for the receipt of Equity Interests of Holdings or a direct or indirect equity holder thereof, Borrower or any Restricted Subsidiary; plus

(v) payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Holdings or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect corporate parent (or entity treated as a corporation for tax purposes) thereof to pay) the tax liability (including estimated tax payments) to each foreign, federal, state or local jurisdiction in respect of which a tax return is filed by Holdings (or such direct or indirect corporate parent) that includes the Borrower and/or any of its Subsidiaries (including in the case where the Borrower and any Subsidiary is a disregarded entity for income tax purposes), to the extent such tax liability does not exceed the lesser of (A) the taxes (including estimated tax payments) that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone tax group (assuming that the Borrower was classified as a corporation for income tax purposes) and (B) the actual tax liability (including estimated tax payments) of Holdings’ tax group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings (assuming that Holdings was classified as a corporation for income tax purposes), the Borrower and/or the Borrower’s Subsidiaries as a stand-alone tax group), reduced in the case of clauses (A) and (B) by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(ii) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses (including, following the consummation of a Qualifying IPO, Public Company Costs) of Holdings or its direct or indirect parents thereof which do not own other Subsidiaries besides Holdings, its Subsidiaries and any other direct or indirect parents of Holdings incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which will be used to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parent’s) corporate or legal existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 7.02) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired by the Borrower or a Restricted Subsidiary in order to consummate such Investment;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which (A) will be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) will be used to make payments permitted under Sections 7.08(e), (h), (k) and (q) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(h) Restricted Payments (i) made in connection with the payment cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or other transaction permitted by the Loan Documents or (ii) to honor or in connection with any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of fractional shares in connection therewith;

(i) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to the greater of (A) 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8 and (B) an amount equal to 6% of the Market Capitalization at the time of such public offering (it being understood that any dividends permitted to be declared pursuant to this clause (i) may be paid to the extent such payment is permitted under Section 7.08(r));

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager, officer or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(k) Restricted Payments of Equity Interests in, Indebtedness owing to and/or other securities of, any Unrestricted Subsidiaries permitted pursuant to Section 7.02 (other than any Unrestricted Subsidiaries the principal assets of which consist primarily of cash or Cash Equivalents received from an Investment by the Borrower and/or any Restricted Subsidiary);

(l) payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, amalgamation, consolidation, transfer of assets or other transaction permitted by the Loan Documents;

(m) payments or distributions of a Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would have been permitted hereunder;

(n) Restricted Payments; provided that the First Lien Net Leverage Ratio (after giving Pro Forma Effect to such Restricted Payment) would be less than or equal to the Closing Date First Lien Net Leverage Ratio less 0.75 to 1.00;

(o) the Borrower may make Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount not to exceed the sum of,

(i) the greater of (A) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, and

(ii) the Available Amount at such time;

provided, in each case, that no Specified Event of Default shall have occurred and be continuing or would result therefrom (except to the extent such Restricted Payment is funded exclusively in reliance on clauses (c) and/or (d) of the definition of Available Amount);

(p) Restricted Payments (not consisting of cash or Cash Equivalents) made in lieu of fees or expenses (including by way of discount), in each case in connection with any Qualified Securitization Financing or receivables financing permitted under Section 7.03;

(q) the Borrower may (or may make Restricted Payments to permit any Parent Entity to) (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Borrower or any Restricted Subsidiary or any Equity Interests of any Parent Entity (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to Holdings or the Borrower substantially concurrently) of the sale or issuance (other than to the Borrower or any Restricted Subsidiary) of, other Equity Interests or rights to acquire its Equity Interests (“Refunding Equity Interests”) and (ii) declare and pay dividends on any Treasury Equity Interests out of any such proceeds;

(r) (i) Restricted Payments (A) to the extent that such Restricted Payment is made with or in exchange for, or constitutes a conversion into, Qualified Equity Interests of Holdings (or any Parent Entity) and (B) in an amount that does not exceed the amount of all Permitted Equity Issuances during the period from and including the Business Day immediately following the Closing Date through and including the applicable date of measurement to the extent Not Otherwise Applied, and (ii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests, except to the extent issued by the Borrower to a Restricted Subsidiary) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (other than Disqualified Equity Interests, except to the extent issued by the Borrower to a Restricted Subsidiary); and

(s) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving Pro Forma Effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Borrower or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this Section 7.06 (and constitute utilization of such other Restricted Payment exception or capacity).

The amount set forth in Section 7.06(o)(i) may, in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regard to Section 7.02 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regard to Section 7.10(a).

For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such Restricted Payment is made, divide, classify or reclassify, or at any later time divide, classify, or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this covenant on the date such Restricted Payment is made or such later time, as applicable.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business or any other activities that are reasonably similar, corollary, ancillary, incidental, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date.

SECTION 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(c) the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions on or about the Closing Date to the extent such fees and expenses are disclosed to the Administrative Agent prior to the Closing Date;

(d) the issuance or transfer of Equity Interests of Holdings or any direct or indirect parent of Holdings to any Affiliate of the Borrower or any former, current or future officer, director, manager, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower;

(e) (i) the payment of indemnities and expenses (including reimbursement of out-of-pocket expenses) to the Sponsors pursuant to the Sponsor Management Agreement and (ii) so long as no Specified Event of Default shall have occurred and be continuing, the payment of (A) management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (B) any Sponsor Termination Fees pursuant to the Sponsor Management Agreement; provided that payments that would otherwise be permitted to be made under this Section 7.08(e) but not paid for any reason, including as a result of a Specified Event of Default, shall accrue during the continuance of such Event of Default and be paid in one or more subsequent periods if, at the time of such payment, such Specified Event of Default is no longer continuing;

(f) employment and severance arrangements and confidentiality agreements among Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements;

(g) the licensing of trademarks, copyrights or other Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Borrower and the Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) any agreement, instrument or arrangement as in effect as of the ~~Fifth~~Seventh Amendment Effective Date or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the ~~Fifth~~Seventh Amendment Effective Date);

(j) Liens permitted under Section 7.01, Investments permitted under Section 7.02, Indebtedness permitted under and Section 7.03, Dispositions permitted under Section 7.05 and Restricted Payments permitted under Section 7.06;

(k) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the Board of Directors of Holdings in good faith or a majority of the disinterested members of the Board of Directors of Holdings in good faith; provided that payments that would otherwise be permitted to be made under this Section 7.08(k) but for a Specified Event of Default may accrue during the continuance of such Event of Default and be paid when such Event of Default is no longer continuing;

(l) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08 (without giving effect to the parenthetical phrase at the end thereof);

(m) any transaction with consideration valued at less than the greater of (a) 25% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (b) 25% of TTM Consolidated Adjusted EBITDA as of the applicable date of measurement;

(n) investments by the Sponsor in securities of Holdings or Indebtedness of Holdings, Borrower or any of the Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms;

(o) payments to or from, and transactions with, Joint Ventures;

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(q) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith;

(r) the payment of any dividend or distribution within sixty days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(s) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower; provided, however, that (i) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (ii) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(t) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the Board of Directors of Holdings or either Borrower in good faith, (ii) made in compliance with Applicable Law and (iii) otherwise permitted under this Agreement; and

(u) transactions (i) with Holdings in its capacity as a party to any Loan Document or to any agreement, document or instrument governing or relating to (A) any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) or (B) or any agreement, document or instrument governing or relating to any Permitted Acquisition (whether or not consummated) and (ii) with any Affiliate in its capacity as a Lender party to any Loan Document or party to any agreement, document or instrument governing or relating to any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) to the extent such Affiliate is being treated no more favorably than all other Lenders or lenders thereunder.

SECTION 7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits,

(a) any Restricted Subsidiary that is not a Loan Party to pay dividends or distributions to (directly or indirectly) or to make or repay loans or advances to any Loan Party, or

(b) (x) any Loan Party (other than Holdings) to create, incur, assume or suffer to exist Liens on property of such Person (other than Excluded Assets) for the benefit of the Lenders to secure the Obligations under the Loan Documents (other than Incremental Facilities that are not intended to be secured on a first lien basis) and (y) any Loan Party from providing a Guarantee of Obligations of a Loan Party under the Loan Documents;

provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (A) exist on the ~~Fifth~~Seventh Amendment Effective Date and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or are binding on a newly formed Restricted Subsidiary that purchases or acquires (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or are binding with respect to any asset at the time such asset was acquired;

(iii) are Contractual Obligations of or represent Indebtedness of a Restricted Subsidiary that is not a Loan Party or to the extent applicable only to Excluded Assets, provided that such Indebtedness is permitted by Section 7.03;

(iv) are customary restrictions that arise in connection with (A) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (B) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;

(v) are joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to such Joint Venture;

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof;

(vii) are restrictions in leases, subleases, licenses, sublicenses or agreements governing a disposition of assets, trading, netting, operating, construction, service, supply, purchase, sale or other agreements not otherwise prohibited hereby so long as such restrictions relate to the assets subject thereto;

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii) arise in connection with cash or other deposits permitted under Section 7.01;

(xiii) comprise restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (i) no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type or (ii) no more restrictive than the restrictions contained in this Agreement), or that the Borrower shall have determined in good faith will not reasonably anticipated to materially and adversely affect its obligation or ability to make any payments required hereunder;

(xiv) apply by reason of any Applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(xv) customary restrictions contained in Indebtedness permitted to be incurred pursuant to Section 7.03 (h), (i), (j), (k), (l), (m), (x) or (y);

(xvi) [reserved];

(xvii) Contractual Obligations that are subject to the applicable override provisions of the UCC;

(xviii) customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements or other similar agreements;

(xix) net worth provisions contained in agreements entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or such Restricted Subsidiary to meet its ongoing obligations;

(xx) restrictions arising in any agreement relating to (i) any Cash Management Obligation to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable Cash Management Services, (ii) any treasury arrangements and (iii) any Hedge Agreement;

(xxi) restrictions on the granting of a security interest in Intellectual Property contained in licenses, sublicenses or cross-licenses by the Borrower or any Restricted Subsidiary of such Intellectual Property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business; and

(xxii) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 7.10 Prepayments, Etc. of Junior Financing; Amendments to Junior Financing Documents and Organizational Documents.

(a) Prepayments of Junior Financing. Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof any Junior Financing, except:

(i) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing;

(ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents that are not Loan Parties;

(iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary;

(iv) the prepayment, repayment, redemption, purchase, defeasance or satisfaction of any Junior Financing with the proceeds of (1) any other Junior Financing or Junior Lien Debt otherwise permitted to be incurred at such time by Section 7.03 or (2) any Qualified Equity Interests or contribution to the common Equity Interests capital of the Borrower after the Closing Date (other than the Equity Contribution or any Specified Equity Contribution) that is Not Otherwise Applied; provided that such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made within 60 days after receipt of such proceeds of Qualified Equity Interests and no Default has occurred and is continuing or would result therefrom;

(v) prepayments, repayments, redemptions, purchases, defeasances or satisfactions in an aggregate amount not to exceed the sum of:

(A) the greater of (A) 100% of ~~Fifth~~Seventh Amendment Effective Date EBITDA and (B) 100% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, and

(B) the Available Amount at such time; provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom (except to the extent such prepayment, repayment, redemption, purchase, defeasance or satisfaction is funded exclusively in reliance on clauses (c) and/or (d) of the definition of Available Amount);

(vi) the prepayment, repayment, redemption, purchase, defeasance or satisfaction of any Junior Financing within 60 days of giving notice thereof if at the date of such notice, such payment would have been permitted hereunder;

(vii) prepayments, repayments, redemptions, purchases, defeasances or satisfactions, if the First Lien Net Leverage Ratio (after giving Pro Forma Effect to the incurrence of such payments and the use of proceeds thereof) for the Test Period immediately preceding the incurrence of such payments shall be less than or equal to the Closing Date First Lien Net Leverage Ratio less 0.50 to 1.00; and

(viii) prepayments, repayments, redemptions, purchases, defeasances or satisfactions made on the Closing Date to consummate the Transactions;

provided, however, that each of the following shall be permitted: payments of regularly scheduled principal and interest (including default interest and any AHYDO catch-up payment) on Junior Financing, payments of closing and consent fees related to Junior Financing, indemnity and expense reimbursement payments in connection with Junior Financing, and mandatory prepayments, mandatory redemptions and mandatory purchases, in each case pursuant to the terms Junior Financing Documentation.

The amount set forth in Section 7.10(a)(v)(A) may, in lieu of prepayments, repayments, redemptions, purchases, defeasance or satisfaction of any Junior Financing, be utilized by the Borrower or any Restricted Subsidiary to make or hold any Investments without regard to Section 7.02.

For purposes of determining compliance with this Section 7.10(a), in the event that any prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made, divide, classify, or reclassify, or at any later time divide, classify or reclassify, such prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) in any manner that complies with this covenant on the date it was made or such later time, as applicable.

(b) Amendments to Junior Financing. Amend, modify or change in any manner without the consent of the Administrative Agent, any Junior Financing Documentation in a manner that is (or would be), as determined by the Borrower in good faith, materially adverse to the interests of the Lenders (taken as a whole), unless such amendment, modification or change is permitted pursuant to any applicable intercreditor or subordination agreement and other than as a result of a Permitted Refinancing thereof; provided that, a certificate of the Borrower delivered to the Administrative Agent at least five Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

(c) Amendments to Organizational Documents. Amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in each case, in any manner materially adverse to the interests of the Lenders (taken as a whole); provided that, in each case, a certificate of the Borrower delivered to the Administrative Agent at least five Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

SECTION 7.11 Passive Holding Company.

(a) In the case of Holdings, engage in any active trade or business, it being agreed that the following activities (and activities incidental thereto) will not be prohibited:

(i) its ownership of the Equity Interests of the Borrower;

(ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(iii) the performance of its obligations and payments with respect to any Indebtedness permitted to be incurred pursuant to Section 7.03, any Qualified Holding Company Debt or any Permitted Refinancing of any of the foregoing;

(iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests);

(v) making (i) payments or Restricted Payments to the extent otherwise permitted under this Section 7.11 and (ii) Restricted Payments with any amounts received pursuant to transactions permitted under, and for the purposes contemplated by, Section 7.06;

(vi) the incurrence of Qualified Holding Company Debt;

(vii) making contributions to the capital of its Subsidiaries;

(viii) guaranteeing the obligations of the Borrower and its Subsidiaries in each case solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder;

(ix) participating in tax, accounting and other administrative matters as a member of a consolidated, combined or unitary group that includes Holdings and the Borrower;

(x) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings;

(xi) providing indemnification to officers and directors;

(xii) making Investments in assets that are Cash Equivalents; and

(xiii) activities incidental to the businesses or activities described in clauses (i) to (xii) of this Section 7.11(a).

(b) Holdings may not merge, dissolve, liquidate or consolidated with or into any other Person; provided that, notwithstanding the foregoing, as long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person if the following conditions are satisfied:

(i) Holdings shall be the continuing or surviving Person, or

(ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated,

(A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(C) the Successor Holdings shall pledge 100% of the Equity Interest of the Borrower to the Collateral Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent, and

(D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

ARTICLE VIII

Financial Covenant

So long as the Termination Conditions have not been satisfied, the Borrower and each of the Restricted Subsidiaries covenant and agree for the benefit of the Revolving Lenders that:

SECTION 8.01 ~~Rent Adjusted Total~~First Lien Net Leverage Ratio. Commencing with the Test Period ending on the last day of the second ~~full~~ fiscal quarter ended after the ~~Fifth~~Seventh Amendment Effective Date, the Borrower shall not permit the ~~Rent Adjusted Total~~First Lien Net Leverage Ratio on the last day of each Test Period to be greater than ~~6.50~~8.20 to 1.00~~. Compliance~~ if the aggregate outstanding principal amount of Revolving Loans (but excluding (i) until the last day of the fourth full fiscal quarter ending after the Seventh Amendment Effective Date, Revolving Loans incurred to finance the Seventh Amendment Transactions and (ii) Letters of Credit) exceed 40.0% of the then outstanding Revolving Commitments in effect on such date (the conditions to be satisfied in order for the Borrower to be subject to this financial covenant, the “Testing Conditions”). To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 8.01 shall be tested on the date that the Compliance Certificate for the applicable Test Period is delivered pursuant to Section 6.02(a) and not prior to such date.

SECTION 8.02 Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the ~~Rent Adjusted Total~~First Lien Net Leverage Ratio is greater than the amount set forth in Section 8.01 on the last day of any applicable Test Period, the proceeds of any equity contribution made to the Borrower and the proceeds of any issuance by the Borrower of its Equity Interests (in the form of Qualified Equity Interests) (such Equity Interests, “Cure Security”), in each case, received after the first day of such Test Period and on or prior to the day that is fifteen Business Days after the day on which financial statements are required to be delivered for such Test Period (such date, the “Cure Expiration Date”) will be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 8.01 at the end of such Test Period and any subsequent period that includes a fiscal quarter in such Test Period (any such equity contribution, a “Specified Equity Contribution”); provided that,

(a) no Revolving Lender shall be required to make any new extension of credit under a Loan Document, and no Issuing Banks shall be required to issue, increase the Stated Amount of, or extend any Letter of Credit, during the fifteen Business Day period referred to above if such Specified Equity Contribution shall not have been made prior to or concurrently with such extension, issuance or increase;

(b) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made;

(c) no more than five Specified Equity Contributions will be made in the aggregate, and there shall be no requirement to prepay any Indebtedness with the proceeds of Specified Equity Contributions;

(d) the amount of any Specified Equity Contribution will be no greater than the minimum amount required to cause the Borrower to be in compliance with the Financial Covenant set forth in this Section 8.01;

(e) any proceeds of Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining leverage-based basket levels, pricing (including the Applicable Rate and the Applicable Commitment Fee) and other items governed by reference to Consolidated Adjusted EBITDA or any ratio-based basket, and for purposes of the Restricted Payments covenant in Section 7.06 and the other negative covenants); and

(f) there shall be no reduction in Indebtedness pursuant to a cash netting provision with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the financial covenant set forth in Section 8.01 for the fiscal quarter for which such Specified Equity Contribution was made.

ARTICLE IX

Events of Default and Remedies

SECTION 9.01 Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 9.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any Subsidiary Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee payable to a Lender pursuant to the terms of a Loan Document; or

(b) Specific Covenants. The Borrower or any Subsidiary Guarantor or, in the case of Section 7.11, Holdings, fails to perform or observe any covenant contained in,

(i) any of Section 6.03(a)(ii), 6.05(a) (solely with respect to the Borrower) or Article VII (other than Sections 7.07 and 7.08), or

(ii) Section 8.01 (any such failure to observe any term, covenant or agreement contained in Section 8.01 and any failure to observe other Financial Covenants contained from time to time in a Loan Document, a “Financial Covenant Event of Default”); provided that a Financial Covenant Event of Default shall not constitute a Default or an Event of Default with respect to any Term Loans or any other Facility (unless such Financial Covenant is, by its terms, applicable to such other Facility) unless and until the date on which the Revolving Lenders have actually terminated all Revolving Commitments and declared all Revolving Loans to be immediately due and payable in accordance with Section 9.02(b), and such termination and declaration has not been rescinded (a “Financial Covenant Cross Default”); or

(c) Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation or warranty made or deemed by any Loan Party in any Loan Document, or in any document required to be delivered pursuant to the terms of a Loan Document, shall be untrue in any material respect (or, with respect to any representation, warranty, certification or statement already qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made; and in the case of any representation and warranty made after the Closing Date, such representation or warranty shall remain untrue (in any material respect or in any respect, as applicable) or uncorrected for a period of thirty days after written notice thereof from the Administrative Agent to the Borrower; provided that any breach of a representation or warranty relating to a matter described in Section 9.01(i) shall not result in a Default or an Event of Default under this Section 9.01(d) or any other provision of a Loan Document; or

(e) Cross-Default. The Borrower or any Subsidiary Guarantor:

(i) fails to make any payment of any principal or interest beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of its Material Indebtedness, or

(ii) fails to observe or perform any other agreement or condition relating to any Material Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of any Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

provided that (A) this clause (e) shall not apply to (1) any Indebtedness under a Loan Document, (2) terminations or similar events with respect to Indebtedness under Hedge Agreements, or (3) any Indebtedness held exclusively by Affiliates, (B) clause (e)(ii) shall not apply (i) to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) to the failure to observe or perform any covenant that requires compliance with any measurement of financial or operational performance (including any leverage, interest coverage or fixed charge ratio or minimum EBITDA, a “Financial Covenant”) unless and until the holders of such Indebtedness have terminated all commitments (if any) and accelerated all obligations with respect thereto, and (C) clause (e)(ii) shall only apply if such failure is unremedied and is not waived by the holders of such Indebtedness prior to the termination of the Commitments and acceleration of the Loans pursuant to Section 9.02; or

(f) Insolvency Proceedings, Etc. The Borrower, Holdings or any Subsidiary Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower, Holdings or any Subsidiary Guarantor a final, enforceable, and non-appealable judgment for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or another indemnity obligation) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty consecutive days; or

(h) Invalidity of Loan Documents. The material provisions of the Loan Documents, taken as a whole, at any time after their execution and delivery thereof and for any reason cease to be in full force and effect, except (A) as expressly permitted under a Loan Document (including as a result of a transaction permitted under Section 7.04, 7.05 or 7.13(b)), (B) as a result of the satisfaction of the Obligations or (C) resulting from acts or omissions of a Secured Party or the application of Applicable Law; or

(i) Collateral Documents and Guarantee. Any:

(i) Collateral Document with respect to a material portion of the Collateral with a fair market value exceeding the Threshold Amount after its execution and delivery shall for any reason cease to create a valid and perfected Lien, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) resulting from the failure of the Administrative Agent or the Collateral Agent to maintain possession or control of Collateral, (C) resulting from the making of a filing, or the failure to make a filing, under the Uniform Commercial Code or other Applicable Law, (D) as to Collateral consisting of real property to the extent that (1) such losses are covered by a title insurance policy or (2) a deficiency arose through no fault of a Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof, (E) as a result of the satisfaction of the Obligations or Termination Conditions, or (F) resulting from acts or omissions of a Secured Party or the application of Applicable Law; or

(ii) Guarantee with respect to a Guarantor that is Holdings or a Material Subsidiary shall for any reason cease to be in full force and effect, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) upon the satisfaction in full of the Obligations or Termination Conditions, (C) upon the release of such Guarantor as provided for under the Loan Document or in accordance with its terms or (D) resulting from acts or omissions of a Secured Party or the application of Applicable Law; or

(j) Change of Control. There occurs any Change of Control; or

(k) ERISA. An ERISA Event shall have occurred and be continuous that, when taken alone or together with all other ERISA Events, has resulted or would reasonably be expected to result in a Material Adverse Effect.

SECTION 9.02 Remedies upon Event of Default.

(a) General. Except as otherwise provided in Section 9.02(b) and Section 9.02(c) below, if (and only if) any Event of Default occurs and is continuing, the Administrative Agent may, and shall at the request of the Required Lenders, take any or all of the following actions upon written notice to the Borrower:

(i) declare the Commitments of each Lender and the obligation of each Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest and premium accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor;

(iii) require that the Borrower Cash Collateralize its Letters of Credit (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit); and

(iv) exercise on behalf of itself, the Issuing Banks and the Lenders all rights and remedies available to it, the Issuing Banks and the Lenders under the Loan Documents and/or under Applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the Commitments of each Lender and the obligations of each Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Financial Covenant Event of Default. Subject to Section 9.02(c), if a Financial Covenant Event of Default has occurred and is continuing as a result of a breach of Section 8.01, only the Administrative Agent acting at the request of only the Required Revolving Lenders may either (i) terminate the Revolving Commitments and/or (ii) take the actions specified in Section 9.02(a) in respect of the Revolving Commitments, the Revolving Loans and Letters of Credit. The Administrative Agent acting at the request of the Required Lenders may take any of the actions specified in Section 9.02(a) in respect of a Financial Covenant Event of Default that has occurred and is continuing only upon the occurrence and during the continuance of a Financial Covenant Cross Default.

(c) Limitations on Remedies; Cures; Qualifications.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if the Borrower fails to comply with Section 8.01: (A) such failure shall not result in a Default or an Event of Default until the Cure Expiration Date and then only to the extent not cured pursuant to Section 8.02; and (B) the Administrative Agent may not take any of the actions set forth in Sections 9.02(a) or (b), and no Lender shall give any instruction, direction or request to the Administrative Agent in respect of such action, until after the Cure Expiration Date and then only to the extent a cure has not been effected pursuant to Section 8.02.

(ii) Staleness. The Administrative Agent and the Lenders may not, and each agrees not to, take any of the actions set forth in Sections 9.02(a) or (b) on any date in respect of a Default or Event of Default (or an alleged Default or Event of Default) if such Default or Event of Default (or alleged Default or Event of Default) relates to actions taken, actions that have not been taken, or other circumstances, in each case, that first arose more than two years prior to such date; provided that (A) that any such actions or circumstances have been disclosed to the Administrative Agent and the Lenders in reasonable detail and (B) any such Default or Event of Default (or alleged Default or Event of Default) shall be deemed cured for all purposes under the Loan Documents as of such date.

(iii) Continuing Defaults. With respect to any Default or Event of Default, the words “exists”, “continuing” and similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to,

(A) the failure by any Loan Party or Restricted Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party or Restricted Subsidiary subsequently takes such action, or

(B) the taking of any action by any Loan Party or Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (1) the date on which such action would have been permitted under this Agreement and the other Loan Documents if such action had been taken at such time or (2) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to have been permitted by this Agreement and the other Loan Documents;

provided that, with respect to a Default or Event of Default for a failure to comply with Section 6.03(a), the foregoing shall not apply if the Borrower knowingly failed to provide notice required pursuant to Section 6.03(a).

(iv) Administrative Agent Notice. Upon, or prior to, taking any of the actions set forth in Sections 9.02(a) or (b), the Administrative Agent shall deliver a notice of Default, Event of Default or acceleration, as applicable, to the Borrower and if such notice is provided or such actions are to be taken on behalf of, or at the instruction, request or direction of the Required Lenders or Required Revolving Lenders, as applicable, such notice shall identify each such Lenders as its name appears on the Register of Lenders maintained by the Administrative Agent.

(d) Extensions and Stays. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) any court of competent jurisdiction may (A) extend or stay any grace period set forth in this Agreement or any other Loan Document prior to an actual or alleged Default becoming an actual or alleged Event of Default or (B) stay the exercise of remedies by any Agent, Agent-Related Person or other Person (if any) contemplated by this Agreement and the other Loan Documents or otherwise upon the occurrence of an actual or alleged Event of Default, and (ii) the ability to terminate commitments, declare an Obligation to be immediately due and payable or pursue any other remedies in connection with an alleged Default or Event of Default shall be stayed during pendency of any litigation proceedings concerning such alleged Default or Event of Default.

For the avoidance of doubt, (i) unless a Default or an Event of Default has occurred and is continuing, the Administrative Agent (and each other Secured Party) agrees that it shall not take any of the actions described in this Section 9.02 or bring any other action or proceeding under the Loan Documents or with respect to the Obligations and (ii) no premium in respect of the Obligations shall be payable as a result of any Default or Event of Default, except as may be expressly set forth in this Agreement.

SECTION 9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02(a)), any amounts received on account of the Obligations shall, subject to the Intercreditor Agreements, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees, Obligations under Secured Hedge Agreements and Cash Management Obligations) payable to the Lenders and the Issuing Banks (including Attorney Costs payable under Section 11.04 and amounts payable under Article III) ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and Letter of Credit Usage, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Letter of Credit Usage and the Obligations under Secured Hedge Agreements and Cash Management Obligations and (b) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) and to further permanently reduce the

Revolving Commitments by the amount of such Cash Collateralization, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; provided that (i) any such amounts applied pursuant to the foregoing subclause (b) shall be paid to the Administrative Agent for the ratable account of the Issuing Banks to Cash Collateralize such Letters of Credit, (ii) subject to Sections 2.04 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause Fifth shall be applied to satisfy drawings under such Letters of Credit as they occur and (c) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 9.03;

Sixth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

Administrative Agent and Other Agents

SECTION 10.01 Appointment and Authority of the Administrative Agent.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints ~~Bank of America, N.A.~~Jefferies Finance to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and the definition of “Agent Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

(b) ~~Bank of America, N.A.~~Jefferies Finance shall also irrevocably act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and each of the Issuing Banks and the other Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Sections 10.05 and 10.12 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders and each other Secured Party hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and each other Secured Party.

SECTION 10.02 Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers (and no additional duties or obligations) in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 10.03 Exculpatory Provisions. None of the Administrative Agent, any of the other Agents, any of their respective Affiliates, nor any of the officers, partners, directors, employees or agents of the foregoing shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) or any of their respective officers, partners, directors, employees or agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any Applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity; and

(d) shall not be liable to the Lenders for any action taken or omitted to be taken under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or agreement or other document delivered hereunder or thereunder or in connection herewith or therewith or referred to or provided for in, or received by the Administrative Agent under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including compliance with the terms and conditions of Section 11.07(h)(iii) or (h)(iv)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

The Administrative Agent has no obligation to and bears no responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender, and is not obligated to or responsible for monitoring the aggregate amount of Loans held by Affiliated Lenders or inquiring as to whether any lender is an Affiliated Lender.

SECTION 10.04 Reliance by the Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent shall be fully justified in failing or refusing to take any action that is not required or explicitly approved by the Lenders under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Agents shall not be required to take any action that, in their opinion or in the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law.

SECTION 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Agents and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by an Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to the Agent that appointed it as sub agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent. Each Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 10.06 Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents.

(a) Each Lender and each Issuing Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent, any other Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(c) Each Lender acknowledges that certain Affiliates of the Loan Parties, including the Sponsors or entities controlled by the Sponsors, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from the Lenders from time to time, subject to the restrictions set forth herein.

SECTION 10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, each Agent, each Issuing Bank, and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent or any Issuing Bank, as applicable) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, each Agent, each Issuing Bank, and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent or each Issuing Bank, as applicable) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that, to the extent each Issuing Bank is entitled to indemnification under this Section 10.07 solely in its capacity and role as an Issuing Bank, only the Revolving Lenders shall be required to indemnify the applicable Issuing Bank in accordance with this Section 10.07 (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Pro Rata Share thereof at such time); provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. If any indemnity furnished to any Agent, any Issuing Bank for any purpose shall, in the opinion of such Agent or such Issuing Bank, as applicable, be insufficient or become impaired, such Agent or such Issuing Bank, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or any Issuing Bank against any Indemnified Liabilities in excess of such Lender’s pro rata share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or any Issuing Bank against any Indemnified Liabilities described in the first proviso in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent and each Issuing Bank, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent or such Issuing Bank, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent or such Issuing Bank, as applicable, is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that the failure of any Lender to indemnify or reimburse such Agent or such Issuing Bank, as applicable, shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, Collateral Agent, other Agents and any Issuing Bank.

SECTION 10.08 No Other Duties; Other Agents, Lead Arrangers, Lead Bookrunners, Managers, Etc. BofA, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch, and U.S. Bank National Association are each hereby appointed as Lead Arrangers hereunder, and each Lender hereby authorizes each of BofA, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Fifth Third Bank, National Association, MUFG Bank, Ltd., RBC Capital Markets, Jefferies Finance LLC, BMO Capital Markets Corp., Banco Santander, S.A., New York Branch, and U.S. Bank National Association to act as Lead Arrangers in accordance with the terms hereof and the other Loan Documents. BofA, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC are each hereby appointed to act as Joint Bookrunners hereunder, and each Lender hereby authorizes each of BofA, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC to act as Joint Bookrunners in accordance with the terms hereof and the other Loan Documents.

Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the other Agents listed on the cover page hereof (or any of their respective Affiliates) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (x) in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and (y) as provided in Section 11.01(d) and the last sentence of Section 11.01, and such Persons shall have the benefit of this Article X. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Any Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

SECTION 10.09 Resignation of Administrative Agent or Collateral Agent.

(a) The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed). If the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, (a) such resignation shall nonetheless become effective in accordance with such notice, (b) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed), (c) the Borrower shall be permitted to appoint a replacement Administrative Agent or Collateral Agent, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States; provided that the Required Lenders shall be permitted to appoint a successor agent at any time after the Borrower appoints such replacement Administrative Agent or Collateral Agent, and (d) until such time as the Required Lenders appoint a successor Administrative Agent, (i) all communications provided to be made to the retiring Administrative Agent or Collateral Agent, as applicable, shall instead be made to each Lender directly (provided such Lender has provided the Borrower the information necessary to do so), (ii) all payments provided to be made by or through the retiring Administrative Agent or Collateral Agent, as applicable, shall instead be made to each Lender directly (provided such Lender has provided the Borrower the information necessary to do so), except for any indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent, as applicable, and (iii) all determinations provided to be made by the retiring Administrative Agent or Collateral Agent, as applicable, shall instead be made by the Required Lenders. If none of the Required Lenders, the Administrative Agent or the Borrower have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (subject to the proviso in the sentence above). Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or appropriate, or as the Required Lenders may request, in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or retired Administrative Agent), and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.09). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X, Section 11.04 and Section 11.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 10.10 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or in respect of Letter of Credit Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 11.04) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 11.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the Security Agreement) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof) shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 11.01 of this Agreement, (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 10.11 Collateral and Guaranty Matters.

(a) Lien Release Events; Release/Subordination Events; Guaranty Release Events. Each Agent, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank), each Issuing Bank and each other Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to be its agent for and its representative with respect to the Guaranty, the Collateral and the Collateral Documents, and each agrees that, notwithstanding anything to the contrary in any Loan Document:

(i) Liens on any property granted to or held by an Agent or in favor of any Secured Party under any Loan Document or otherwise will be automatically and immediately released, and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees that it will enter into, the necessary or advisable documents requested by the Borrower and associated therewith, upon the occurrence of any of the following events (each, a “Lien Release Event”),

(A) the payment in full in cash of all the Obligations (other than (1) Cash Management Obligations, Obligations in respect of Secured Hedge Agreements and contingent obligations in respect of which no claim has been made and (2) obligations in respect of Letters of Credit that have been backstopped or cash collateralized on terms satisfactory to the applicable Issuing Bank);

(B) a transfer of the property subject to such Lien as part of, or in connection with, a transaction that is permitted (or not prohibited) by the terms of the Loan Documents to any Person that is not a Loan Party;

(C) with respect to property owned by any Guarantor or with respect to which any Guarantor has rights, the release of such Guarantor from its obligations under its Guaranty pursuant to a Guaranty Release Event;

(D) the approval, authorization or ratification of the release of such Lien by the Required Lenders or by such percentage of the Lenders as may be required pursuant to Section 11.01;

(E) such property becoming an Excluded Asset or Excluded Equity Interest;

(F) as to the assets owned by such Excluded Subsidiary (or with respect to which an Excluded Subsidiary has rights), upon any Person becoming an Excluded Subsidiary;

(G) any Securitization Assets becoming subject to a Qualified Securitization Financing or being transferred or purported to be transferred by the Borrower or any Restricted Subsidiary in connection with a Qualified Securitization Financing; and/or

(H) in accordance with Section 6.11(b)(ii)(E) with respect to Mortgaged Property;

(ii) upon the request of the Borrower (such request, the “Release/Subordination Event”) it will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(d);

(iii) a Subsidiary Guarantor will be automatically and immediately released from its obligations under the Guaranty upon ~~(A)~~(A) such Subsidiary Guarantor ceasing to be a Subsidiary of the Borrower, ~~(B)~~(B) such Subsidiary Guarantor ceasing to be a Material Subsidiary, or ~~(C)~~(C) such Subsidiary Guarantor becoming an Excluded Subsidiary (clauses (A)-(C), each a “Guaranty Release Event”), and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees it will enter into, the necessary and advisable documents requested by the Borrower to (1) release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Guaranty and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary;

(iv) Notwithstanding anything to the contrary in this Section 10.11, the release of a Guaranty by a Subsidiary Guarantor and the release of a Lien on assets of a Subsidiary Guarantor securing the Obligations, in each case, solely as a result of such Subsidiary Guarantor becoming a Subsidiary that is not a wholly owned Subsidiary of a Loan Party, shall be conditioned upon the Borrower certifying to the Administrative Agent (via delivery of a certificate) that, after giving Pro Forma effect to such releases and the consummation of the transaction or transactions that caused such Subsidiary to become a Subsidiary that is not a wholly owned Subsidiary of a Loan Party, the Borrower would have been able to make an Investment in an amount equal to the fair market value of the equity of such non-wholly owned Subsidiary held by the Borrower or its Restricted Subsidiaries following such transaction or transactions.

(b) Release Actions; Release Certificates. Each Agent, each Lender and each other Secured Party agrees that it will promptly take such action and execute any such documents as may be reasonably requested by the Borrower (such actions and such execution, the “Release Actions”), at the Borrower’s sole cost and expense, in connection with a Lien Release Event, Release/ Subordination Event or Guaranty Release Event and that such actions are not discretionary. Without limitation, the Release Actions may include, as applicable, (a) executing (if required) and delivering to the Loan Parties (or any designee of the Loan Parties) any such lien releases, mortgage releases or assignments of mortgages, discharges of security interests, pledges and guarantees and other similar discharge or release documents, as are reasonably requested by a Loan Party in connection with the release or assignment, as of record, of the Liens (and all notices of security interests and Liens previously filed) the subject of a Lien Release Event or Release/Subordination Event or the release of any applicable Guarantee in connection with a Guaranty Release Event and (b) delivering to the Loan Parties (or any designee of the Loan Parties) all instruments evidencing pledged debt and all equity certificates and any other collateral previously delivered in physical form by the Loan Parties to a Secured Party. Without limitation of any other provision set forth in the Loan Documents, each Secured Party (other than the Administrative Agent or the Collateral Agent) agrees that an executed Release Certificate (as defined below) and in each case of a release of Collateral, a form UCC-3 amendment describing the Collateral to be deleted in a manner reasonably satisfactory to the Collateral Agent (it being agreed that a form UCC-3 delivered to the Collateral Agent shall be deemed to be acceptable unless the Collateral Agent delivers a notice to the Borrower within five Business Days of such delivery describing in reasonable detail why the consent of such form is not acceptable), provided to the Collateral Agent in connection with a Release/Subordination Event or a Guaranty Release Event shall be deemed an authenticated demand from a debtor duly delivered under Section 9-513(c) of the UCC and that the Loan Parties shall have the rights provided by Section 9-509 of the UCC with respect to any such demand; provided that the applicable time period set forth in Section 9-513(c) shall be deemed to be an acceptable time period determined by the Collateral Agent, and in any event ten Business Days.

In connection with any Lien Release Event, Release/Subordination Event, Guaranty Release Event or Release Action, each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on an executed officer’s certificate of the Borrower (the “Release Certificate”) confirming that (a) such Lien Release Event, Release/Subordination Event or a Guaranty Release Event, as applicable, has occurred or will upon consummation of one or more identified transactions (an “Identified Transaction”) occur, (b) the conditions to any such Lien Release Event, Release/Subordination Event or Guaranty Release Event have been satisfied or will be satisfied upon consummation of an Identified Transaction, and (c) that any such Identified Transaction is permitted by (or not prohibited by) the Loan Documents. The Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any Release Action. A Release Certificate may be delivered in advance of the consummation of any applicable Identified Transaction.

Each Lender and each Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take the Release Actions and consents to reliance on the Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 10.11. Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any Identified Transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each relevant Agent, each Lender and each other Secured Party agrees that following its receipt of an applicable Release Certificate it will take all Release Actions promptly upon request of the Borrower and in any event not later than the date that is (i) the third Business Day following the date Release Certificate is delivered to the Administrative Agent and (ii) the date any applicable Identified Transaction described in the Release Certificate is consummated (such later date, the “Release Date”). Notwithstanding the foregoing, nothing set forth in this Section 10.11 shall relieve or release any Loan Party from any liability resulting from a Default or Event of Default that results from an Identified Transaction or misrepresentation or omission in any Release Certificate.

(c) Enforcement; Collective Action.

(i) Collective Actions. Each Agent, each Lender, each Issuing Bank and each other Secured Party irrevocably authorizes the Administrative Agent and the Collateral Agent to be its sole and exclusive agent for, and its sole and exclusive representative with respect to, enforcement of the Loan Documents and all rights and remedies related to the Transactions and the Obligations. Without limitation of the foregoing, each Agent, each Lender and each other Secured Party agrees that, notwithstanding anything to the contrary in any Loan Document:

(A) the Administrative Agent and the Collateral Agent will have the sole and exclusive right and ability (exercisable only at the direction of the Required Lenders or in its discretion),

(I) to exercise all rights and remedies of each Agent, each Lender, each other Secured Party and any other Person arising under, in connection with, or pertaining to the Loan Documents, the Transactions or the Obligations, including with respect to any breach of a representation or warranty, an affirmative covenant, a negative covenant, a financial covenant, any provision relating to amendments or waivers (including Section 11.01(b) and Section 11.01(c)), any provision relating to assignments, any implied covenant (including any implied covenant of good faith and fair dealing), to the extent not waived or any other similar implied obligations and any rights of a Lender or other Secured Party as a creditor under Applicable Law or to bring any Cause of Action relating to the Loan Documents, the Transactions or the Obligations, and including in connection with any amendment, modification, waiver or restatement of, any restructuring or restructuring transaction related to or undertaken in connection with, or any interpretation of the provisions of, any Loan Document or Obligation;

(II) to exercise any rights of self-help or other rights or Causes of Action available under Applicable Law (including in equity) against any Loan Party, any Restricted Subsidiary, any direct or indirect holder of an Equity Interest in a Loan Party, any Affiliate of the foregoing Persons and their respective directors, officers, or employees, in each case, with respect to or arising out of or in connection with the Transactions, the Obligations or the Loan Documents (including with respect to any derivative claims); and

(III) to assert or allege the existence or occurrence of, or support or participate in any other Person asserting or alleging the existence of, any Default or Event of Default or any other Cause of Action related to the Loan Documents, the Transactions or the Obligations against any Loan Party or any other Person

(collectively, the “Collective Rights and Remedies”);

(B) the authority to enforce, assert or allege any Collective Right and Remedy is vested exclusively in, and all Causes of Action, actions and proceedings at law or in equity in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (other than with respect to the Collateral Documents) or the Collateral Agent (with respect to the Collateral Documents) in accordance with this Article IX for the benefit of all the Lenders and the Issuing Banks and no Lender or other Secured Party shall have any right individually to enforce, assert or allege (and each agrees not to individually enforce, assert or allege) any Collective Rights and Remedies, including to realize upon any of the Collateral or to enforce the terms of this Agreement or any other Loan Document or enforce rights or remedies thereunder, it being understood and agreed that Collective Rights and Remedies, including all powers, rights and remedies under this Agreement and under any of the other Loan Documents, may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, and each Secured Party agrees to commence, support or participate in actions or proceedings relating to the Obligations only in a manner consistent with the foregoing provisions; and neither any Lender nor any other Secured Party will (and each such Person will take such actions as may be required or advisable so that none of its Affiliates will) initiate, support or participate in any action, proceeding, or other Cause of Action relating to the Loan Documents, the Transactions or the Obligations, judicial or otherwise, in connection with a Collective Right and Remedy, or otherwise initiate, support or participate in the exercise a Collective Rights and Remedy, other than,

(I) through the Required Lenders’ direction of the Administrative Agent or Collateral Agent in exercising such rights and remedies;

(II) any Lender exercising any right of setoff in accordance with Section 11.09 (subject to the terms of Section 2.15);

(III) any Issuing Bank from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents;

(IV) any Lender filing proofs of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and

(V) the Administrative Agent, or the Collateral Agent exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents;

(C) if (notwithstanding the foregoing) any Lender or any Secured Party (or any of their respective Affiliates) initiates, supports or participates in any action, proceeding or other Cause of Action, judicial or otherwise, in violation of this Agreement (including this clause (C), such a proceeding, a “Prohibited Proceeding”) then the Lender or Secured Party that initiates, supports or participates such an action, proceeding or Cause of Action (or that is Affiliated with the Person doing so) shall immediately cause such action, proceeding or Cause of Action to be dismissed (with prejudice);

(D) prior to taking any action with respect to Collective Rights and Remedies, at the request of the Administrative Agent or Collateral Agent, the Lenders instructing the Administrative Agent or Collateral Agent shall post cash indemnity with the Administrative Agent for the benefit of the Administrative Agent, the Collateral Agent and their respective Related Parties, of not less than the sum of (I) all fees, costs and expenses that the Administrative Agent determines, in its sole discretion, could foreseeably be incurred in connection with such action and (II) the amount of any claims, obligations or liability, via counter-claims or otherwise, that either the Administrative Agent or the Collateral Agent determines, in its sole discretion, could foreseeably be awarded to the defendants in connection with such action. Such cash indemnity shall either be deposited directly with the Administrative Agent or deposited with a third-party escrow agent, subject to terms and conditions as determined by the Administrative Agent in its sole discretion, in each case, prior to the commencement of such action; and

(E) the foregoing provisions may be pleaded by any Loan Party as a full and complete defense to any Prohibited Proceeding and may be used as a basis for an injunction against any action, suit or other proceeding (without any need to post a bond or other indemnity), and each of the Loan Parties and the Secured Parties confirms that the foregoing provisions of this clause (c) are a material provision of this Agreement and the other Loan Documents and in light of their agreed salutary purpose and effect are not intended to be construed strictly or read narrowly.

(ii) Forbearance. For the avoidance of doubt, the Required Lenders (or the Collateral Agent and the Administrative Agent, acting at the direction of the Required Lenders) shall be entitled to agree on behalf of all Lenders and all other Secured Parties to forebear from the exercise of any or all of the rights and remedies available under the Loan Documents or Applicable Law to a Lender or any other Secured Party in connection with any and all Defaults, Events of Default or other breaches of a Loan Document and may, in their election, subject such forbearance to such conditions as they deem appropriate in their discretion.

(d) Cost/Benefit Determinations. No provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent (which shall be conclusive if confirmed by the Required Lenders), the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby.

(e) Extensions of Deadlines. The Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(f) Enforcement by Third Parties. The foregoing provisions of this Section 10.11, may be enforced against any Secured Party by the Required Lenders, the Collateral Agent, the Administrative Agent, the Borrower or any of the Borrower’s Affiliates, and each Secured Party expressly acknowledges and agrees that the provisions of this Section 10.11 shall be available as a defense of the Borrower (or any of its Affiliates) in any action, proceeding or remedial procedure, with any such Affiliates being express third party beneficiaries of such provisions. Each Secured Party, whether or not a party hereto, will be deemed by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations to have agreed to the provisions of this Section 10.11.

SECTION 10.12 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(a) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Sections 11.04 and 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(b) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 10.13 Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the Lenders acknowledge that the Intercreditor Agreements will be binding upon them. Each Lender (i) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the definitive documents governing such Indebtedness, which liens shall be subject to the terms and conditions of any Intercreditor Agreement, (ii) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and (iii) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 10.14 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10.15 Withholding Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective), or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 10.15. For the avoidance of doubt, for purposes of this Section 10.15, the term “Lender” includes any Issuing Bank.

SECTION 10.16 Certain ERISA Matters.

(b) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(c) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 10.17 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder (a “Rescindable Amount”) in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE XI

Miscellaneous

SECTION 11.01 Amendments, Waivers, Etc.

(a) General Rule. Except as otherwise set forth in this Agreement (including the following clauses of this Section), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, any other Loan Party or any Restricted Subsidiary therefrom, shall be effective unless in writing and consented to or signed by the Required Lenders (or by the Administrative Agent with the consent of, or ratification by, the Required Lenders, or such other number or percentage of Lenders as may be specified herein) and the Borrower or any other Loan Party (the “Required Consents”). Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Specific Approvals. Notwithstanding the provisions of Section 11.01(a), no amendment, waiver or consent with respect to which the Required Consents are required pursuant to Section 11.01(a) and shall have been obtained shall, expressly by its terms:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender or extend the final expiration date of any Letter of Credit beyond the stated expiration date for such Letter of Credit without the written consent of the applicable Issuing Bank, it being understood that an amendment or waiver of, or a consent with respect to, any condition precedent set forth in Section 4.02, any Default (including with respect to grace periods), Event of Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an extension or increase of any Commitment of any Lender or an extension of the final expiration date of any Letter of Credit; or

(ii) reduce the principal of, or the rate of interest on, any Loan without the written consent of each Lender entitled to such principal or interest; postpone any date scheduled for any payment of principal or interest on a Loan held by any Lender without the written consent of such Lender; reduce or postpone any date scheduled for any payment of any fees payable to any Lender or with respect to a Letter of Credit under any Loan Document (including fees payable with respect to a Letter of Credit and fees payable under Section 2.11(b)) without the written consent of the Lender or other Person entitled to such fees thereunder; it being understood that,

(A) an amendment or waiver of, or a consent with respect to, any

(1) condition precedent set forth in Section 4.02;

(2) Default (including with respect to grace periods) or Event of Default;

(3) mandatory prepayment of the Loans or mandatory reduction of Commitments;

(4) measure of financial or operational performance (including First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio and any component of such definitions); or

(5) term providing for or requiring an adjustment of an interest rate or fee (1) upon the occurrence of specific events, including any “MFN” or similar provision (including Section 2.16(h)) or (2) following or during the continuation of a Default or Event of Default (including the definition of “Default Rate”);

shall not constitute such a reduction or postponement;

(B) an amendment or waiver of, or a consent in connection with Section 3.03, including amendments, waivers and consents effected pursuant to Section 11.01(g) or Section 11.01(e) shall not constitute such a reduction or postponement; and

(C) an amendment, waiver or consent by the Required Revolving Lenders to postpone, reduce or waive commitment fees as set forth in the paragraph immediately succeeding the table in the definition of “Applicable Commitment Fee”; the Required Revolving Lenders to postpone, reduce or waive interest with respect to Revolving Loans as set forth in the paragraph immediately succeeding the table in the definition of “Applicable Rate”; the Required Facility Lenders of interest with respect to any 2024-2 Refinancing Term Loans or any 2026 Incremental Term Loans, as applicable, as set forth in the paragraph immediately succeeding the table in the definition of “Applicable Rate”; the Required Facility Lenders with respect to a Facility that is subject to a paragraph or other provision relating to pricing step-downs or adjustments, of such paragraph or provision, in each case, shall not constitute such a reduction or postponement; or

(iii) change (A) any provision of this Section 11.01(b) without the written consent of the Lenders or other Persons from whom consent would have been required for an amendment pursuant to such provision, (B) the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender, (C) the definition of “Required Facility Lenders” as it applies to any Facility without the written consent of each Lender in such Facility, (D) any other provision specifying the Loans or Commitments required to take any action under the Loan Documents without the written consent of each Lender holding such Loans or Commitments or (E) the definition of “Required Revolving Lenders” without the consent of each Revolving Lender; or

(iv) other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, release Liens on all or substantially all of the Collateral securing any Facility, without the written consent of each Lender under such Facility, it being agreed that (for the avoidance of doubt) a subordination of Liens on the Collateral shall not be subject to the provisions of Section 11.01(b); or

(v) other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, release all or substantially all of the aggregate value of the Guaranties provided by the Guarantors with respect to a Facility, without the written consent of each Lender under such Facility, it being agreed that (for the avoidance of doubt) a subordination of the Obligations in right of payment or otherwise shall not be subject to the provisions of Section 11.01(b); or

(vi) modify the express terms of Section 2.15 in a manner that adversely affects the pro rata sharing provisions thereof with respect to any particular Facility, without the written consent of the applicable Required Facility Lenders, it being agreed that amendments, waiver, or consents to provisions of the Loan Documents relating to voluntary or mandatory prepayments or relating to assignments or participations of Loans shall not be subject to the provisions of Section 11.01(b);

(vii) adversely affect the rights or duties of, or any fees or other amounts payable to, such Issuing Bank in its capacity as such, under this Agreement, any Issuance Notice or any other Loan Document relating to any Letter of Credit issued or to be issued by it, unless in writing and signed by an Issuing Bank; or

(viii) adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, in its capacity as such, under this Agreement or any other Loan Document, unless in writing and signed by the Administrative Agent; or

(ix) adversely affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent, in its capacity as such, under this Agreement or any other Loan Document, unless in writing and signed by the Collateral Agent; or

(x) amend or waive Section 11.07(g) without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, or waiver; or

(xi) effect an amendment that by its terms materially and adversely affects the rights of Lenders under the Revolving Facility or such other any applicable Facility in respect of payments made pursuant to Section 9.03 in a manner that is materially and adversely different from the manner in which such amendment affects the rights of Lenders under other Facilities outstanding immediately prior to the consummation of such amendment in respect of such payments, as determined by the Borrower in good faith without the consent of the Required Revolving Lenders with respect to the Revolving Facility and the consent of the Required Facility Lenders with respect to any other applicable Facility outstanding immediately prior to the consummation of such amendment.

(c) Other Approval Requirements. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b),

(i) the consent of only the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders) shall be required to amend, waive, add or otherwise modify (A) any provision of the paragraph immediately succeeding the first table in the definition of “Applicable Rate” in Section 1.01 which provides for an agreement, consent or waiver by the Required Revolving Lenders or (B) any other provisions by their terms would apply solely to the Revolving Facility;

(ii) the Borrower may amend or otherwise modify any provision of the Loan Documents in a manner that is more favorable to the Lenders (as determined by the Borrower in good faith) at any time, without the consent of the Administrative Agent or any Lender; provided that such amendment or modification shall not be effective until the Borrower delivers such amendment or modification to the Administrative Agent;

(iii) this Agreement and the other Loan Documents may be amended (or amended and restated) to effect an Incremental Amendment, Extension Amendment and/or Refinancing Amendment, in each case solely in accordance with the terms set forth in this Agreement with respect thereto, and pursuant to clauses (f), (g) and (h) below, in each case solely in accordance with the terms set forth in such clauses;

(iv) amendments and waivers of any provision of any Refinancing Amendment, Incremental Amendment or Extension Amendment, and consents to any departure by the Borrower, any other Loan Party or any Restricted Subsidiary therefrom or from the terms of any applicable Facility created thereby, may be effected with the consent of only the Required Facility Lenders party thereto, and shall not require (but may be effected with) consent of the Required Lenders or any other Person, unless such amendments provide otherwise pursuant to their terms;

(v) this Agreement and the other Loan Documents may be amended (or amended and restated) to correct or clarify any error, ambiguity, omission, defect or inconsistency, in each case, in any provision of a Loan Documents that is identified by the Borrower and the Administrative Agent, without the consent of any Lender;

(vi) this Agreement and the other Loan Documents may be amended (or amended and restated) to correct or clarify any error, ambiguity, omission, defect or inconsistency in any provision of a Loan Document that is identified by the Borrower and the Required Lenders (it being agreed that any such determination or identification by Required Lenders of an error, ambiguity, omission, defect or inconsistency shall be conclusive), without the consent of any other Person; and

(vii) an amendment or waiver of, or a consent with respect to, any fee letter or side letter executed in connection with a Facility shall require the consent of only the parties thereto, unless otherwise specified therein.

(d) Intercreditor Agreement. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b), no Lender or Issuing Bank consent is required to effect any amendment or supplement to an Intercreditor Agreement or any other intercreditor agreement that is,

(i) for the purpose of adding the holders of Pari Passu Lien Debt, Junior Lien Debt, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt or other Indebtedness unless such other Indebtedness and any related Liens (including the priority of such Liens) are prohibited by Section 7.01 and Section 7.03 (or a Debt Representative with respect to any such Indebtedness with respect to which it is a representative or agent) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or

(ii) expressly contemplated by this Agreement (including pursuant to a Release/Subordination Event or Section 10.13), an Intercreditor Agreement or any other intercreditor agreement.

(e) Financial Covenants. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b), unless and until a Financial Covenant Cross Default has occurred and remains continuing, the consent of only the Required Revolving Lenders shall be necessary to, and upon the occurrence and continuance of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to (i) waive or consent to any Financial Covenant Event of Default or amend or modify the terms of, or waive or consent to any Default or Event of Default with respect to, Section 9.02(b) (including the related definitions as used in such Section, but not as used in other Sections of this Agreement) and no such amendment, modification, waiver or consent shall be permitted (1) without the consent of the Required Revolving Lenders (unless and until a Financial Covenant Cross Default has occurred) and (2) without the consent of the Required Lenders (upon the occurrence and during the continuance of a Financial Covenant Cross Default) or (ii) amend this sentence. Notwithstanding that, upon the occurrence of a Financial Covenant Cross Default, the consent of the Required Lenders shall be necessary to waive or consent to any Default or Event of Default resulting from a Financial Covenant Event of Default as set forth in the immediately preceding sentence, only the consent of the Required Revolving Lenders shall be necessary to (a) amend or modify the terms and provisions of Section 8.01 and/or Section 8.02 (in each case, whether or not a Financial Covenant Cross Default has occurred) and/or (b) amend this sentence.

(f) Additional Facilities and Replacement Loans. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b):

(i) Additional Facilities. The Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower (A) to add one or more additional credit facilities (“Additional Credit Facilities”) to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (C) to reflect the terms and conditions of such Additional Credit Facility, which shall be as agreed between the Borrower and the Persons providing such Additional Credit Facility.

(ii) Replacement Loans. The Loan Documents may be amended with the written consent of only the Borrower and the Persons providing Replacement Loans (as defined below) (A) to permit the refinancing, replacement or exchange of all or any portion of the outstanding Term Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder, (B) to include appropriately the Lenders holding Replacement Loans in any determination of the Required Lenders and (C) to reflect the terms and conditions of such Replacement Loans, which shall be as agreed between the Borrower and the Persons providing such Replacement Loans; provided that the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, plus (1) the amount of all unpaid, accrued, or capitalized interest, penalties, premiums (including tender premiums), and other amounts payable with respect to any such Refinanced Loans and (2) underwriting discounts, fees, commissions, costs, expenses and other amounts payable with respect to such Replacement Loans.

(g) Certain Amendments to Guaranty and Collateral Documents. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b), the Guaranty, the Collateral Documents and related documents executed by Holdings, the Borrower and/or the Restricted Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects (as reasonably determined by the Administrative Agent and the Borrower) or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

(h) Rules for Specific Lenders.

(i) Defaulting Lenders. No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Facility Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(ii) Disqualified Lenders and Net Short Lenders. Disqualified Lenders and Net Short Lenders shall be subject to the provisions of Section 11.27.

(iii) Affiliated Lenders. Affiliated Lenders shall be subject to the provisions of Section 11.07(h).

(iv) Payments for Consent. The Loan Parties and their Restricted Subsidiaries (i) may negotiate with one or more Lenders or other Secured Parties as it determines in its discretion with respect to any amendment, waiver or consent under a Loan Document and (ii) may, directly or indirectly, pay or cause to be paid any consideration (cash or otherwise) to or for the benefit of any Lender or other Secured Party for or as an inducement to receiving a consent, waiver or amendment from such Lender or Secured Party of any of the terms or provisions of this Agreement or any other Loan Documents as it may determine, regardless of whether such consideration is offered to be paid (or is paid) to all Lenders or other Secured Parties. The payment of any such consideration shall be as agreed between the Borrower any such Lender or other Secured Party, and payment of any such consideration may be made subject to such terms and conditions (including the time frame within which to provide a consent) as may be determined by the Borrower in its sole discretion.

SECTION 11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Issuing Banks, the Collateral Agent or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, fax number, electronic mail addresses or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices deposited in the United States mail with postage prepaid and properly addressed shall be deemed to have been given within three Business Days of such deposit; provided that no notice to any Agent shall be effective until received by such Agent. Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communication. Notices and other communications to any Agent, the Lenders, and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, Lender or the Issuing Banks pursuant to Article II if such Person, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Each Loan Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, any Lender or any Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS OR IN THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Lead Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Loan Party, each Lender, each Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Borrower Materials on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(f) Change of Address. Each of Holdings, the Borrower, the Administrative Agent, and the Issuing Banks may change its address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(g) Reliance by the Administrative Agent, the Issuing Banks and the Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices and Issuance Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. The Borrower shall indemnify the Administrative Agent, the Issuing Banks and the Lenders and each Agent-Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h) Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information with respect to Holdings, its Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has (A) any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents and (B) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

SECTION 11.03 No Waiver; Cumulative Remedies. No forbearance, failure or delay by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and independent of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article IX for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.15) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Article IX and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

SECTION 11.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date ~~or~~, the Fifth Amendment Effective Date or the Seventh Amendment Effective Date, as applicable, occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents and the Issuing Banks for all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date, Fifth Amendment Effective Date or the ~~Fifth~~Seventh Amendment Effective Date, as applicable, in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks, and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks, and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of a conflict of interest between the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks, and the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including fees paid pursuant to this Agreement or any other Loan Document.

SECTION 11.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, any Supplemental Administrative Agent, the Collateral Agent, the Issuing Banks, each Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, directors, officers, directors, employees, agents, advisors, partners, shareholders, trustees, controlling persons, and other representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole),

(a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower),

(b) the Transaction,

(c) any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(d) any actual or alleged presence or release of, or exposure to, any Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Claim or Environmental Liability arising out of the activities or operations of or otherwise related to the Borrower or any other Loan Party, or

(e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”);

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final-non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (ii) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or Related Indemnified Person, or (iii) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent, an Issuing Bank, or a Lead Arranger (or other Agent role) under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 11.05 may be unenforceable in whole or in part because they are violative of any Applicable Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnified Person (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.05) shall be paid within twenty Business Days after written demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, or any Issuing Bank, replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply to Taxes, except it shall apply to any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim (including a value added Tax or similar tax charged with respect to the supply of legal or other services).

SECTION 11.06 Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender, the Collateral Agent or any Issuing Bank shall be under any obligation to marshal any assets in favor of the Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Lender or any Issuing Bank (or to the Administrative Agent, on behalf of any Lender or any Issuing Bank), or any Agent or any Lender enforces any security interests or exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04 or 7.11(b), assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except,

(i) to an assignee in accordance with the provisions of subsection (b) of this Section,

(ii) by way of participation in accordance with the provisions of subsection (d) of this Section,

(iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or

(iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.07(b), participations in Letters of Credit) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time held by it, in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and Revolving Loans at the time held by it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) with respect to any assignment not described in subsection (b)(i)(A) of this Section, such assignment shall be in an aggregate amount of not less than (1) with respect to the assigning Lender’s Term Loans, $1,000,000 and (2) with respect to the assigning Lender’s Revolving Commitment and Revolving Loans, $2,500,000, unless in each case of clauses (1) and (2) each of the Administrative Agent, and so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment of Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned, and each partial assignment of Revolving Commitments and/or Revolving Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Commitments and/or Revolving Loans being assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.07(b)(i)(B) of this Section and the following:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is made (a) with respect to Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund and (b) with respect to Revolving Commitments and Revolving Loans, to a Revolving Lender or an Affiliate of the assigning Revolving Lender; provided, however, that the Borrower shall be deemed to have consented to any assignment of Term Loans if the Borrower does not respond within ten Business Days of a written request for its consent with respect to such assignment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; provided, however, that the consent of the Administrative Agent shall not be required for any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender, except for the separate consent rights of the Administrative Agent pursuant to clause (h)(v) of this Section 11.07;

(C) [reserved]; and

(D) with respect to assignments of Revolving Loans and/or Revolving Commitments, each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (B) no processing and recordation fee shall be payable in connection with an assignments by or to a Lead Arranger or its Affiliates. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Sections 3.01(b), (c), (d) and (e), as applicable. Upon receipt of the processing and recordation fee and any written consent to assignment required by Section 11.07(b)(iii), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(v) No Assignments to Certain Persons. No such assignment shall be made,

(A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.07(a)(iv) or under subsection (l) below,

(B) subject to subsection (h) below, any of the Borrower’s Affiliates (other than Holdings or any of the Borrower’s Subsidiaries),

(C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause,

(D) to a natural person, or

(E) to a Disqualified Lender (or any of its Affiliates (other than any Affiliated Debt Fund)) or Lender who has become a Disqualified Lender (or any of its Affiliates (other than any Affiliated Debt Fund)).

To the extent that any assignment is purported to be made to a Disqualified Lender (notwithstanding clause (E) of the foregoing sentence), such Disqualified Lender shall be required immediately (and in any event within five Business Days) to assign all Loans and Commitments then owned by such Disqualified Lender to another Lender (other than a Defaulting Lender) or Eligible Assignee (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).

(vi) Defaulting Lenders Assignments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, subject to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement (except in the case of an assignment to or purchase by Holdings, the Borrower or any of Holdings’ Subsidiaries) and, to the extent of the interest assigned by such Assignment and Assumption and as permitted by this Section 11.07, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that anything contained in any of the Loan Documents to the contrary notwithstanding, each Issuing Bank shall continue to have all rights and obligations with respect to any Letters of Credit issued by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder. Upon request, and the surrender by the assigning Lender of its applicable Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations), Letter of Credit Borrowings and other amounts due under Section 2.04 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, Letter of Credit Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. This Section 11.07(c) and Section 2.13 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks, or any other Person sell participations to any Person (other than a natural person, a Disqualified Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of the first paragraph of Section 11.01 (other than clause (d) and (g) thereof) that directly and adversely affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Sections 3.01(b), (c), (d) and (e), as applicable (it being understood that the documentation required under such Sections shall be delivered to the participating Lender)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant ~~agrees to~~shall be subject to Section 2.15 as though it were a Lender. To the extent that any participation is purported to be made to a Disqualified Lender, such transaction shall be required immediately (and in any event within five Business Days) to be unwound and shall be deemed null and void (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a change in law that occurs after the Participant acquired the participation. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations) issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United States Treasury regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Liens on Loans. Any Lender may, at any time without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01, 3.04 and 3.05), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans and Commitments under this Agreement (including under Incremental Term Facilities) to a Person who is or will become, after such assignment, an Affiliated Lender (including any Affiliated Debt Fund) through (i) Dutch auctions open to all Lenders in accordance with the procedures set forth on Exhibit L or (ii) open market purchase on a non-pro rata basis, in each case subject to the following limitations applicable to Affiliated Lenders that are not Affiliated Debt Funds:

(i) Such Affiliated Lenders (A) will not receive information provided solely to Lenders by the Administrative Agent or any Lender except to the extent such materials are made available to the Borrower and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans or Commitments required to be delivered to Lenders pursuant to Article II, (B) will not receive the advice of counsel provided solely to the Administrative Agent or the Lenders, and (C) may not challenge the attorney-client privilege between the Administrative Agent and counsel to the Administrative Agent or between the Lenders and counsel to the Lenders;

(ii) the Assignment and Assumption will include either (A) a representation by the applicable Affiliated Lender acquiring or disposing of Term Loans in such assignment that, as of the date of any such purchase or sale, it is not in possession of material non-public information with respect to the Borrower, its Subsidiaries or their respective securities or (B) a statement by the applicable Affiliated Lender acquiring or disposing of Term Loans in such assignment that it cannot make the representation set forth in the foregoing clause (A);

(iii) (A) the aggregate principal amount of Term Loans held by all Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25% of the aggregate outstanding principal amount of all Term Loans at the time of purchase or assignment (such percentage, the “Affiliated Lender Term Loan Cap”), (B) unless otherwise agreed to in writing by the Required Facility Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders that are not Affiliated Debt Funds holding Term Loans with an aggregate principal amount in excess of the Affiliated Lender Term Loan Cap, shall in either case be effective with respect to such excess amount of the Term Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding the Affiliated Lender Term Loan Cap limitation or for any assignment being deemed null and void hereunder and (C) in the event of an acquisition pursuant to the last sentence of this clause (h) which would result in the Affiliated Lender Term Loan Cap being exceeded, the most recent assignment to an Affiliated Lender involved in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Term Loan Cap, would otherwise be exceeded;

(iv) Affiliated Lenders may not purchase Revolving Loans or Revolving Commitments; and

(v) as a condition to each assignment pursuant to this clause (h), (A) the Administrative Agent shall have been provided a notice in the form of Exhibit D-2 to this Agreement in connection with each assignment to an Affiliated Lender or an Affiliated Debt Fund or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender or an Affiliated Debt Fund, and (without limitation of the provisions of clause (iii) above) shall be under no obligation to record such assignment in the Register until three Business Days after receipt of such notice and (B) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (h)(iii) of this Section 11.07).

Each Affiliated Lender and each Affiliated Debt Fund agrees to notify the Administrative Agent promptly (and in any event within ten Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten Business Days) if it becomes an Affiliated Lender or an Affiliated Debt Fund. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit D-2.

(i) Voting Limitations. Notwithstanding anything in Section 11.01 or the definition of “Required Lenders” to the contrary:

(i) for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 11.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case, that does not require the consent of a specific Lender, each Lender or each affected Lender, or does not affect such Affiliated Lender that is not an Affiliated Debt Fund in a disproportionately adverse manner as compared to other Lenders holding similar obligations, Affiliated Lenders that are not Affiliated Debt Funds will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matters; and

(ii) Affiliated Debt Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in clause (i)(i) above.

(j) Insolvency Proceedings. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender that is not an Affiliated Debt Fund hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. The Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Section 11.07(j) and the related provisions set forth in each Assignment and Assumption entered into by an Affiliated Lender constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to vote on behalf of such Affiliated Lender as set forth in this Section 11.07(j).

(k) Resignation of Issuing Bank. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon thirty days’ notice to the Borrower and the Revolving Lenders, resign as an Issuing Bank; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank hereunder. In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that no failure by the

Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 2.04(c)). Upon the appointment by the Borrower of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(l) Assignments to Borrower, etc.

(i) Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom, assign all or a portion of its rights and obligations with respect to the Term Loans and the Term Loan Commitments under this Agreement to Holdings, the Borrower or any of its Subsidiaries through (i) Dutch auctions open to all Lenders in accordance with the procedures set forth on Exhibit L or (ii) open market purchase on a non-pro rata basis, in each case subject to the following limitations; provided, that:

(A) if the assignee is Holdings or a Restricted Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or

(B) if the assignee is the Borrower (including through contribution or transfers set forth in clause (A) above), (1) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer and (2) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; and

(C) if the proceeds of any Revolving Loans are used to finance such purchase and assignment, on a Pro Forma Basis for such assignment the Borrower’s Liquidity equals or exceeds 33% of the Revolving Commitments (whether or not drawn) as of the date of determination.

(ii) Any Affiliated Lender may, in its discretion (but is not required to), assign all or a portion of its rights and obligations with respect to the Term Loans and the Term Loan Commitments under this Agreement to Holdings, the Borrower or any of its Subsidiaries (regardless of whether any Default or Event of Default has occurred and is continuing or would result therefrom), on a non-pro rata basis, for purposes of cancelling such Term Loans or Term Loan Commitments, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for (A) debt on a dollar-for-dollar basis or (B) Equity Interests of the Borrower (or any of its direct or indirect parent entities) that are otherwise permitted to be incurred or issued by the Borrower (or such direct or indirect parent entity) at such time.

SECTION 11.08 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed,

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (a)),

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the Federal Reserve Bank or any other central bank or any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Collateral Agent, such Lead Arranger or such Lender or such Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation,

(d) to any other party hereto (it being understood that in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (d) but only to the extent that the list of such Disqualified Lenders is available to all Lenders upon request),

(e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f) subject to an agreement containing provisions at least as restrictive as those of this Section 11.08 (it being understood that in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (f) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request), to (i) any bona fide assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their obligations,

(g) with the prior written consent of the Borrower,

(h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender), or

(i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.08 or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lead Arranger, any Lender, any Issuing Bank, or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

In addition, each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section 11.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders acknowledges that (A) the Information may include Private-Side Information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of Private-Side Information and (C) it will handle such Private-Side Information in accordance with Applicable Law, including United States Federal and state securities Laws.

Notwithstanding anything to the contrary therein, nothing in any Loan Document shall require Holdings or any of their subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Applicable Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv).

SECTION 11.09 Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, the Letters of Credit and participations therein, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. If the rate of interest under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.

SECTION 11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in.pdf or .tif format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.12 Electronic Execution; Electronic Records; Counterparts. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption, in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 11.13 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuing Bank and each Lender, regardless of any investigation made by the Administrative Agent, any Issuing Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or issuance of a Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 11.04, 11.05 and 11.09 and the agreements of the Lenders set forth in Sections 2.15, 10.03 and 10.07 shall survive the satisfaction of the Termination Conditions, and the termination hereof.

SECTION 11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable in any jurisdiction, (a) the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 11.15 GOVERNING LAW.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD

ARRANGER) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 11.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAVIER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN

WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO AND THE LEAD ARRANGERS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 11.17 Limitation of Liability. The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its material obligations under this Agreement. In no event, shall any party hereto, any Loan Party or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party). Each party hereto (and by its acceptance of its appointment in such capacity, each Lead Arranger) hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 11.18 Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or any Lead Arranger of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or Trademark; provided that any such Trademarks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Borrower or any of its Subsidiaries or the reputation or goodwill of any of them. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and such Lead Arranger, as applicable.

SECTION 11.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 11.20 Service of Process. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 11.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding that: (a) (i) the transactions contemplated by the Loan

Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents, the Lenders, the Issuing Banks, and the Lead Arrangers on the one hand, and the Loan Parties and their Affiliates, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agents, the Issuing Banks, and the Lead Arrangers are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, its stockholders or its Affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters), or any other Person and (ii) none of the Agents, the Issuing Banks, the Lead Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Issuing Banks, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates, and none of the Agents, the Issuing Banks, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.22 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender and each Issuing Bank that each such Lender or each such Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent, each Lender and each Issuing Bank and their respective successors and assigns.

SECTION 11.23 Obligations Several; Independent Nature of Lender’s Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 11.24 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 11.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

SECTION 11.26 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.27 Disqualified Lenders and Net Short Positions .

(a) Replacement of Disqualified Lenders and Net Short Lenders.

(i) To the extent that any assignment or participation is made or purported to be made to a Disqualified Lender or Net Short Lender (notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders and Net Short Lenders), or if any Lender or Participant becomes a Disqualified Lender or Net Short Lender, in each case, without limiting any other provision of the Loan Documents,

(A) upon the request of the Borrower, such Disqualified Lender or Net Short Lender shall be required immediately (and in any event within five Business Days) to assign all or any portion of the Loans and Commitments then owned by such Disqualified Lender or Net Short Lender (or held as a participation) to another Lender (other than a Defaulting Lender or another Disqualified Lender or Net Short Lender), Eligible Assignee or the Borrower, and

(B) the Borrower shall have the right to prepay all or any portion of the Loans and Commitments then owned by such Disqualified Lender or Net Short Lender (or held as a participation), and if applicable, terminate the Commitments of such Disqualified Lender or Net Short Lender, in whole or in part.

(ii) Any such assignment or prepayment shall be made in exchange for an amount equal to the lesser of (A) the face principal amount of the Loans so assigned, (B) the amount that such Disqualified Lender paid to acquire such Commitments and/or Loans, and (C) the then quoted trading price for such Loans or participations, in each case without interest thereon (it being understood that if the effective date of any such assignment is not an interest payment date, such assignee shall be entitled to receive on the next succeeding interest payment date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the interest payment date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)).

(iii) The Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 11.27. In addition, in connection with any such assignment, (A) if such Disqualified Lender or Net Short Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified Lender or Net Short Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this section, then such Disqualified Lender or Net Short Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or Net Short Lender, and the Administrative Agent shall record such assignment in the Register, (B) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender or Net Short Lender paid to acquire Commitments and/or Loans from such Lender and (C) each Lender that is a Disqualified Lender or Net Short Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(b) Amendments, Consents and Waivers under the Loan Documents. No Disqualified Lender and no Net Short Lender shall have the right to approve or disapprove any amendment, waiver or consent pursuant to Section 11.01 or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders or Required Facility Lenders) have provided any amendment, waiver or consent pursuant to Section 11.01 or under any other Loan Document:

(i) Disqualified Lenders and Net Short Lenders shall not be considered, and

(i) Disqualified Lenders and Net Short Lenders shall be deemed to have consented to any such amendment, waiver or consent with respect to its interest as a Lender in the same proportion as the allocation of voting, and

(ii) any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Facility Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Disqualified Lenders or Net Short Lenders with respect to such matter by Lenders who are not Disqualified Lenders or Net Short Lenders, as applicable; and

provided that (A) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Disqualified Lender more adversely than other affected Lenders shall require the consent of such Disqualified Lender.

Each Lender that is not an Unrestricted Lender that delivers a written consent to any amendment, waiver or consent pursuant to Section 11.01 or under any other Loan Document shall concurrently deliver (or in the absence of any written Net Short Representation will be deemed to have delivered, concurrently with providing such consent) to the Borrower (with a copy to the Administrative Agent) a Net Short Representation.

(c) Limitation on Rights and Privileges of Disqualified Lenders. Except as otherwise provided in Section 11.27(b)(iii), no Disqualified Lenders shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in respect of the exercise of remedies with respect to the Loans or other Obligations. Further, no Disqualified Lender that purports to be a Lender or Participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified Lender from becoming Lender or Participant) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting (other than to the extent provided in Section 11.27(b)), and shall be deemed for all purposes to be, at most, a Defaulting Lender until such time as such Disqualified Lender no longer owns any Loans or Commitments.

(d) Survival. The provisions of this Section 11.27 shall apply and survive with respect to each Lender and Participant notwithstanding that any such Person may have ceased to be a Lender or Participant hereunder or this Agreement may have been terminated.

(e) Administrative Agent.

(i) Reliance. The Administrative Agent shall be entitled to rely conclusively on any Net Short Representation delivered, provided or made (or deemed delivered, provided or made) to it in accordance with this Agreement, shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation, verify any statements in any officer’s certificate delivered to it, or otherwise make any calculations, investigations or determinations with respect to any Derivative Instruments or Net Short Positions or any Person. The Administrative Agent shall have no liability to the Borrower, any Lender or any other Person in acting in good faith on any notice of Default or acceleration.

(i) Disqualified Lender Lists. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

(ii) Liability Limitations. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or participant is a Disqualified Lender or Net Short Lender, (B) have any liability with respect to or arising out of any assignment or participation of commitments or loans, or disclosure of confidential information (including Information), to any Disqualified Lender or Net Short Lender or (C) have any liability to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.

(f) Information. Each Disqualified Lender agrees that, upon the Borrower’s request, it will confirm whether it has received any Information. If it has received any Information, such Disqualified Lender (i) will inform the Borrower, with specificity, what Information it has received, (ii) agree that it will (and has) used such Information solely for the purpose of evaluating its ownership of Loans (or Participations) and that it has not (and will not) use such Information for any other purpose, and (iii) upon the Borrower’s request, destroy all Information in its possession and provide written confirmation of such destruction to the Borrower.

(g) Insolvency Proceedings. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Disqualified Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is a Disqualified Lender, such Disqualified Lender irrevocably agrees (i) not to vote in any such proceeding, (ii) if such Disqualified Lender does vote in such proceeding notwithstanding the restriction in the foregoing clause (i), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (iii) not to contest any request by any party for a determination by a court of competent jurisdiction effectuating the foregoing clause (ii). Each Disqualified Lender hereby irrevocably appoints the Administrative Agent (such appointment being couple with an interest) as such Disqualified Lender’s attorney-in-fact, with full authority in the place and stead of such Disqualified Lender and in the name of such Disqualified Lender, from time to time in the Administrative Agent’s discretion to take any action and execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section, including to ensure that any vote of such Disqualified Lender’s on any proceeding is withdrawn or otherwise not counted. The Lenders and each Disqualified Lender agree and acknowledge that the provisions set forth in this clause (g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower of any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable.

[SIGNATURE PAGES INTENTIONALLY OMITTED.]

Exhibit B

[See attached.]